Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FOUNDER SPAC,

as the Acquiror,

RAVENCLAW MERGER SUB LLC,
as Merger Sub LLC,

RAVENCLAW MERGER SUB CORPORATION 1, as Merger Sub Inc. 1,

RAVENCLAW MERGER SUB CORPORATION 2, as Merger Sub Inc. 2, and

RAVENCLAW MERGER SUB CORPORATION 3, as Merger Sub Inc. 3,

(collectively, Blocker Merger Subs),

Boom Clover Business Limited, as Blocker Company 1,

NZSF Frontier Investments Inc., as Blocker Company 2, and

PLC Blocker A LLC, as Blocker Company 3,

(collectively, Blocker Companies),

and

Rubicon Technologies, LLC
as the Company

Dated as of December 15, 2021

i

ii

Exhibit A – Form of Domesticated Charter

Exhibit B – Form of Domesticated Bylaws

Exhibit C – Form of A&R LLCA

Exhibit D – Sponsor Support Agreement

Exhibit E – Form of Voting Agreement

Exhibit F – Form of Lock-Up Agreement

Exhibit G – Form of Subscription Agreement

Exhibit H – Form of Tax Receivable Agreement

Exhibit I – Form of Registration Rights Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 15, 2021 by and among (i) FOUNDER SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Acquiror”), (ii) RAVENCLAW MERGER SUB LLC, a Delaware limited liability company and wholly-owned subsidiary of the Acquiror (“Merger Sub LLC”), (iii) RAVENCLAW MERGER SUB CORPORATION 1, a Delaware corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub Inc. 1”), (iv) RAVENCLAW MERGER SUB CORPORATION 2, a Delaware corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub Inc. 2”), (v) RAVENCLAW MERGER SUB CORPORATION 3, a Delaware corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub Inc. 3” and together with Merger Sub Inc. 1 and Merger Sub Inc. 2, “Blocker Merger Subs” and, Blocker Merger Subs, Merger Sub LLC and the Acquiror, collectively, the “Acquiror Entities”), (vi) Boom Clover Business Limited, a British Virgin Islands corporation (“Blocker Company 1”), (vii) NZSF Frontier Investments Inc., a Delaware corporation (“Blocker Company 2”), (viii) PLC Blocker A LLC, a Delaware limited liability company (“Blocker Company 3” and, together with Blocker Company 1 and Blocker Company 2, each a “Blocker Company” and collectively, the “Blocker Companies”), and (ix) Rubicon Technologies, LLC, a Delaware limited liability company (the “Company” and, together with its Subsidiaries, the “Rubicon Companies”). The Acquiror, Merger Sub LLC, the Blocker Merger Subs, the Blocker Companies, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

B. The Acquiror owns all of the issued and outstanding equity interests of Merger Sub LLC and Blocker Merger Subs, which were formed for the sole purpose of the Mergers (as defined below);

C. Prior to the consummation of the Mergers (as defined below), at or prior to the Closing, the Acquiror shall transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate (the “Domestication”) as a Delaware corporation (“Surviving Pubco”) in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (as amended, the “CICA”);

D. Concurrently with the Domestication, the Acquiror shall file a certificate of incorporation substantially in the form attached as Exhibit A hereto (the “Domesticated Charter”) with the Secretary of State of Delaware (the “DE SOS”), pursuant to which Acquiror will change its name to Rubicon Technologies, Inc., and adopt bylaws substantially in the form attached as Exhibit B hereto (the “Domesticated Bylaws”), with such changes as may be agreed in writing by the Acquiror and the Company;

E. At the effective time of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Surviving Pubco Class A Shares”); (ii) each then issued and outstanding Acquiror Class B Ordinary Share (as defined below) shall convert automatically, on a one-for-one basis, into one Surviving Pubco Class A Share; (iii) each then issued and outstanding Acquiror Public Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one Surviving Pubco Class A Share (“Surviving Pubco Public Warrant”); (iv) each then issued and outstanding Acquiror Private Placement Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one Surviving Pubco Class A Share (“Surviving Pubco Private Placement Warrant”), pursuant to the Warrant Agreement; and (v) each then issued and outstanding unit of Acquiror, which consists of one Acquiror Class A Ordinary Share and one-half of one Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, convert automatically, into one Surviving Pubco Class A Share and one-half of one Surviving Pubco Public Warrant;

F. Following the Domestication, but prior to the Merger (as defined below), Surviving Pubco will contribute to Merger Sub LLC (i) all of the cash and cash equivalents in the Trust Account as of the Effective Time, (ii) the proceeds from the PIPE Investment and (iii) a number of Surviving Pubco Class V Shares;

G. Upon the terms and subject to the conditions set forth herein, following the Domestication, the Parties intend to effect a business combination transaction pursuant to which Merger Sub LLC will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Company”), whereby the LLC Agreement of the Surviving Company will be amended and restated substantially in the form attached as Exhibit C (the “A&R LLCA”), pursuant to which the ownership interests of the Surviving Company will be recapitalized into Class A Units and Class B Units and the Surviving Pubco will be admitted as the managing member of the Surviving Company;

H. Immediately following the effectiveness of the A&R LLCA and upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), the mergers among the Surviving Pubco, Blocker Merger Sub, Blocker Companies and Surviving Blocker Companies, as set forth on Section 2.1(b) of the Company Disclosure Letter will occur in the order set forth therein (all such mergers, together the “Blocker Company Mergers” and, together with the Merger, the “Mergers”);

I. Concurrently with the execution hereof, Founder SPAC Sponsor, LLC (“Sponsor”), has entered into a support agreement substantially in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (a) vote its Acquiror Ordinary Shares in favor of the Acquiror Shareholder Approval Matters, (b) not redeem its Acquiror Common Stock in connection with such stockholder approval, and (c) amend and restate in its entirety that certain letter, dated October 14, 2021, from Sponsor and certain other individuals, to Acquiror (the “Prior Letter Agreement”);

J. The Acquiror has received voting and support agreements substantially in the form attached as Exhibit E hereto (collectively, the “Voting Agreements”) signed by the Company and Company Interest Holders (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement (including any separate class or series votes of Company Preferred Units (as defined herein));

K. Simultaneously with the execution and delivery of this Agreement, the Acquiror entered into Lock-Up Agreements in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit F (each, a “Lock-Up Agreement”), with Significant Company Holders, each of which shall become effective as of the Closing;

L. On or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which such PIPE Investors agreed to purchase from Acquiror, prior to or substantially concurrently with the Closing, $111,000,000 (the “PIPE Commitment Amount”) of Surviving Pubco Class A Shares at $10.00 per share, in each case on terms and subject to the conditions set forth therein, substantially in the form attached hereto as Exhibit G;

M. Concurrent with the Closing, Acquiror, certain of the direct and indirect subsidiaries of Acquiror, and the TRA Holders (as defined in Exhibit H) and the TRA Representative (as defined in Exhibit H) entered into a tax receivable agreement substantially in the form attached hereto as Exhibit H (the “Tax Receivable Agreement”), which shall become effective as of the Effective Time;

N. Concurrent with the Closing, Surviving Pubco, Sponsor, the Company Interest Holders and the Blocked Unitholders will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit I.

O. Prior to the Closing, the Company will enter into amendments of its existing employment agreements with each of the individuals set forth on Section 9.10 of the Company Disclosure Letter (each, an “Amended Employment Agreement”), which will be assigned to the Surviving Pubco effective as of the Closing; and

P. Certain capitalized terms used herein are defined in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“2021 Financial Statements” has the meaning specified in Section 7.3(a).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Business Combination” has the meaning specified in Section 9.6(b).

“Acquiror Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Ordinary Resolution” means the unanimous written resolution of the holders of Acquiror Class B Ordinary Shares passed by way of an Ordinary Resolution (as defined in the Governing Documents of the Acquiror) approving the appointment of the board of directors of Acquiror at Closing.

“Acquiror Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means from and following the Domestication, Surviving Pubco Class A Shares.

“Acquiror Cure Period” has the meaning specified in Section 11.1(g).

“Acquiror D&O Tail Policy” has the meaning specified in Section 9.8(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financing Certificate” has the meaning specified in Section 2.4(c)(i).

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby.

“Acquiror Ordinary Shares” means, together, the Class A Ordinary Shares and Class B Ordinary Shares of Acquiror prior to the consummation of the Domestication.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Filings” has the meaning specified in Section 6.5.

“Acquiror Securities” has the meaning specified in Section 6.11(a).

“Acquiror Share Amount” means the number of Acquiror Class A Ordinary Shares to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Ordinary Shares to redeem all or a portion of the Acquiror Class A Ordinary Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval Matters” has the meaning specified in the definition of Acquiror Shareholder Approvals.

“Acquiror Shareholder Approvals” means the (a) approval of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 9.2(b) (such Transaction Proposals, collectively, the “Acquiror Shareholder Approval Matters”), at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICA, the Governing Documents of Acquiror, and the Nasdaq rules and regulations and (b) the passing of the Acquiror Class B Ordinary Resolution.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iii) 50% of the fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Working Capital Loans, and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Unit” means each unit of Acquiror, which (a) prior to the Domestication, consists of one Acquiror Class A Ordinary Share and one-half of one Acquiror Public Warrant and (b) from and following the Domestication, consists of one Surviving Pubco Class A Share and one-half of one Surviving Pubco Public Warrant.

“Acquiror Warrants” means (a) prior to the Domestication, the Acquiror Public Warrants and the Acquiror Private Placement Warrants and (b) from and following the Domestication, the Surviving Pubco Public Warrants and Surviving Pubco Private Placement Warrants.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(e).

“Alternative PIPE Investment” has the meaning specified in Section 8.5(d).

“Alternative Subscription Agreement” has the meaning specified in Section 8.5(d).

“Amended Employment Agreements” has the meaning specified in the Recitals hereto.

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 5.8(a).

“Available Cash Amount” means (i) the amount of cash available in the Trust Account at the Closing, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 12.6), plus (ii) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each other employee benefit and compensation plan, program or arrangement including, but not limited to, any employment, retention, change of control, termination, severance, separation, consulting, independent contractor, retirement, welfare, accident, disability, fringe benefit, vacation or paid time off, bonus, commission, incentive, equity or equity-based, deferred compensation plan, program, policy, agreement or arrangement that is maintained, sponsored, or contributed (or required to be contributed) to by any Rubicon Company, or under or with respect to which any Rubicon Company has or may have any liability.

“Blocker Company” has the meaning specified in the Preamble.

“Blocker Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Blocker Company Shares” has the meaning specified in Section 4.5(a).

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).

“Cash Transaction Bonus Amount” means the aggregate amount of those cash payments payable to those individuals at the Closing, in each case as calculated and allocated pursuant to Section 3.3(d), and which shall not exceed $35,000,000.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Surviving Pubco), has direct or indirect beneficial ownership of equity securities (or rights convertible or exchangeable into equity securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in the Surviving Pubco; (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of the Surviving Pubco immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors or similar governing body of the ultimate parent entity resulting from such transaction or series of related transactions or (ii) the voting equity securities of the Surviving Pubco immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the direct or indirect combined voting power of the then outstanding voting equity securities of the ultimate parent entity resulting from such transaction or series of related transactions; or (c) the result of which is a sale of all or substantially all of the assets of Surviving Pubco and its Subsidiaries, taken as a whole, to any Person other than Surviving Pubco or any of its Affiliates.

“CICA” has the meaning specified in the Recitals hereto.

“Class A Units” means those Class A Units of the Surviving Company, as set forth in the A&R LLCA.

“Class B Units” means those Class B Units of the Surviving Company, as set forth in the A&R LLCA.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Awards” has the meaning specified in Section 5.6(b).

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Business Combination” has the meaning specified in Section 9.6(a).

“Company Common Units” means the Common Units of the Company prior to the effectiveness of the A&R LLCA.

“Company Convertible Securities” means, collectively, the options, warrants or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the Company Incentive Units and excluding the Company Phantom Units.

“Company Cure Period” has the meaning specified in Section 11.1(f).

“Company D&O Tail Policy” has the meaning specified in Section 9.8(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article V.

“Company Financing Certificate” has the meaning specified in Section 2.4(c)(ii).

“Company Fully Diluted Interests” means, with respect to all outstanding Company Interests and other securities or other instruments convertible into or exchangeable for Company Interests, on an as-converted to Company Common Unit basis, treating shares of Company Preferred Units and any other security or other instrument convertible or exchangeable for Company Units on an as-converted or as-exchanged basis as described in Section 3.2 and Section 3.5, in each case in accordance with the terms of the Company’s Governing Documents. For those securities or interests not convertible to Company Common Units pursuant to the Company Governing Documents, including the Company Incentive Units (but excluding the Company Phantom Units), such securities shall be converted to Company Common Units for purposes of calculating the Company Fully Diluted Interests amount in proportion to such security’s cash value at Closing as compared to a Company Common Unit’s cash value at Closing, as based upon a Company valuation equal to the Merger Consideration, and the Company Phantom Units shall be excluded from the calculation of the Company Fully Diluted Interests.

“Company Group” has the meaning specified in Section 12.18(b).

“Company Incentive Plan” means that certain Rubicon Global Holdings, LLC Profits Participation Plan, dated December 11, 2014.

“Company Incentive Unit” means each “Unit” (as defined in the Company Incentive Plan) granted by the Company pursuant to the terms of the Company Incentive Plan.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Rubicon Companies as currently conducted.

“Company Interest Holder Approval” has the meaning specified in Section 7.6.

“Company Interest Holders” means, collectively, the holders of Company Interests.

“Company Interests” means, collectively, the Company Units and the Company Convertible Securities.

“Company IP Licenses” has the meaning set forth in Section 5.12(a)(xiii).

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Rubicon Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 5.4 and other similar representations and warranties with respect to the effect of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the like (and in Section 10.1 and 11.1 to the extent related to such representations); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Rubicon Companies, taken as a whole, compared to other Persons operating in the same industry as the Rubicon Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 5.12(a).

“Company Operating Agreement” means the Seventh Amended and Restated Operating Agreement of the Company, dated April 27, 2018, as amended.

“Company Phantom Plan” means that certain Rubicon Global Holdings, LLC Unit Appreciation Rights Plan, dated December 11, 2014.

“Company Phantom Unit” means a “Phantom Unit” (as defined in the Company Phantom Plan) granted by the Company pursuant to the terms of the Company Phantom Plan.

“Company Preferred Units” means the Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units, and Series E Preferred Units of the Company prior to the effectiveness of the A&R LLCA.

“Company Registered IP” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Authority, quasi-governmental authority, or registrar.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the Company’s negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating or pursuing a going-public transaction including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, stay, sale or transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby, including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iv) 50% of the fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to obtaining any consents required to be obtained hereunder, (vi) the Cash Transaction Bonus Amount, and (vii) such expenses detailed in (i) through (vi) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude (i) Indebtedness and (ii) any payments that are payable pursuant to an agreement or other arrangement entered into by or at the direction of Acquiror or its Affiliates.

“Company Units” means, collectively, the Company Common Units and the Company Preferred Units.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, or directive by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“D&O Persons” has the meaning specified in Section 9.8(a).

“DE SOS” has the meaning specified in the Recitals hereto.

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLLCA” has the meaning specified in the Recitals hereto.

“Dollars” or “$” means lawful money of the United States.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or the protection of human health and safety (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excess Cash Transaction Bonus Amount” means an amount equal to the Cash Transaction Bonus Amount minus $17,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 5.25(a).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Financial Statements” has the meaning specified in Section 5.8(a).

“Founder Group” has the meaning specified in Section 12.18(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GDC” has the meaning specified in Section 12.18(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 5.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” has the meaning specified in Section 9.2(b).

“Incentive Unit Holder” means a holder of Company Incentive Units.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Insurance Policies” has the meaning specified in Section 5.17.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, industrial designs, and utility models, and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, certification marks, trade dress and trade names, slogans, internet domain names and social media accounts and handles, and all other source or business identifiers or designators of origin (all of the foregoing whether registered or unregistered), and all registrations and applications for registration of, and renewals and extensions of, any of the foregoing, together with the goodwill associated with any of the foregoing; (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all of the foregoing whether registered or unregistered), and all registrations and applications for registration of, and renewals and extensions of, and all moral rights associated with, any of the foregoing; (iv) trade secrets and other confidential or proprietary information, including know-how, processes, customer lists, business plans, databases, data compilations, inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, source code, methods, techniques, formulae, research and development, compositions, manufacturing processes, production processes, specifications, reports, analyses, data analytics, supplier lists, pricing information, cost information, business proposals, marketing plans, and marketing proposals; (v) Software; (vi) artificial intelligence technologies, including machine learning technologies and deep learning technologies; (vii) all economic rights of authors and inventors, however denominated; (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (ix) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied pursuant to a Company Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 5.10.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise (excluding licenses of Intellectual Property).

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) programs similar in design or function to any of the foregoing.

“Management Rollover Amount” means $83,255,936.10.

“Management Rollover Consideration” means the number of restricted Surviving Pubco Class A Shares issuable to certain current and former officers and directors of the Company, in each case as calculated and allocated pursuant to Section 3.3(a), and in the aggregate, equal to the Management Rollover Amount divided by $10.00, as rounded to the nearest whole share.

“Merger Consideration” has the meaning specified in Section 3.3(a).

“Mergers” has the meaning specified in the Recitals hereto.

“Modification in Recommendation” has the meaning specified in Section 9.2(b).

“Nasdaq” has the meaning specified in Section 6.6(c).

“NYSE” has the meaning specified in Section 8.3.

“Off-the-Shelf Software” has the meaning set forth in Section 5.12(a)(xiii).

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by a Rubicon Company.

“Owned Software” means all Software that is Owned Intellectual Property.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (ix) Liens related to Indebtedness of any of the Rubicon Companies existing as of the Effective Date or as permitted by Section 7.1(l), and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means, to the extent regulated by Contract, Law or privacy policy applicable to a Rubicon Company, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including or any other data that constitutes personal information or personal data under any Contract, Law or privacy policy applicable to a Rubicon Company.

“Phantom Unit Consideration” shall have the meaning set forth in Section 3.2(a)(iii).

“Phantom Unit Consideration Amount” means $15,104,235.80.

“Phantom Unitholder” means a holder of a Company Phantom Unit.

“PI Merger Consideration” shall have the meaning set forth in Section 3.3(a).

“PIPE Investment” means the purchase of shares of Surviving Pubco Class A Shares pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror upon the closing of the PIPE Investment or any Alternative PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Money Equity Value” means $1,500,000,000.

“Privacy and Security Requirements” means, to the extent applicable to any Rubicon Company, (a) any Laws regulating the Processing of Protected Data including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein (together, the “CCPA”), the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification, 201 CMR 17.00, et seq., NY SHIELD Act, and all Laws relating to the security or protection of Personal Information; (b) the PCI DSS and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between any Rubicon Company and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures applicable to a Rubicon Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning specified in Section 12.1.

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which a Rubicon Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Purchaser Payments” has the meaning set forth in Section 7.8.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Representatives” has the meaning specified in Section 9.6(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means each Company Interest Holder that is listed on Section 1.1 of the Company Disclosure Letter.

“Software” means computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

“Sponsor” has the meaning specified in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Awards” has the meaning set forth in Section 5.7(c).

“Surviving Pubco Class A Shares” has the meaning specified in the Recitals hereto.

“Surviving Pubco Class V Shares” means the Class V common stock, par value $0.0001 per share, of Surviving Pubco following the consummation of the Domestication, with voting, but not economic rights, as set forth in Exhibit A.

“Surviving Pubco Private Placement Warrants” means the Acquiror Private Placement Warrants following the Domestication.

“Surviving Pubco Public Warrants” means the Acquiror Public Warrants following the Domestication.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, escheat, unclaimed property, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(f).

“Top Customers” has the meaning specified in Section 5.27.

“Top Haulers” has the meaning specified in Section 5.27.

“Transaction Proposals” has the meaning specified in Section 9.2(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trust Termination Letter” has the meaning specified in Section 8.2.

“Trustee” has the meaning specified in Section 6.8.

“Unblocked Unitholders” means the holders of Company Units other than Blocker Companies.

“Unitholder Interest Value” means, with respect to each Company Interest Holder, the value of such Company Interest Holder’s Company Units as determined in accordance with Section 9.1(b), Section 9.1(c) and the last sentence of Section 9.5(a) of the Company Operating Agreement with the “Distributable Cash” (as defined in the Company Operating Agreement) an amount equal to the Merger Consideration. For avoidance of doubt, the Unitholder Consideration for each Company Interest Holder is calculated as set forth on Schedule A of the Company Disclosure Letter.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Waived 280G Benefits” has the meaning specified in Section 7.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means the Warrant Agreement, dated as of October 14, 2021, between Acquiror and Continental Stock Transfer & Trust Company.

“Winston” has the meaning specified in Section 12.18(a).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 7.6.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article V as qualified by the Company Disclosure Letter, in the case of a Blocker Company, Article V as qualified by the Blocker Company Disclosure Letter, or, in the case of Acquiror, Article VI as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Any actions reasonably taken in good faith (or reasonably omitted to be taken in good faith) by the Rubicon Companies or any of their Subsidiaries as a result of or in response to COVID-19 Measures shall be deemed to be in the ordinary course of business and all references to the “ordinary course of business” or “ordinary course of business consistent with past practice”, in each case of the Rubicon Companies or any of their Subsidiaries in this Agreement, shall be interpreted and qualified accordingly.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter and (iii) “to the knowledge” of Blocker Company means the knowledge of the officers of the relevant Blocker Company in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

Article II
THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a) Surviving Company Merger.

(i) Following the Domestication and the consummation of the PIPE Investment, but prior to the Merger, Surviving Pubco will contribute to Merger Sub LLC (i) all of the cash and cash equivalents in the Trust Account as of the Effective Time, (ii) the proceeds from the PIPE Investment and (iii) a number of Surviving Pubco Class V Shares.

(ii) Upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLCA, Acquiror and Merger Sub LLC shall cause the Merger to be consummated, pursuant to which Merger Sub LLC shall be merged with and into the Company, following which the separate limited liability company existence of Merger Sub LLC shall cease and the Company shall continue as the Surviving Company.

(b) Blocker Company Mergers. Immediately following the consummation of the Merger and the effectiveness of the A&R LLCA, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, each Blocker Merger Sub, each Blocker Company, each entity surviving each merger between a Blocker Merger Sub and a Blocker Company, and Surviving Pubco shall effectuate a series of mergers in such order as set forth in Section 2.1(b) of the Company Disclosure Letter.

Section 2.2. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 800 Capitol St Suite 2400, Houston, TX 77002, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3. Effective Times.

(a) Subject to the conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing a certificate of merger for the merger of Merger Sub LLC with and into the Company (the “Certificate of Merger”) with the DE SOS in accordance with the relevant provisions of the DLLCA (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

(b) Immediately following the Effective Time, the Parties hereto shall effectuate the mergers set forth in Section 2.1(b) of the Company Disclosure Letter in such order as set forth therein.

(c) For the avoidance of doubt, the Closing, the Effective Time and the effective times of those mergers set forth on Section 2.1(b) of the Company Disclosure Letter shall occur after the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(c) have been fulfilled;

(ii) to Acquiror, the Registration Rights Agreement, duly executed by the Company and, to the extent received prior to the Closing, by the Blocked Unitholders and the Company Interest Holders;

(iii) to Acquiror, counterparts of, or joinders to, the A&R LLCA and Tax Receivable Agreement, duly executed by the Company and, to the extent received prior to the Closing, by the other parties thereto; and

(iv) to Acquiror, (x) a duly completed IRS Form W-9 from each Unblocked Unitholder, (y) a certificate dated as of the Closing Date from each Blocker Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g) and (h) and 1.1445-2(c)(3), certifying that no interest in the Blocker Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).and (z) a certificate dated as of the Closing Date from the Company that no Company Interest or Company Incentive Unit is an interest described in Treasury Regulations Section 1.1445-11T(d)(1) because (i) less than fifty percent of the value of the gross assets of the Company consists of “United States real property interests” within the meaning of Section 897(c) of the Code, or (ii) less than ninety percent of the value of the gross assets of the Company consists of “United States real property interests” within the meaning of Section 897(c) of the Code plus “cash or cash equivalents” within the meaning of Treasury Regulations Section 1.1445-11T(d)(1). Notwithstanding anything to the contrary in this Agreement, the Acquiror’s sole recourse for a failure to deliver any certificate described in this Section 2.4(a)(iv) shall be to withhold Taxes in accordance with applicable Law and Section 3.6.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been fulfilled;

(ii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor;

(iii) to the Company, the A&R LLCA and Tax Receivable Agreement, duly executed by duly authorized representatives of Acquiror; and

(iv) to the Company, the written resignations of all of the directors and officers of the Acquiror Entities (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 8.6 or as otherwise agreed between the parties), effective as of the Effective Time.

(c) Closing Financing Certificates.

(i) Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, and (D) the amount of cash available in the Trust Account as of the Closing Date prior to any distributions or payments pursuant to Section 8.2.

(ii) Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the Transaction Consideration Schedule calculated in accordance with Section 3.3(d), and (B) the unpaid Company Transaction Expenses, as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing.

(iii) Each of the financing certificates delivered pursuant to this Section 2.4(c) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

Section 2.5. Governing Documents.

(a) At the Effective Time, the certificate of formation and the operating agreement of Merger Sub LLC, each as in effect immediately prior to the Effective Time, shall become the certificate of formation and the operating agreement, respectively, of the Surviving Company, except that the name of the Surviving Company in such certificate of formation shall be amended to be “Rubicon Technologies, LLC” and the operating agreement of the Surviving Company shall be amended and restated substantially in the form attached as Exhibit C, in each case until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation or limited liability company agreement, as applicable. At the Effective Time, the officers of the Company immediately prior to the Merger shall continue as the officers of the Surviving Company, each to hold office in accordance with the operating agreement of the Surviving Company.

Section 2.6. Directors and Officers. The officers of the Company shall, from and after the Effective Time, become officers of the Surviving Company until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company and applicable Law. From and after the Effective Time, the sole manager of the Surviving Company shall be the Acquiror, which shall be the managing member of the Surviving Company (and all members of the board of managers of the Company immediately prior to the Effective Time shall be removed as of the Effective Time), until the Governing Documents of the Surviving Company are thereafter amended in accordance with the DLLCA and as provided in such Governing Documents.

Section 2.7. Tax Consequences. For U.S. federal income and all other applicable tax purposes, it is the Parties’ intention that:

(a) The Domestication shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

(b) The conversion of Acquiror Class B Ordinary Shares into Surviving Pubco Class A Shares shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code.

(c) The receipt of the Class B Units shall be treated as a recapitalization of the Surviving Company that is tax-free under Rev. Rul. 84-52 and its progeny.

(d) To the extent the assets of Merger Sub are retained by the Surviving Company following the Closing, the Merger shall be treated as a contribution of those assets to the Surviving Company by the Surviving Pubco that is tax free under section 721(a) of the Code.

(e) To the extent assets of Merger Sub are distributed to the members of the Company, the Merger shall be treated as a taxable sale of Company Interests or Company Incentive Units, as applicable, in exchange for the distributed assets under section 707(a)(2)(B) of the Code.

(f) Each Step 1 Blocker Company Merger and Step 2 Blocker Company Merger, taken together, shall be treated as a reorganization under section 368(a) of the Code and Rev. Rul. 2001-46 that is tax-free to the Surviving Pubco under section 1032 of the Code, to the applicable Blocker Company under section 361 of the Code, and to the Blocked Unitholders under section 354 or section 356 of the Code (except to the extent of any “boot” received).

(g) Each of the Acquiror, Merger Sub Inc. 1, Merger Sub Inc. 2, and the Blocker Companies shall be parties to the applicable reorganization within the meaning of section 368(b) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

Article III
EFFECTS OF THE MERGERS; CONSIDERATION

Section 3.1. Effects of the Mergers.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub LLC and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub LLC and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the effective time of each merger between a Blocker Company and Blocker Merger Sub, in each case as set forth in Section 2.1(b) of the Company Disclosure Letter (each such merger a “Step 1 Blocker Company Merger” and the effective time of such Step 1 Blocker Company Merger, a “Step 1 Effective Time”), the effect of each Step 1 Blocker Company Merger shall be as provided in this Agreement, the applicable certificate of merger filed with the DE SOS and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of each Step 1 Blocker Company Merger, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the applicable Blocker Merger Sub and the applicable Blocker Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Blocker Company, which shall include the assumption by the Surviving Blocker Company of any and all agreements, covenants, duties and obligations of the applicable Blocker Merger Sub and applicable Blocker Company set forth in this Agreement to be performed after the Effective Time and at such time as set forth in Section 2.1(b) of the Company Disclosure Letter.

(c) At the effective time of each merger between a Surviving Blocker Company and Surviving Pubco, in each case as set forth in Section 2.1(b) of the Company Disclosure Letter (each such merger a “Step 2 Blocker Company Merger” and the effective time of such Step 2 Blocker Company Merger, a “Step 2 Effective Time”), the effect of each Step 2 Blocker Company Merger shall be as provided in this Agreement, the applicable certificate of merger filed with the DE SOS and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of each Step 2 Blocker Company Merger, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the applicable Surviving Blocker Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Surviving Pubco, which shall include the assumption by Surviving Pubco of any and all agreements, covenants, duties and obligations of the applicable Surviving Blocker Company set forth in this Agreement to be performed after the Effective Time and at such time as set forth in Section 2.1(b) of the Company Disclosure Letter.

Section 3.2. Conversion of Securities.

(a) Concurrent with the Effective Time and the adoption of the A&R LLCA:

(i) Company Units. All Company Units held by the Unblocked Unitholders shall be converted into a number of Class B Units and Surviving Pubco Class V Shares equal to the UP-C Merger Consideration and all Company Units held by Blocker Companies shall be converted into an equal number of Class B Units, and the Unblocked Unitholders and Blocker Companies shall be admitted as members of the Surviving Company. At the Effective Time, each holder of Company Units shall cease to have any other rights in and to the Company or the Surviving Company.

(ii) Company Incentive Units. All outstanding Company Incentive Units issued and outstanding immediately prior to the Effective Time will be automatically cancelled and cease to exist in exchange for Class B Units equal to PI Merger Consideration, as applicable, without interest. As of the Effective Time, each holder of Company Incentive Units shall cease to have any other rights in and to the Company or the Surviving Company.

(iii) Phantom Units. The Company Phantom Units held by the Phantom Unitholders as of immediately prior to the Effective Time will be automatically cancelled and cease to exist in exchange for a right to receive a number of restricted Surviving Pubco Class A Shares as set forth in the Transaction Consideration Schedule (the “Phantom Unit Consideration”) as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8. At the Effective Time, each holder of Company Phantom Units shall cease to have any other rights in and to the Company or the Surviving Company. Phantom Unit Consideration shall vest upon the six (6) month anniversary of the Closing Date.

(iv) Other Company Convertible Securities. Any other Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

(v) Merger Sub LLC Interests. At the Effective Time, all membership interests in Merger Sub LLC outstanding immediately prior to the Effective Time shall be converted into Class A Units equal in number to the number of Surviving Pubco Class A Shares outstanding as of immediately prior to the Effective Time (but, for such purposes, after giving effect to the Domestication and the transactions occurring at the effective time of the Domestication), and the Acquiror, as the sole holder thereof, shall automatically be admitted as the managing member of the Surviving Company.

(b) Concurrent with each Step 1 Effective Time, (i) the Class B Units held by the applicable merging Blocker Company shall be automatically converted into an equal number of Class A Units and (ii) the Blocker Company Shares of the applicable merging Blocker Company shall automatically be cancelled and converted into a right to receive the applicable pro rata portion of the Class A Merger Consideration to be distributed among such holders of Blocker Company Shares in accordance with Section 3.2(b)(ii) of the Company Disclosure Letter (the “Blocked Unitholders”).

Section 3.3. Transaction Consideration.

(a) Merger Consideration. The aggregate value of the securities consideration to be issued to the Company Interest Holders at the Closing pursuant to the Mergers, as applicable (the “Merger Consideration”), shall be an amount equal to (a) the Pre-Money Equity Value minus (b) the Excess Cash Transaction Bonus Amount minus (c) the Management Rollover Amount minus (d) the Phantom Unit Consideration Amount. The number of securities issuable as Merger Consideration to each Company Interest Holder will equal (i) the Unitholder Interest Value divided by (ii) $10.00. Securities issuable as Merger Consideration to Company Interest Holders at the Closing will be issued in the form of: (w) in the case of the Blocked Unitholders, a number of Surviving Pubco Class A Shares (the “Class A Merger Consideration”) upon delivery of the Transmittal Documents in accordance with Section 3.5, (x) in the case of the Unblocked Unitholders, a number of Surviving Pubco Class V Shares and an equivalent number of Class B Units (the “UP-C Merger Consideration”, together with the Class A Merger Consideration, the “Unitholder Merger Consideration”) upon delivery of the Transmittal Documents in accordance with Section 3.5, (y) in the case of the Incentive Unit Holders, a number of Class B Units (the “PI Merger Consideration”) upon delivery of the Appointment Letters in accordance with Section 3.5, in each case in accordance with the Governing Documents of the Company and in such allocated amounts as set forth on the Transaction Consideration Schedule.

(b) Management Rollover Consideration. Concurrent with the issuance of Merger Consideration, certain individuals shall be entitled to receive Management Rollover Consideration in such amounts in accordance with Section 3.3(d), to be issued by Surviving Pubco as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8. Management Rollover Consideration shall vest upon the six (6) month anniversary of the Closing Date.

(c) Earnout Consideration. After the Closing, subject to the terms and conditions set forth in this Agreement, Company Interest Holders shall have the contingent right to receive Earnout Shares as additional consideration if the requirements for the receipt of such earnout payments as set forth in Section 3.4 are satisfied.

(d) Section 3.3(d) of the Company Disclosure Letter sets forth a schedule setting forth, (i) the outstanding interests in the Company on a Company Fully Diluted Interests basis as of the date hereof and the other data and assumptions reflected therein, (ii) an illustrative allocation of the Merger Consideration and Earnout Shares (as calculated pursuant to Section 3.4) among the Company Interest Holders, (iii) the allocation of the Management Rollover Consideration, (iv) allocation of the Phantom Unit Consideration, and (v) the allocation of the Cash Transaction Bonus Amount (the “Illustrative Transaction Consideration Schedule”). Pursuant to Section 2.4(c)(ii) the Company shall deliver to the Acquiror at least three (3) Business Days prior to the Closing Date, a schedule (the “Transaction Consideration Schedule”) in substantially the same format as the Illustrative Transaction Consideration Schedule and prepared in accordance with the same principles and methodologies used in the preparation thereof with such calculation presented in each case as of the Closing Date.

Section 3.4. Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Company Interest Holders, as applicable, shall be issued their pro rata portion of a number of (i) Surviving Pubco Class A Shares and (ii) Class B Units (which shall trigger issuance of an equal number of Surviving Pubco Class V Shares) equal, in the aggregate, to 10,389,359, in each case as set forth on the Transaction Consideration Schedule (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration based on the performance of Surviving Pubco Class A Shares, during the five (5) year period after the Closing (the “Earnout Period”), as set forth below upon satisfaction of any of the following conditions (each, an “Earnout Condition”):

(i) In the event that (x) the VWAP of the Surviving Pubco Class A Shares equals or exceeds $14.00 per share (the “Tier I Share Price Target”) for twenty (20) of thirty (30) consecutive trading days during the Earnout Period, or (y) Surviving Pubco consummates a Change of Control in which results in the stockholders of Surviving Pubco having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the Tier I Share Price Target (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by Surviving Pubco board of directors) then, in each case, subject to the terms and conditions of this Agreement, the Company Interest Holders shall be entitled to receive from the Surviving Pubco, as additional consideration, 50% of the Earnout Shares.

(ii) In the event that (x) the VWAP of the Surviving Pubco Class A Shares equals or exceeds $16.00 per share (the “Tier II Share Price Target”, and together with the Tier I Share Price Target, the “Share Price Targets”) for twenty (20) of any thirty (30) consecutive trading days during the Earnout Period, or (y) Surviving Pubco consummates a Change of Control which results in the stockholders of Surviving Pubco having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the Tier II Share Price Target (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by Surviving Pubco board of directors) then, in each case, subject to the terms and conditions of this Agreement, the Company Interest Holders shall be entitled to receive from Surviving Pubco, as additional consideration, the remaining 50% of the Earnout Shares.

(b) In the event that a Share Price Target is not met during the Earnout Period, the Company Interest Holders shall not be entitled to receive the applicable portion of the Earnout Shares.

(c) Each Earnout Condition will be evaluated on a stand-alone basis, without reference to any other Earnout Condition. If an Earnout Condition is satisfied, within five (5) Business Days after the last trading day in such thirty-day period, or immediately prior to the consummation of the Change of Control, if applicable, the Surviving Pubco shall instruct the Exchange Agent to, or the Surviving Company shall, as applicable, issue the Earnout Shares earned therefrom to each Company Interest Holder in such amounts as set forth in the Transaction Consideration Schedule (the “Earnout Instruction”), with no action being required on the part of the Company Interest Holders. For the avoidance of doubt, a Company Interest Holder does not need to hold any securities in Surviving Pubco at the time an Earnout Condition is satisfied in order to be eligible to receive Earnout Shares.

(d) Until the Earnout Shares are issued in accordance with this Section 3.4, (i) the right to receive any Earnout Shares is not transferable except by operation of Law relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in the Surviving Pubco or the Company, and (ii) the Company Interest Holders shall not have any rights as a shareholder of the Surviving Pubco or a Member of the Company as a result of the right to receive any Earnout Shares hereunder.

(e) From and after the Closing, at all times an Earnout Share remains subject to an Earnout Condition, the Surviving Pubco will keep available for issuance a sufficient number of unissued Surviving Pubco Class A Shares or Surviving Pubco Class V Shares to permit the Surviving Pubco to satisfy its issuance obligations set forth in this Section 3.4 and will take all actions required to increase the authorized number of Surviving Pubco Class A Shares or Surviving Pubco Class V Shares if at any time there will be insufficient unissued Surviving Pubco Class A Shares or Surviving Pubco Class V Shares to permit such reservation.

(f) The Earnout Shares and the underlying target price for each Earnout Condition set forth in Section 3.4(a) will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Surviving Pubco Class A Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Surviving Pubco Class A Shares, occurring on or after the date hereof and prior to the time any such Earnout Shares are issued. It is the intent of the Parties that such adjustments will be made in order to provide to the Company Interest Holders the same economic effect as contemplated by this Agreement as if no change with respect to the Surviving Pubco Class A Shares had occurred.

(g) Except to the extent required to be treated as interest under applicable Law, any issuance made pursuant to Section 3.4 shall be treated as a non-taxable adjustment to the Merger Consideration by the Parties for all applicable Tax purposes, unless otherwise required by a change in applicable Tax Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

Section 3.5. Letter of Transmittal; Appointment Letter.

(a) Prior to the Effective Time, the Acquiror shall appoint its transfer agent, Continental Stock & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Units (“Company Certificates”). At or prior to the Effective Time, the Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the Unitholder Merger Consideration. Prior to the Effective Time, the Acquiror or the Company, as applicable, shall send, or shall cause the Exchange Agent to send, to each applicable Company Interest Holder, a letter of transmittal for use in such exchange, in the form to be mutually agreed upon by the Company and the Acquiror (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Unitholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b) Each Company Interest Holder shall be entitled to receive its applicable portion (i) of the Merger Consideration, as soon as reasonably practicable after the Effective Time, and (ii) the Earnout Shares, if any, at the time of the distribution of Earnout Shares in accordance with Section 3.4, in respect of the Company Units represented by the Company Certificate(s), but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, (ii) a properly completed and duly executed IRS Form W-8 or W-9, as applicable, and (iii) such other documents as may be reasonably requested by the Exchange Agent or the Acquiror. Until so surrendered, each Company Unit shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration and Earnout Shares attributable to such Company Certificate.

(c) Each unvested Incentive Unit Holder shall be entitled to receive its applicable portion (i) of the PI Merger Consideration and (ii) the Earnout Shares, if any, at the time of the distribution of Earnout Shares in accordance with Section 3.4, subject to the delivery to the Acquiror of a duly executed letter appointing a representative to be identified by the Company to represent such Incentive Unit Holder’s interests for the purposes and on the terms set forth therein (all such letters “Appointment Letters,” which shall be considered Transmittal Documents for all purposes hereunder except that such Appointment Letters shall not be submitted to the Exchange Agent or otherwise be subject to the provisions set forth in Section 3.5(a) hereof).

(d) Each Phantom Unitholder shall be entitled to receive its applicable portion of the Phantom Unit Consideration as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8 with the SEC, subject to the delivery (x) to the Exchange Agent of the applicable Transmittal Documents and (y) to the Company a consent for use in such exchange, in the form to be mutually agreed upon by the Company and the Acquiror.

(e) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Interests shall have been permitted in accordance with the terms of the Company’s Governing Documents and any agreement among members with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Unitholder Merger Consideration, or the Person in whose name such portion of the Unitholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Acquiror and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Interest Holder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Acquiror (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Acquiror may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Acquiror or the Surviving Company with respect to the Company Interests represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 3.5(f) shall be treated as a Company Certificate for all purposes of this Agreement.

(g) After the Effective Time, there shall be no further registration of transfers of Company Interests. If, after the Effective Time, Company Certificates are presented to the Surviving Company, the Surviving Pubco or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 3.5. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Ordinary Shares or Acquiror Common Stock (and Surviving Pubco Class A Shares following the Effective Time) with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Unitholder Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Surviving Pubco shall promptly deliver to the record holders thereof, without interest, the Unitholder Merger Consideration issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Unitholder Merger Consideration.

(h) All securities issued upon the surrender of Company Interests in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Interests.

(i) Upon receipt by the Exchange Agent of the Earnout Instruction, the Exchange Agent shall issue to the applicable Company Interest Holder (or its designee) its pro rata portion of the Earnout Shares.

(j) Notwithstanding anything to the contrary contained herein, no fraction of a share or fraction of a unit will be issued by virtue of the Mergers or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share or unit (after aggregating all fractional shares or fractional units that otherwise would be received by such holder) shall instead have the number of shares or units, as applicable, issued to such Person rounded up in the aggregate to the nearest whole share or whole unit, as applicable.

Section 3.6. Withholding. The Acquiror, Merger Sub LLC, and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement to Company Interest Holders, Incentive Unit Holders, Phantom Unitholders, and recipients of the Management Rollover Consideration, such amounts as are required to be deducted and withheld under the Code or any applicable provision of Tax Law, provided, however, no such deduction or withholding shall be made with respect to (i) any Unblocked Unitholder that has delivered a duly executed IRS Form W-9 pursuant to Section 3.5(b) or (ii) under section 1445 of the Code, in respect of a Blocker Company that that has delivered the certificate described in Section 2.4(a)(iv)(y). To the extent that amounts are so deducted and withheld, the Acquiror, Merger Sub LLC, or the Surviving Company, as applicable shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Tax Law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE Blocker COMPANIES

Except as set forth in the disclosure letter delivered to the Acquiror Entities by the Blocker Companies on the date of this Agreement (the “Blocker Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), each Blocker Company, solely on behalf of itself and in respect of the representations and warranties relating to such Blocker Company, hereby represents and warrants to the Acquiror, as follows:

Section 4.1. Blocker Company Organization. The Blocker Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

Section 4.2. Due Authorization. The Blocker Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Blocker Company of this Agreement and the consummation by the Blocker Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors and shareholders of the Blocker Company. No corporate proceedings on the part of the Blocker Company are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereby other than those that have already been completed. This Agreement has been duly executed and delivered by the Blocker Company and is legal, valid, binding and enforceable upon and against the Blocker Company.

Section 4.3. No Conflict. No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or at the Step 1 Effective Time or Step 2 Effective Time will be, applicable to the transactions contemplated by this Agreement. The consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the certificate of formation, certificate of limited partnership, or other organizational or governing documents of such Blocker Company, (b) violate any provision of, or result in the breach of or default by such Blocker Company under, or require any filing, registration, or qualification under any applicable Law, (c) require any consent, waiver, or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination, or modification of, or create in any party the right to accelerate, terminate, cancel, or modify any Contract, (d) result in the creation of any Lien upon any of the properties, rights, or assets of such Blocker Company, (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation, or creation of a Lien upon any of the properties, rights, or assets of such Blocker Company, or (f) result in a violation or revocation of any license, permit, or approval from any Governmental Authority or other Person.

Section 4.4. Governmental Authorities; Consents. The execution, delivery and performance by the Blocker Company of this Agreement and the consummation by the Blocker Company of the transactions contemplated hereby do not and will not require any Governmental Authorization, except for the filings with the DE SOS contemplated by Section 2.3.

Section 4.5. Capitalization.

(a) The issued and outstanding shares or other equity interests of each Blocker Company (all such shares, collectively, the “Blocker Company Shares”) are set forth on Section 4.5(a)(i) of the Blocker Company Disclosure Letter. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Blocker Company Shares and other equity interests of the Company are set forth on Section 4.5(a)(ii) of the Blocker Company Disclosure Letter, along with the beneficial and record owners thereof, all of which Blocker Company Shares and other equity interests are owned free and clear of any Liens other than those imposed under the Blocker Company’s Governing Documents. The Blocker Company Shares (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the applicable Blocker Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the applicable Blocker Company or any Contract to which such Blocker Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens and those imposed under such Blocker Company’s Governing Documents.

(b) There are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any Blocker Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of a Blocker Company (collectively, “Blocker Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate a Blocker Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c) No Blocker Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.6. Business Activities.

(a) The Blocker Company was formed solely for the purpose of acquiring, owning, holding and disposing of those equity interests of the Company owned by it and reflected on Section 5.6(a) of the Company Disclosure Letter (the “Blocker Company Interests”). The Blocker Company (a) does not own any assets or properties other than the Blocker Company Interests owned by it, tax assets and assets incidental to maintaining its legal status or ownership of the units, (b) does not have any employees, (c) does not have any liabilities or obligations other than those arising under the Governing Documents of the Company, tax liabilities and liabilities incidental to maintaining its legal status or ownership of the units, (d) is not a party to any transaction other than the Governing Documents of the Blocker Company and the Company and this Agreement and (e) has not conducted any business operations prior to the date of this Agreement other than organizational activities, opening and maintaining bank accounts, and those operations conducted in connection with its acquisition and ownership of the Blocker Company Interests owned by it, and will not have conducted any other business operations nor incurred any additional liabilities prior to the Step 1 Effective Time and Step 2 Effective Time.

Section 4.7. Taxes.

(a) The Blocker Company has timely filed, or caused to be timely filed, all income or other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns were true, accurate, correct and complete in all material respects. All material amounts of Taxes due and owing by the Blocker Company have been paid within applicable time limits (taking into account valid extensions). The Blocker Company has paid, collected or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, and all such collected or withheld Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due. Since January 1, 2021 the Blocker Company has not incurred any material Tax liability outside the ordinary course of business. The Blocker Company has not filed any Tax Return inconsistently with the Schedule K-1 delivered to it by the Company for the taxable period to which the Tax Return relates.

(b) There is no Legal Proceeding currently pending or, to the knowledge of the Blocker Company, threatened in writing against the Blocker Company by a Governmental Authority in a jurisdiction where the Blocker Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in such jurisdiction.

(c) The Blocker Company is not being audited by any Governmental Authority in respect of any Tax nor has the Blocker Company been notified in writing or, to the knowledge of Blocker Company, orally by any Governmental Authority that any audit is contemplated or pending in respect of any Tax. There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending against the Blocker Company in respect of any Tax, and the Blocker Company has not been notified in writing of any proposed Tax claims or assessments against it.

(d) There are no Liens with respect to any Taxes upon the Blocker Company’s assets, other than Taxes described in clause (ii) of the definition of Permitted Liens.

(e) There are no outstanding agreements waiving or extending the statutory period of limitations applicable to any claim for, or the period for the collection or reassessment of, Taxes of the Blocker Company and no written request for any such waiver or extension is currently pending. There are no outstanding requests by the Blocker Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than automatic extensions of not more than six months).

(f) The Blocker Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(g) The Blocker Company has not been a party to, participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h) The Blocker Company has no Liability or potential Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(i) The Blocker Company is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(j) The Blocker Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; and (ii) is not and has not been (A) during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

(k) The Blocker Company has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(l) The Blocker Company is, and has always been resident only in its jurisdiction of organization for Tax purposes and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than (1) in its jurisdiction of organization or (2) by reason of being a member of the Company.

(m) The Blocker Company is, and has at all times since its formation been, classified as a corporation for U.S. federal income tax purposes.

(n) As of the Closing Date, the Blocker Company has not taken or agreed to take any action, and has no reason to believe that any conditions exist with respect to the Blocker Company that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 2.7.

Except as provided in Section 4.6, the representations and warranties in this Section 4.7 are the only representations and warranties being made by the Blocker Company with respect to Taxes.

Section 4.8. Broker’s Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Blocker Companies or any of their Affiliates for which Acquiror or any of the Blocker Companies has any obligation.

Section 4.9. No Dissenter’s or Appraisal Rights. With respect to the transactions contemplated hereby, no holder of Blocker Company Shares is entitled to exercise any appraisal rights under the DGCL or any successor statute, or any similar dissenter’s or appraisal rights.

Section 4.10. No Additional Representation or Warranties; No Reliance. Except as provided in this Article V (as modified by the Blocker Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Blocker Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub I, Merger Sub II or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 4.10 (INCLUDING THE BLOCKER COMPANY DISCLOSURE LETTER), THE BLOCKER COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE BLOCKER COMPANY OR ITS BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Blocker Company acknowledges and agrees that, except for the representations and warranties contained in Article VI (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article VI (as modified by the Acquiror Disclosure Letter). The Blocker Company is not relying on any representations or warranties other than those representations or warranties set forth in Article VI (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in the disclosure letter delivered to the Acquiror Entities by the Rubicon Companies on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), the Company, solely on behalf of itself and its Subsidiaries and in respect of the representations and warranties relating to the Company and its Subsidiaries, hereby represents and warrants to the Acquiror, as follows:

Section 5.1. Company Organization. The Company has been duly formed or organized and is validly existing and is in good standing under the Laws of the State of Delaware, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are (i) true, correct and complete and (ii) in full force and effect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 5.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Section 5.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

Section 5.3. Due Authorization.

(a) Other than the Company Interest Holder Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 5.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other company or proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of managers of the Company has duly adopted a written consent or resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and the Company Interest Holders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other action or proceeding is required on the part of the Company or any of the Company Interest Holders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Interest Holder Approval.

Section 5.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 and except as set forth on Section 5.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Rubicon Companies, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 5.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.5. Governmental Authorities; Consents. Except as set forth in Section 5.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Rubicon Companies with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the filings with the DE SOS contemplated by Section 2.3.

Section 5.6. Capitalization.

(a) The issued and outstanding membership or other equity interests of the Company, as of the date of this Agreement, consists of 9,440,108 Company Common Units, warrants exercisable for 62,003 Company Common Units, 4,834,906 Series A Preferred Units, 6,774,923 Series B Preferred Units, 3,141,500 Series C Preferred Units, 2,787,707 Series D Preferred Units, and 6,530,128 Series E Preferred Units. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Units and other equity interests of the Company are set forth on Section 5.6(a) of the Company Disclosure Letter, along with the beneficial and record owners thereof. The equity interests of the Company (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens and those imposed under the Company’s Governing Documents.

(b) Except as set forth on Section 5.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c) Except as set forth in this Section 5.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens or Liens imposed by the Governing Documents of such Subsidiary.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 5.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”, together with Company Awards, the “Rubicon Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except as set forth in this Section 5.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.8. Financial Statements.

(a) As used herein, the term “Financial Statements” means the (i) audited consolidated financial statements of the Company and its direct and indirect Subsidiaries (the “Target Companies”) (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2020 and December 31, 2019, and the related consolidated audited income statements, changes in member equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Financial Statements”), (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2021 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then ended and the related unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2021, and the related unaudited consolidated income statement, changes in member equity and statement of cash flows for the nine (9) months then ended (the “Q3 Financial Statements”). True and correct copies of the Financial Statements have been provided to the Acquiror. The Financial Statements (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated (subject, in the case of the Q3 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability.

(c) All accounts receivable reflected on the most recent balance sheet of the Company represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

(d) The Company (including, to the knowledge of the Company, any employee thereof) has not identified or been made aware of, and any independent auditor of the Company has not identified in writing to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 5.9. Undisclosed Liabilities. Except as set forth on Section 5.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Rubicon Companies, or (c) that would not, individually or in the aggregate, reasonably be expected to be material to the Rubicon Companies, taken as a whole.

Section 5.10. Litigation and Proceedings. Except as set forth on Section 5.10 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Rubicon Companies or their respective properties or assets and (b) there is no outstanding Governmental Order imposed upon any of the Rubicon Companies, nor are any properties or assets of the Rubicon Companies’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Rubicon Companies, taken as a whole.

Section 5.11. Legal Compliance.

(a) Except as set forth on Section 5.11(a) of the Company Disclosure Letter, each of the Rubicon Companies is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, reasonably be expected to be material to the Rubicon Companies, taken as a whole.

(b) For the past three (3) years, none of the Rubicon Companies has received any written notice or any written allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Rubicon Companies, taken as a whole.

(c) The Rubicon Companies maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Rubicon Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Rubicon Companies, will be prevented, detected and deterred.

Section 5.12. Contracts; No Defaults.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts with the Company or Company Subsidiary (or which the Company or a Company Subsidiary is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 5.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i) contains covenants that limit the ability of any Rubicon Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Rubicon Company having an outstanding principal amount in excess of $200,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Rubicon Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Rubicon Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Rubicon Companies under such Contract or Contracts of at least $2,500,000 per year or $10,000,000 in the aggregate;

(viii) is with any Top Customer or Top Hauler; provided, however, the Parties acknowledge and agree that no one Contract with a Top Hauler constitutes a Company Material Contract, but all Contracts in the aggregate with a Top Hauler constitute a Company Material Contract;

(ix) is between any Rubicon Company and any directors, officers or employees of a Rubicon Company providing annual base compensation equal to or greater than $250,000;

(x) obligates the Rubicon Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xi) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Rubicon Company has outstanding obligations (other than customary confidentiality obligations);

(xii) provides another Person (other than another Rubicon Company or any manager, director or officer of any Rubicon Company) with a power of attorney;

(xiii) relates to the development, ownership, licensing, enforcement, or use of any Intellectual Property by, to or from any Rubicon Company (“Company IP Licenses”), other than (A) “shrink wrap,” “click wrap,” and “off the shelf” Software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein, and (B) employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, and non-exclusive licenses in Contracts with customers or Top Haulers entered into in the ordinary course of business;

(xiv) any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 5.12(a); and

(xv) an agreement with any professional employer organization, staffing company, temporary employment agency, or other service provider of any Company.

(b) Except as set forth in Section 5.12(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 5.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Rubicon Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 5.4 and Section 5.5 of the Company Disclosure Letter are not obtained.

(c) Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Rubicon Companies, taken as a whole, (x) the Rubicon Companies have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 5.12(a) and none of the Rubicon Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Rubicon Companies or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 5.13. Company Benefit Plans.

(a) Section 5.13(a) of the Company Disclosure Letter is a true and complete list of each material Benefit Plan of a Rubicon Company (each, a “Company Benefit Plan”). No Rubicon Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with respect to entities other than the Rubicon Companies.

(b) Each Company Benefit Plan is and has been operated at all times in material compliance with the terms of such Company Benefit Plan and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Rubicon Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To any Rubicon Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, individual service provider, consultant or employee (or beneficiary thereof) of a Rubicon Company, the Company has provided to Acquiror accurate and complete copies, if applicable, of: (i) all plan documents (or, to the extent such plan has not been reduced to writing, a written summary of material terms) and agreements and related trust or custodial agreements, annuity Contracts, or other funding vehicles (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority for the past three (3) years; and (ix) Forms 1094-C and 1095-C for the three (3) previous years.

(d) With respect to each Company Benefit Plan, except as would not result in material liability for the Company, no breach of fiduciary duty has occurred. No Legal Proceeding is pending, or to any Rubicon Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration). No prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption. All contributions and premiums due through the Closing Date have been timely made as required under the terms of the Company Benefit Plans or applicable law or have been fully accrued on the Financial Statements.

(e) None of the Rubicon Companies nor their ERISA Affiliates is a participant in, contributes to, has any obligation to contribute to, and each such entity has not, in the past six (6) years, had an obligation to contribute to, or has any liability or obligation (including any liability on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Rubicon Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Rubicon Company currently maintains or has in the past three (3) years maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) Except as set forth on Section 5.13(f) of the Company Disclosure Letter, no arrangement exists pursuant to which a Rubicon Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax or other tax on a payment to such person.

(g) Each Rubicon Company and each of their ERISA Affiliates has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code. The Rubicon Companies (i) have offered their full-time employees minimum essential coverage that is affordable and provides minimum value to the extent required to avoid a penalty under Code Section 4980H; and (ii) have satisfied the requirements of Code Sections 6055 and 6056, to the extent applicable.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code; or (iv) restrict the right to amend or terminate any Company Benefit Plan.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2018 or its inception (whichever is later), and all applicable regulations and notices issued thereunder. No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(j) There are no pending, or to the Rubicon Company’s knowledge, threatened actions, suits or claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, as applicable, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

(k) Except to the extent required by Section 4980B of the Code or similar state Law, no Rubicon Company provides health or welfare benefits to any former or retired employee or service provider or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

Section 5.14. Labor Relations; Employees.

(a) Except as set forth in Section 5.14(a) of the Company Disclosure Letter, no Rubicon Company is a party to or bound by any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Rubicon Company, and to the knowledge of any Rubicon Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees in the past three (3) years. There has not occurred or, to the knowledge of any Rubicon Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees in the past five (5) years. Section 5.14(a) of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of any Rubicon Company, threatened between any Rubicon Company and Persons employed by or providing services as independent contractors to a Rubicon Company. No current officer of a Rubicon Company has provided any Rubicon Company written or, to the knowledge of any Rubicon Company, oral notice of his or her plan to terminate his or her employment with any Rubicon Company.

(b) Except as set forth in Section 5.14(b) of the Company Disclosure Letter, each Rubicon Company (i) is and has in the last five (5) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including with respect to terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the knowledge of any Rubicon Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against a Rubicon Company, and (ii) has paid all wages, salaries, bonuses, commissions, wage premiums, fees and other compensation that have become due and payable to its employees, individual consultants, individual independent contractors, and other individual service providers pursuant to any Law or Contract or policy of any Rubicon Company, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth on Section 5.14(b) of the Company Disclosure Letter, there are no (and there has not within the last three (3) years been) Legal Proceedings pending or, to the knowledge of the Rubicon Companies, threatened against a Rubicon Company brought by or on behalf of any applicant for employment, any current or former employee intern, volunteer, consultant, independent contractor, or any Person alleging to be a current or former employee, or any Governmental Authority, arising from or relating to his or her employment or engagement, termination of employment or engagement, applicable for employment or engagement, any employee benefits, or any other employment-related Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Rubicon Companies, there has not in the past three (3) years been any act or allegation of or relating to sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of any of the Rubicon Companies relating to the foregoing, in each case involving any of the Rubicon Companies or any of their respective current or former employees, officers, directors, or managers, individual independent contractors or other service providers of the Rubicon Companies, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor has any such action, settlement or other arrangement been proposed or, to the Rubicon Company’s knowledge, threatened.

(c) Within the past three (3) years, no Rubicon Company has undertaken any action constituting a “plant closing” or “mass layoff” (each as defined in the WARN Act), nor has any Rubicon Company incurred any unsatisfied Liability or obligation under the WARN Act in the past three (3) years.

Section 5.15. Taxes.

(a) Each Rubicon Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns were, true, accurate, correct and complete in all material respects. All material amounts of Taxes due and owing by a Rubicon Company have been paid within applicable time limits (taking into account valid extensions), other than such Taxes for which adequate reserves in the Financial Statements have been established. Each Rubicon Company has paid, collected or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, and all such collected or withheld Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(b) There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Rubicon Company by a Governmental Authority in a jurisdiction where the Rubicon Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in such jurisdiction.

(c) No Rubicon Company is being audited by any Governmental Authority in respect of any Tax nor has a Rubicon Company been notified in writing or, to the knowledge of the Company, orally by any Governmental Authority that any audit is contemplated or pending in respect of any Tax. There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending against a Rubicon Company in respect of any Tax, and no Rubicon Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Financial Statements have been established).

(d) There are no Liens with respect to any Taxes upon any Rubicon Company’s assets, other than Taxes described in clause (ii) of the definition of Permitted Liens.

(e) There are no outstanding agreements waiving or extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of a Rubicon Company and no written request for any such waiver or extension is currently pending. There are no outstanding requests by a Rubicon Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return (other than automatic extensions of not more than six months).

(f) No Rubicon Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(g) No Rubicon Company has been a party to, participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulations Section 1.6011-4(b)(2).

(h) No Rubicon Company has any Liability or potential Liability for the Taxes of another Person (other than another Rubicon Company) that are not adequately reflected in the Financial Statements (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(i) No Rubicon Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(j) No Rubicon Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been (A) during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the applicable Rubicon Company is or was the common parent corporation.

(k) Each Rubicon Company has complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(l) No election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) has been made with respect to any Rubicon Company.

(m) As of the Closing Date, no Rubicon Company has taken or agreed to take any action, or has any reason to believe that any conditions exist with respect to the Rubicon Company that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 2.7.

(n) Except as expressly provided in Section 5.13(d), the representations and warranties in this Section 5.15 are the only representations and warranties being made by the Rubicon Companies with respect to Taxes.

Section 5.16. Brokers’ Fees. Except as set forth on Section 5.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Rubicon Companies or any of their Affiliates for which Acquiror or any of the Rubicon Companies has any obligation.

Section 5.17. Insurance. Section 5.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the Insurance Policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 5.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole. The Rubicon Companies do not maintain any self-insurance programs.

Section 5.18. Licenses. Except as set forth in Section 5.18 of the Company Disclosure Letter, the Rubicon Companies maintain all Licenses necessary for the Rubicon Companies to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and all such Licenses are valid, final, and in full force and effect. Except as set forth in Section 5.18 of the Company Disclosure Letter, none of the Rubicon Companies: (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past five (5) years, has received any notice that any Governmental Authority that has issued any License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire, except as would not reasonably be expected to be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

Section 5.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Rubicon Companies as owned by a Rubicon Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Rubicon Companies are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Rubicon Companies.

Section 5.20. Real Property. Section 5.20 of the Company Disclosure Letter contains a complete and accurate list of all premises currently leased or subleased by a Rubicon Company for the operation of the business of a Rubicon Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to the Acquiror a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Rubicon Company or any other party under any of the Company Real Property Leases, and no Rubicon Company has received notice of any such condition. No Rubicon Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

Section 5.21. Intellectual Property.

(a) Section 5.21(a)(i) of the Company Disclosure Letter sets forth an accurate and complete list of: (i) all Company Registered IP, specifying as to each item, as applicable: (A) the nature of the item, including the title (if applicable), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers; and (ii) all other material unregistered Owned Intellectual Property. Each Rubicon Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Owned Intellectual Property. No item of Company Registered IP that consists of a pending patent application fails to identify all pertinent inventors, and for each patent and patent application in the Company Registered IP, the Rubicon Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Section 5.21(a)(ii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Rubicon Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Rubicon Company has recorded all necessary assignments of all Company Registered IP.

(b) All registrations for Company Registered IP are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Company Registered IP are pending and in good standing, all without any non-governmental challenge of any kind. No Rubicon Company is party to any Contract that requires a Rubicon Company to assign to any Person all of its rights in any Intellectual Property developed by a Rubicon Company under such Contract.

(c) Except as set forth in Section 5.21(c)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Rubicon Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company Intellectual Property, nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 5.21(c)(i) of the Company Disclosure Letter, in the past six (6) years, no Rubicon Company has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property, or right of publicity, of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Rubicon Company (including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of any products or services of each Rubicon Company and the use of the Owned Intellectual Property), or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, nor to the knowledge of the Company is there a reasonable basis therefor. There are no Governmental Orders to which any Rubicon Company is a party or its otherwise bound that (i) restrict the rights of a Rubicon Company to use, transfer, license or enforce any Intellectual Property owned by a Rubicon Company, (ii) restrict the conduct of the business of a Rubicon Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Rubicon Company. Except as set forth in Section 5.21(c)(ii) of the Company Disclosure Letter, to the Company’s knowledge, no Rubicon Company is currently infringing, misappropriating, or otherwise violating, or has, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property, or right of publicity, of any other Person in connection with the ownership, use or license of any Owned Intellectual Property or the present or past conduct of the business of each Rubicon Company, and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services. Except as set forth in Section 5.21(c)(ii) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company Intellectual Property.

(d) All Persons involved in the development of any Owned Intellectual Property, including officers, directors, employees and independent contractors of a Rubicon Company (and each of their respective Affiliates) have assigned to the applicable Rubicon Company all Intellectual Property arising from the services performed for such Rubicon Company by such Persons. No Persons, including current or former officers, employees or independent contractors of a Rubicon Company have claimed any ownership interest in any Intellectual Property owned by a Rubicon Company and to the knowledge of the Company there is no reasonable basis therefor. The Company has taken commercially reasonable actions to protect all of the Owned Intellectual Property, including (i) the secrecy, confidentiality and value of all trade secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom the Company has a confidentiality obligation. To the knowledge of the Company, there has been no violation of a Rubicon Company’s policies or practices related to protection of Company Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Rubicon Company. To the Company’s knowledge, none of the employees of any Rubicon Company is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of such employee’s best efforts to promote the interests of the Rubicon Companies, or that would conflict with the business of any Rubicon Company as presently conducted or contemplated to be conducted.

(e) To the knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Rubicon Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Rubicon Company. Each Rubicon Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Company’s knowledge, the operation of the business of the Rubicon Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) Except as set forth in Section 5.21(e) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of, (i) any Contract providing for the license or other use of Owned Intellectual Property, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Rubicon Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Rubicon Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Rubicon Companies would otherwise be required to pay in the absence of such transactions.

(g) All Owned Software (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Rubicon Companies or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, (iii) to the Company’s knowledge, does not contain any Malicious Code, and (iv) has been maintained by the applicable Rubicon Company, in all material respects, in accordance with its contractual obligations to customers or other transferees. Except as set forth on Section 5.21(a)(ii) of the Company Disclosure Letter, no Person other than the applicable Rubicon Company possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software, and all such source code has been maintained strictly confidential. The Rubicon Companies have no obligation to afford any Person access to any such source code. The Rubicon Companies are in possession of all documentation and other materials relating to the Software used in and material to the business of each Rubicon Company that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the business of each Rubicon Company, including installation and user documentation, engineering specifications, flow charts, programmers’ notes, and know-how. No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Software or any product or service of the Rubicon Companies in any manner that may (i) require, or condition the use or distribution of any Owned Software or any such product or service on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software, product, or service or (ii) otherwise impose any material limitation, restriction, or condition on the right or ability of each Rubicon Company to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property.

Section 5.22. Environmental Matters.

(a) Except as set forth in Section 5.22(a) of the Company Disclosure Letter, the Rubicon Companies are and for the past five (5) years have been in compliance with all Environmental Laws and all Licenses required under Environmental Law in all material respects.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any License required under Environmental Law, and none of the Rubicon Companies has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any License required under Environmental Law.

(c) There has been no Release of any Hazardous Materials by the Rubicon Companies or, to the knowledge of the Company, any other Person (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Rubicon Companies have been transported to, sent, placed or disposed of, except as would not be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

(d) None of the Rubicon Companies are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Rubicon Companies or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(e) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Rubicon Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

(f) Except as set forth on Section 5.22(f) of the Company Disclosure Letter, none of the Rubicon Companies has assumed or retained by contract, operation of law, or otherwise, or indemnified or held harmless any Person for, any material liability or material obligation under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Rubicon Companies, taken as a whole.

(g) The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Rubicon Companies concerning the environmental condition of the Leased Real Property or any real property formerly owned or leased by any of the Rubicon Companies or any non-compliance of the Rubicon Companies with, or liability of any Rubicon Company under, Environmental Law.

Section 5.23. Absence of Changes. Except as set forth in Section 5.23 of the Company Disclosure Letter, since the Interim Balance Sheet Date, (a) the Rubicon Companies have conducted the business in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of this Transactions and COVID-19 Measures), (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, any purchase, redemption or other acquisition by the Company of any securities of the Rubicon Companies, including any Rubicon Award and (d) any action taken or agreed upon by any of the Rubicon Companies that would be prohibited by Section 7.1 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 5.24. Anti-Corruption Compliance.

(a) For the past five (5) years, none of the Rubicon Companies, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Rubicon Companies, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Rubicon Companies has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Rubicon Companies.

Section 5.25. Sanctions and International Trade Compliance.

(a) The Rubicon Companies (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against any Rubicon Company related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) None of the Rubicon Companies nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Rubicon Companies, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 5.26. Information Supplied. None of the information supplied or to be supplied by the Rubicon Companies specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror Entities for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.27. Top Customers; Top Haulers. Section 5.27 of the Company Disclosure Letter sets forth, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2020 and (b) the period from January 1, 2021 through the Interim Balance Sheet Date, the ten (10) largest customers of the Rubicon Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Rubicon Companies (the “Top Haulers”), along with the amounts of such dollar volumes. Except as set forth on Section 5.27 of the Company Disclosure Letter, no Top Hauler within the last twelve (12) months (i) has cancelled or otherwise terminated, or, to the Company’s knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Rubicon Company or (ii) has materially decreased or, to the Company’s knowledge, threatened to stop, material decrease or limit, or, to the Company’s knowledge, intends to materially modify its material relationships with a Rubicon Company or stop, decrease or limit materially its products or services to any Rubicon Company or its usage or purchase of the products or services of any Rubicon Company.

Section 5.28. Transactions with Affiliates. Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business or as disclosed on Section 5.28 of the Company Disclosure Letter, none of the Rubicon Companies nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Rubicon Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Rubicon Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Rubicon Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Rubicon Company in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 5.28 of the Company Disclosure Letter, no Rubicon Company has outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Rubicon Company.

Section 5.29. No Additional Representation or Warranties; No Reliance. Except as provided in this Article V (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Rubicon Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub I, Merger Sub II or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 5.29 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Company acknowledges and agrees that, except for the representations and warranties contained in Article VI (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article VI (as modified by the Acquiror Disclosure Letter). The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article VI (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.8, Section 6.11 and Section 6.14), or (ii) in the case of Acquiror Entities, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article VI), Acquiror Entities represent and warrant to the Company as follows:

Section 6.1. Acquiror Organization. Each of Acquiror Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror Entities, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub LLC and Blocker Merger Subs have no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub LLC and Blocker Merger Subs are held directly by Acquiror. Each of Acquiror Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 6.2. Due Authorization.

(a) Each Acquiror Entity has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror Entity, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Blocker Merger Subs, by Acquiror as the sole shareholder of each Blocker Merger Sub, and by Acquiror as the sole member of Merger Sub LLC, (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders and (iii) determined by the Board of Directors of each Blocker Merger Sub as advisable to each such Blocker Merger Sub and the sole shareholder of Blocker Merger Subs and recommended for approval by the sole shareholder of Blocker Merger Subs. No other action or proceeding on the part of the Acquiror Entities is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.

Section 6.3. No Conflict. Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by the Acquiror Entities and the other documents contemplated hereby by the Acquiror Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of any of the Acquiror Entities (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Acquiror Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which an Acquiror Entity is a party or by which an Acquiror Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of an Acquiror Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 6.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon an Acquiror Entity, nor are any assets of the Acquiror Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each Acquiror Entity is in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, the Acquiror Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 6.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6. Financial Statements; Internal Controls; Listing.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (the “Nasdaq”). The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or prohibit or terminate the listing of Acquiror Class A Ordinary Shares on Nasdaq.

(d) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of the Acquiror Entities with respect to the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICA, (iii) the Domestication and the filing of the Certificate of Merger and certificates of merger to effectuate such mergers set forth on Section 2.1(b) of the Company Disclosure Letter with the DE SOS, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) the filing with the NYSE and Nasdaq and such other compliance with NYSE and Nasdaq rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 6.8. Trust Account. As of the date of this Agreement, Acquiror has at least $320,993,750 in the Trust Account (including, if applicable, an aggregate of approximately $11,068,750 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 14, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their Acquiror Ordinary Shares pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.

Section 6.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10. No Undisclosed Liabilities. Except for any fees and expenses payable by the Acquiror Entities as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against an Acquiror Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of the Acquiror Entities, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.11. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is US$50,000 divided into (i) 479,000,000 Acquiror Class A Ordinary Shares, 31,625,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Acquiror Class B Ordinary Shares, of which 7,906,250 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no such shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), together with the Acquiror Warrants and Acquiror Units, collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 15,812,500 Acquiror Public Warrants and 14,204,375 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, the Working Capital Loans, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 6.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), and the Working Capital Loans, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Merger Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub LLC and the Blocker Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.12. Brokers’ Fees. Except fees described in Section 6.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.13. Indebtedness. Except for such Indebtedness described on Section 6.13 of the Acquiror Disclosure Letter, as of the date hereof, none of the Acquiror Entities has any Indebtedness.

Section 6.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct, complete and accurate in all material respects. All material amounts of Taxes due and owing by Acquiror or its Subsidiaries have been paid within applicable time limits (taking into account valid extensions). All Taxes required to be paid, collected, or withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, have been paid to the appropriate Governmental Authorities, collected, or withheld, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of Acquiror or its Subsidiaries.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or its Subsidiaries that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) There are no ongoing or pending Legal Proceedings with respect to any Taxes of Acquiror or its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or its Subsidiaries. There are no outstanding requests by the Acquiror for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e) Neither Acquiror nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Rubicon Companies and Blocker Companies) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(f) As of the Closing Date, the Acquiror and its Subsidiaries have not taken or agreed to take any action, and does not have any reason to believe that any conditions exist with respect to the Acquiror or any of its Subsidiaries that would reasonably be expected to prevent, impair or impede the transactions contemplated by this Agreement from being treated as set forth in Section 2.7. Without limiting the generality of the preceding sentence, each Blocker Merger Sub and Merger Sub LLC was formed solely to facilitate the transactions contemplated by this Agreement and has never had any activities, assets or liabilities other than in connection with such transactions.

(g) The Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code (or similar provision of Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or similar provision Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) advance payments, prepaid or deferred amounts received on or prior to the Closing Date, other than in the ordinary course of business.

(h) Acquiror has not been notified in writing (i) of any proposed Tax claims or assessments against the Acquiror (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP or are immaterial in amount), or (ii) that the Acquiror may be subject to Tax in a jurisdiction that is not listed on Section 6.14(g) of the Acquiror Disclosure Letter.

(i) The Acquiror and its Subsidiaries have complied in all material respects with all applicable transfer pricing rules described in Section 482 of the Code and the regulations thereunder, or any corresponding or similar provision of state, local or foreign Law.

(j) The Acquiror and each of its Subsidiaries is, and has always been resident only in its jurisdiction of organization for Tax purposes (in the case of the Acquiror, including its jurisdiction of organization immediately after the Domestication) and is not and has not been, treated as having a permanent establishment, branch or taxable presence in any jurisdiction other than in its jurisdiction of organization.

(k) The Acquiror is, and has at all times since its formation been, classified as a corporation and has not elected to be treated other than as a C corporation, in each case, for U.S. federal income tax purposes.

(l) As of the Closing Date, each of the Domestication and the conversion of Acquiror Class B Ordinary Shares into Surviving Pubco Class A Shares met all applicable requirements to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) and (E) of the Code (respectively).

(m) Except as expressly provided in Section 6.18, the representations and warranties in this Section 6.14 are the only representations and warranties being made by the Acquiror Entities with respect to Taxes.

Section 6.15. Business Activities.

(a) Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts in excess of $500,000 outstanding under any Working Capital Loans.

Section 6.16. Stock Market Quotation. The Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUN”. As of the date hereof, the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUNU”. As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUNW”. Acquiror is in compliance with the rules of Nasdaq and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Ordinary Shares or Acquiror Warrants or terminate the listing of Acquiror Class A Ordinary Shares or Acquiror Warrants on Nasdaq. None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Ordinary Shares or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.17. PIPE Investment. Acquiror has made available to the Company true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have committed to provide the PIPE Investment in an amount equal to the PIPE Commitment Amount to Acquiror in connection with the transactions contemplated by this Agreement, and as of the date hereof, each such Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The shares to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the PIPE Investors against full payment therefor in accordance with the terms of each Subscription Agreement, such shares will be validly issued, fully paid and non-assessable. There are no other Contracts between Acquiror and any PIPE Investor relating to any such Subscription Agreement and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement on the Closing Date. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 6.18. Compensation and Benefit Matters. As of the date of this Agreement, except as contemplated by this Agreement, each of Acquiror, Merger Sub I and Merger Sub II does not sponsor, maintain or contribute to (or has any liability, contingent or otherwise with respect to) or has made any plan or commitment to establish or adopt (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (b) any other bonus, profit-sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, restricted stock unit, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, individual employment, individual consulting, executive compensation, incentive, commission, retention, change-in-control plan, policy, program, arrangement or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider of each of the Acquiror Entities or its dependents, spouses, or beneficiaries, in each case, prior to the Effective Time. Neither the execution and delivery of this Agreement by each of the Acquiror Entities nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any employee or individual independent contractor of each of the Acquiror Entities, (ii) result in any forgiveness of indebtedness to any employee or individual independent contractor of each of the Acquiror Entities, (iii) increase any benefits otherwise payable by the each of the Acquiror Entities, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code under any plan maintained by the Acquiror Entities prior to the Closing, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, reasonably be expected to result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code with respect to any current or former officer, director, or other service provider of Acquiror Entities who is a “disqualified individual” within the meaning of Section 280G of the Code. There is no Contract or plan by which each of the Acquiror Entities is bound to compensate any current or former officer, director, or other service provider of Acquiror Entities for excise Taxes pursuant to Section 4999 of the Code.

Section 6.19. Affiliate Agreements. Except as described in the Acquiror SEC Filings, there are no material transactions, Contracts, agreements, arrangements or undertakings between Acquiror and any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror and its Subsidiaries, on the other hand.

Section 6.20. No Additional Representation or Warranties. Except as provided in this Article VI (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Acquiror Entities nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 6.20 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF the Acquiror Entities MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE RUBICON COMPANIES OR BLOCKER COMPANIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF the Acquiror Entities OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of the Acquiror Entities acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Company Disclosure Letter) and Article IV (as modified by the Blocker Company Disclosure Letter), neither Company or its Affiliates nor the Blocker Companies nor any of their Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Rubicon Companies or Blocker Companies or the transactions contemplated hereunder, including in respect of the Company or Blocker Companies and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Company Disclosure Letter) and Article IV (as modified by the Blocker Company Disclosure Letter). Each of the Acquiror Entities is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Company Disclosure Letter) and Article IV (as modified by the Blocker Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article VII
COVENANTS OF THE COMPANY

Section 7.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measures):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) (i) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Rubicon Companies (including Rubicon Awards) or (ii) make or declare any cash or non-cash dividend or distribution to the Company Interest Holders, or make any other distributions in respect of any of the equity interests of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Rubicon Companies, except for (i) the acquisition by the Rubicon Companies of any shares of capital stock, membership interests or other equity interests (other than Rubicon Awards) of the Rubicon Companies in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) enter into, modify or otherwise amend, waive any material right or obligation, or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 5.12(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practices or as required by Law;

(f) enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company (other than Agreements between or among the Rubicon Companies);

(g) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Rubicon Companies, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (ii) transactions in the ordinary course of business consistent with past practice;

(h) except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 5.12 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Rubicon Companies, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation equal to or greater than $250,000, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business consistent with past practice), (iv) increase the cash compensation or cash bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Rubicon Companies, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Rubicon Companies;

(i) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Rubicon Companies as the bargaining representative for any employees of the Rubicon Companies;

(j) terminate the employment of any officer or other key employee or any group of employees (in each case, other than for cause), or hire any employee with base annual compensation equal to or greater than $250,000;

(k) (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business;

(l) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Rubicon Companies, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act) in excess of $75,000,000 individually or $95,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $75,000,000 individually or $95,000,000 in the aggregate, except in the ordinary course of business consistent with past practice, (iv) make or commit to make capital expenditures other than in an amount not in excess of $50,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Rubicon Companies in connection with any Indebtedness thereof (other than Permitted Liens);

(m) (i) Make, change or rescind any material election relating to Taxes, (ii) adopt or change any annual Tax accounting period or any material accounting method or policies with respect to Taxes, (iii) settle, compromise or abandon any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material liability for Taxes, (iv) enter into any closing agreement with respect to any material amount of Taxes, (v) amend any material Tax Return, (vi) surrender any claim for material refund, or (vii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, or (viii) enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), excluding, in each case, actions taken within the ordinary course of business consistent with past practices;

(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Rubicon Company (other than the Mergers);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than in the ordinary course of business or where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing;

(p) transfer, dispose of, abandon or permit to lapse any rights to any material Intellectual Property owned by the Rubicon Companies except for in the ordinary course of business, in the exercise of reasonable business judgment or the expiration of Company Registered IP in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(q) terminate without replacement or amend in a manner materially detrimental to the Rubicon Companies, taken as a whole any License or Insurance Policy; or

(r) authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 7.1.

Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, by the Rubicon Companies or its Subsidiaries in response to the COVID-19 pandemic (including pursuant to any applicable Law, directive, pronouncement or guideline issued by a Governmental Authority related to the COVID-19 pandemic) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act.

Section 7.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Rubicon Companies by third parties that may be in the Rubicon Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Rubicon Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Rubicon Companies, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Rubicon Companies as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Rubicon Companies without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Rubicon Companies in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

Section 7.3. Preparation and Delivery of Additional Company Financial Statements.

 (a) As soon as reasonably practicable, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings unitholders’ equity and cash flows of the Target Companies as of and for the year ended December 31, 2021 (the “2021 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b) If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to May 16, 2022, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, unitholders’ deficit, and cash flow of the Target Companies as of and for the three-month period ended March 31, 2022, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

Section 7.4. Affiliate Agreements. All Contracts set forth on Section 7.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Rubicon Companies or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 7.4 of the Company Disclosure Letter.

Section 7.5. Consents. The Rubicon Companies and Blocker Companies shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 5.4, and Section 7.5 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 5.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. Subject to Laws relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company and Blocker Companies on the information provided in connection with obtaining such consents and as to the form and substance of such consents. Acquiror and its Subsidiaries shall cooperate with and assist the Company and Blocker Companies in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Acquiror nor its Subsidiaries shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 7.6. Company Interest Holder Approval. After the execution of this Agreement and in accordance with the DLLCA, the Company shall use its reasonable best efforts to solicit (a) the agreement and written consent of the Company Interest Holders (the “Written Consent”) to approve, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law, this Agreement and the transactions contemplated thereby and (b) all other consents necessary pursuant to the Company’s Governing Documents to effectuate the transactions contemplated by this Agreement (the “Company Interest Holder Approval”). The Company shall recommend the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby by the Company Interest Holders and shall not withdraw, amend or modify, or propose to resolve to withdraw, amend or modify such recommendation. The Company shall comply with the DLLCA and all other applicable Law with respect to the submission to the Company Interest Holders of this Agreement, the Mergers and the transactions contemplated hereby, the distribution to the Company Interest Holders of any solicitation materials (or any amendment or supplement thereto) and the solicitation of the Written Consent.

Section 7.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 7.8. 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven (7) business days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.8 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. In connection with the foregoing, Acquiror shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Acquiror or its Affiliates (“Purchaser Payments”), together with all Section 280G payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least twenty (20) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 7.8 or otherwise in this Agreement, to the extent Acquiror has provided inaccurate information, or the Acquiror’s omission of information has resulted in inaccurate information, with respect to any Purchaser Payments, and such inaccurate information is not corrected prior to the Closing, there shall be no breach of the covenant contained herein or the representation set forth in Section 5.13(f) above to the extent caused by such inaccurate or omitted information. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the Company Interest Holders was solicited in accordance with the foregoing and whether the requisite number of votes was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.9. Blocker Company Conduct of Business. During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each Blocker Company shall (i) cause the business of the Blocker Company to be conducted only in the ordinary course of business consistent with past practice and (ii) not make, change or revoke any Tax election, change any method of Tax accounting, change any Tax period, amend any Tax Return, enter into any closing agreement with respect to Taxes, or settle or compromise any Tax claim, or enter into any Tax sharing or similar agreement.

Article VIII
COVENANTS OF ACQUIROR

Section 8.1. Shareholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (i) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (ii) pay all amounts due in respect of the Company Transaction Expenses and Acquiror Transaction Expenses, and (iii) immediately following the payments described in clauses (i) and (ii) above, pay all remaining amounts then available in the Trust Account to the account(s) designated in writing by Acquiror, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 8.3. Listing. From the date hereof through the Domestication, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq (b) prepare and submit to the New York Stock Exchange (the “NYSE”) a listing application, if required under NYSE rules and regulations, as promptly as practicable after the execution of this Agreement, covering the shares of Surviving Pubco Class A Shares and Surviving Pubco Public Warrants, and (c) obtain approval for the listing of such shares of Surviving Pubco Class A Shares and Surviving Pubco Public Warrants. The Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 8.4. Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i) change, modify or amend or seek any approval from the Acquiror Shareholders to change, modify or amend, the Trust Agreement or any other agreement related to the Trust Account or the Governing Documents of the Acquiror Entities, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Acquiror Entities, other than a redemption of Acquiror Class A Ordinary Shares made as part of the Acquiror Share Redemptions;

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

(iv) create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Rubicon Companies or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, including any Working Capital Loan in excess of $500,000 (provided that any Working Capital Loans outstanding immediately prior to the Closing shall be repaid in cash and shall constitute Acquiror Transaction Expenses);

(v) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuances contemplated by Article III or issuances of Surviving Pubco Class A Shares pursuant to the PIPE Investment or any Alternative PIPE Investment, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(vi) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Mergers);

(vii) except the Ancillary Agreements, enter into, review or amend any Contract with an Affiliate (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(viii) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(ix) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(xi) enter into any agreement to do any action prohibited under this Section 8.4.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.

Section 8.5. PIPE Subscriptions.

(a) Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the PIPE Commitment Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Surviving Pubco Class A Shares contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to (i) comply with respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, (iv) consummate the PIPE Investment when required pursuant to this Agreement, and (v) enforce its rights under the Subscription Agreements, in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b) Without limiting the generality of Section 8.5(a), Acquiror shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

(c) Acquiror may arrange for the purchase by third Persons of additional Surviving Pubco Class A Shares at a price per share of not less than $10.00 and on substantially the same terms as the PIPE Investment in effect as of the date hereof (including using subscription agreements in the same form as the Subscription Agreements entered into as of the date hereof), in an aggregate amount not to exceed $200,000,000 without the prior written consent of the Company, and such amounts shall be included within the definition and amount of the PIPE Investment Amount and Available Cash Amount for all purposes hereunder (including for purposes of Section 10.3(e)).

(d) If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall promptly use its commercially reasonable efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, Acquiror shall use its commercially reasonable efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Surviving Pubco Class A Shares containing terms and conditions not less favorable from the standpoint of Acquiror and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the commercially reasonable good-faith judgment of Acquiror and the Company). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Surviving Pubco Class A Shares under any Alternative Subscription Agreement.

Section 8.6. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the DE SOS a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Domesticated Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Domesticated Bylaws, (c) causing the directors and officers set forth on Section 8.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal and (d) completing and making and procuring all those filings required to be made with the Registrar of Companies in the Cayman Islands in connection with the Domestication. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Surviving Pubco Class A Share; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Surviving Pubco Class A Share; (iii) each then issued and outstanding Acquiror Public Warrant shall convert automatically into one (1) Surviving Pubco Public Warrant, pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant shall convert automatically into one (1) Surviving Pubco Private Placement Warrant, pursuant to the Warrant Agreement; and (v) each then issued and outstanding Acquiror Unit shall, to the extent not already split into underlying Surviving Pubco Class A Shares and Surviving Pubco Public Warrants by the holder thereof, convert automatically, into one (1) Surviving Pubco Class A Share and one-half of one Surviving Pubco Public Warrant.

Section 8.7. Post-Closing Directors and Officers of Acquiror. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Surviving Pubco shall consist of nine (9) directors, a majority of which will be independent under NYSE rules and regulations, and shall initially include:

(i) seven (7) director nominees designated by the Company’s Board of Directors, one of whom shall serve as the chairperson of the Board of Directors;

(ii) two (2) director nominees designated by the Acquiror, who will each qualify as independent under applicable NYSE rules and regulations.

(b) If any Person nominated pursuant to Section 8.7(a) is not duly elected at the Acquiror’s Shareholder Meeting, the Parties shall take all necessary action to fill any such vacancy on the board of directors of Acquiror with an alternative Person designated by the Company’s Board of Directors or Acquiror pursuant to Section 8.7(a).

Article IX
JOINT COVENANTS

Section 9.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d) With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the Surviving Pubco Class A Shares and Surviving Pubco Public Warrants to be issued in exchange for the issued and outstanding Acquiror Class A Ordinary Shares, Acquiror Public Warrants and Acquiror Units comprising such, respectively, in the Domestication, (B) the Surviving Pubco Private Placement Warrants to be issued in exchange for the issued and outstanding Acquiror Private Placement Warrants, in the Domestication, (C) the shares of Surviving Pubco Class A Shares underlying the Surviving Pubco Public Warrants and Surviving Pubco Private Placement Warrants, and (D) the shares of Surviving Pubco Class A Shares issuable as Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE and Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror shall advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approvals. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of the Acquiror (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Transaction Proposals, (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption and (c) procure the passing of the Acquiror Class B Ordinary Resolution. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, including approval of Mergers, (B) adoption and approval of the Domestication in accordance with applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the Domesticated Charter (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Merger Consideration in connection with the Mergers and the issuance of Surviving Pubco Class A Shares in connection with the PIPE Investment, (E) approval of the adoption of the incentive equity plan (the “Incentive Plan”) in the form reasonably agreed to by the Parties and approved by the board of directors of the Acquiror prior to filing the Registration Statement (with such changes as may be agreed in writing by Acquiror and the Company), (F) election of directors effective as of the Closing as contemplated by Section 8.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”), except as required by applicable Law. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, and by way of the Acquiror Class B Ordinary Resolution, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 9.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of Acquiror Class A Ordinary Shares the opportunity to elect redemption of such Acquiror Class A Ordinary Shares in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

Section 9.3. Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 9.4. Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be treated as set forth in Section 2.7. The Parties shall maintain their books and records and file or cause to be filed all federal, state and local income Tax Returns and schedules thereto in a manner consistent with Section 2.7, except as otherwise required by a change in applicable Law after the date of this Agreement or a final determination within the meaning of section 1313(a)(1) of the Code.

(b) Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the Mergers will be paid by the Acquiror when due, and Acquiror will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(c) Without the prior written consent of the Company Interest Holders and Incentive Unit Holders, Acquiror, the Company, and their respective Affiliates shall not, with respect to any Pre-Closing Tax Period, make, change or rescind any Tax election, claim a refund, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction, in each case, that would have, or reasonably be expected to have, the effect of (1) increasing the Tax liability of any of the Rubicon Companies in respect of any Pre-Closing Tax Period or portion thereof or (2) increasing the Tax liability, or giving rise to other liabilities, on the part of any Company Interest Holders or Incentive Unit Holders.

(d) Acquiror and the Company agree to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Rubicon Companies as is reasonably necessary for the filing of all Tax Returns of or with respect to any Rubicon Company, the making of any election related to Taxes of or with respect to any Rubicon Company, the preparation for any audit by any Tax authority and the prosecution or defense of any claim or other disputes relating to any Tax Return of or with respect to any Rubicon Company. Acquiror and the Company will cooperate with each other in the conduct of any audit or other proceeding related to Taxes of or with respect to any Rubicon Company.

(e) The Company and each relevant Rubicon Company shall have an effective election under Section 754 of the Code in effect for the taxable year that includes the Closing Date.

(f) The Parties agree that, for U.S. federal income tax purposes, any Cash Transaction Bonus Amount and Company Transaction Expenses shall be allocated and attributable to a Pre-Closing Tax Period to the maximum extent allowed under applicable Law.

Section 9.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 9.6. No Solicitation.

(a) Except as set forth in Section 9.6(a) of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its respective employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than Acquiror and its agents, representatives, advisors) concerning any debt or equity financing (other than any such debt or equity financing contemplated or permitted under this Agreement), merger, acquisition, consolidation, sale of all or substantially all of the ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. Notwithstanding anything to the contrary, the foregoing shall not restrict the Company’s Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than the Rubicon Companies.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Acquiror and its Subsidiaries shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, purchase of all or substantially all of the ownership interests or assets of Acquiror, recapitalization or similar business combination transaction (each, a “Acquiror Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an Acquiror Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination. Acquiror and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Acquiror Business Combination. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(c) The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Acquiror if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If the Company or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination, such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

(d) Acquiror shall promptly notify the Company if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Acquiror Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If Acquiror or its Representatives receives an inquiry, proposal, offer or submission with respect to an Acquiror Business Combination such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

Section 9.7. Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article V or of any covenant that would cause the conditions set forth in Section 10.2(a) or Section 10.2(b), as applicable, or not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article VI or of any covenant that would cause the conditions set forth in Section 10.3(a) or Section 10.3(b), as applicable, or not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach.

Section 9.8. Indemnification; Directors’ and Officers’ Insurance.

(a) Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the managers and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 9.8 of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Company shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were managers or officers of the Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law. Prior to the Effective Time, the Company may, at its option, enter into customary indemnification agreements with its existing managers and officers in a form reasonably acceptable to Acquiror, and Acquiror agrees that any such indemnification agreements shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing in accordance with their terms.

(b) None of Acquiror or the Company shall have any obligation under this Section 9.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at its option and at or prior to the Closing, and Acquiror shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Tail Policy”). Any such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof.

(d) Prior to the Effective Time, Acquiror shall purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. If Acquiror elects to purchase such an Acquiror D&O Tail Policy prior to the Effective Time, Acquiror will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e) If Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or the Company shall assume all of the obligations set forth in this Section 9.8 unless otherwise assumed by operation of Law.

(f) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 9.8 are intended to be third-party beneficiaries of this Section 9.8. This Section 9.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 9.9. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company or the Acquiror (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 9.10. Employment Agreements. At the Closing, the Surviving Company and Surviving Pubco shall work in good faith to assign or cause to be assigned the Amended Employment Agreement to Surviving Pubco.

Article X
CONDITIONS TO OBLIGATIONS

Section 10.1. Mutual Closing Conditions. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approvals shall have been obtained;

(b) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(c) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

(e) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) The Domesticated Charter shall have been filed with the DE SOS at or prior to the Closing and prior to the consummation of the Mergers; and

(g) The shares of Surviving Pubco Class A Shares and Surviving Pubco Public Warrants to be issued in connection with the Mergers and Closing shall have been approved for listing on NYSE pursuant to Section 8.3.

Section 10.2. Conditions to Obligations of Acquiror Entities. The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company set forth in Section 5.1 (Company Organization), Section 5.2 (Subsidiaries) other than the last sentence thereof, Section 5.3 (Due Authorization), Section 5.6(a) (Capitalization), and Section 5.16 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Rubicon Companies shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement;

(d) The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a) and Section 2.4(c)(ii); and

(e) The Company Interest Holder Approval shall have been obtained.

Section 10.3. Conditions to the Obligations of the Rubicon Companies and Blocker Companies. The obligation of the Rubicon Companies and Blocker Companies to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of the Acquiror set forth in Section 6.1 (Acquiror Organization), Section 6.2 (Due Authorization), Section 6.11 (Capitalization of Acquiror), and Section 6.12 (Brokers’ Fees) shall be true and correct in all material respects as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article VI other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b) The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(d) Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(c)(i); and

(e) The Available Cash Amount shall equal or exceed $111,000,000.

Article XI
TERMINATION/EFFECTIVENESS

Section 11.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 11.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(c) by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice of Acquiror if the Company shall not have obtained the Company Interest Holder Approval and delivered to Acquiror, within one (1) business day prior to the Acquiror Shareholders’ Meeting, evidence that the Company Interest Holder Approval has been obtained;

(e) by written notice of the Company or Acquiror if the Closing has not occurred on or before the date that is eight (8) months after the date of this Agreement (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article X); provided, however, that if the Acquiror Shareholder Approval is obtained prior to the Agreement End Date, the Agreement End Date shall be extended by thirty (30) days.

(f) by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and any of Acquiror, Merger Sub I or Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; or

(g) by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub I or Merger Sub II set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XII
MISCELLANEOUS

Section 12.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-258158) (the “Prospectus”), substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its income Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the Acquiror Ordinary Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Ordinary Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to an Acquiror Entity prior to the Closing, to:

Founder SPAC
11752 Lake Potomac Drive
Potomac, Maryland 20854

Attention:	Osman Ahmed
Email:	osman@founderspac.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol St Suite 2400
Houston, TX 77002

Attention:	Michael Blankenship James R. Brown Louis B. Savage

Email:	mblankenship@winston.com jrbrown@winston.com lsavage@winston.com

(b) If to the Rubicon Companies or Blocker Companies prior to the Closing, or to Surviving Pubco, to:

Rubicon Technologies, LLC
950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attn:	William Meyer, General Counsel

Email:	bill.meyer@rubicon.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Ave.
New York, NY 10166

Attention:	Saee Muzumdar Evan D’Amico

Email:	SMuzumdar@gibsondunn.com EDAmico@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30075

Attention:	Scott A. Augustine

Erica L. Opitz

Email:	scott.augustine@chamberlainlaw.com

erica.opitz@chamberlainlaw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.4 shall be null and void, ab initio.

Section 12.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 9.8 (which shall be for the benefit of the D&O Persons), (b) the provisions of Section 12.18 (which shall be for the benefit of GDC and Winston), and (c) the provisions of Section 12.16 (which shall be for the benefit of the Persons described therein).

Section 12.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 8.2.

Section 12.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Confidentiality Agreement, dated as of October 20, 2021, between Acquiror and the Company (the “Confidentiality Agreement”), (c) the Domesticated Charter, (d) the Domesticated Bylaws, (e) the A&R LLCA, (f) the Sponsor Support Agreement, (g) the Voting Agreements, (h) the Lock-Up Agreements, (i) the Subscription Agreements, (j) the Tax Receivables Agreement, (k) the Registration Rights Agreement, and (l) the Incentive Plan (clauses (b) through (l), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b) The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 12.12. Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company equityholders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.

Section 12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or its Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 11.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Founder Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Winston & Strawn LLP (“Winston”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Founder Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Founder Group, on the one hand, and Winston, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Founder Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of Acquiror.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Founder Group, on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”) and Chamberlain, Hrdlicka, White, Williams & Aughtry (“CHWWA”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and GDC or CHWWA, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FOUNDER SPAC

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

RAVENCLAW MERGER SUB LLC

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Manager

RUBICON TECHNOLOGIES, LLC

By:	/s/ Nathaniel R. Morris
Name:	Nathaniel R. Morris
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

RAVENCLAW MERGER SUB CORPORATION 1

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

RAVENCLAW MERGER SUB CORPORATION 2

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

RAVENCLAW MERGER SUB CORPORATION 3

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BOOM CLOVER BUSINESS LIMITED

By:	/s/ Odilo Werlen
Name:	Odilo Werlen
Title:	Authorized Signatory/Director

NZSF FRONTIER INVESTMENTS INC.

By:	/s/ Hishaam Mirza
Name:	Hishaam Mirza
Title:	Director

PLC BLOCKER A LLC

By:	/s/ Daniel Platt
Name:	Daniel Platt
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

RUBICON TECHNOLOGIES, INC.

(a Delaware corporation)

Rubicon Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), does hereby certify as follows:

ARTICLE I

NAME

The name of the Corporation is Rubicon Technologies, Inc.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares that the Corporation shall have authority to issue is [●] shares, of which [●] shares shall be designated as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), [●] shares shall be designated as Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and [●] shares shall be designated as preferred stock, par value $[●] per share (the “Preferred Stock”).

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise expressly provided herein or as required by the DGCL, the holders of shares of Class A Common Stock, as such, and Class V Common Stock, as such, shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation. Except as otherwise expressly provided herein or required by the DGCL, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and each holder of Class V Common Stock shall be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the board of directors of the Corporation (the “Board”). Except as otherwise provided under this Certificate of Incorporation, dividends and other distributions shall not be declared or paid in respect of Class V Common Stock.

(c) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class V Common Stock shall not be entitled to receive any assets upon dissolution, liquidation or winding up of the Corporation.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article (including any Preferred Stock Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.5 No Redemption; Cancellation. The Common Stock is not redeemable. One share of Class V Common Stock will be automatically cancelled upon the exchange of a Class B Unit (as defined herein) for a share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies, LLC (“Rubicon LLC”), as the same may be amended, modified, supplemented and/or restated from time to time (the “LLC Agreement”).

Section 4.6 No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

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Section 4.7 Exchange.

(a) Rubicon LLC has issued units designated as “Class A Units” (each, a “Class A Unit”) and “Class B Units” (each, a “Class B Unit”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Units is referred to herein as a “Class B Holder.”

(b) Pursuant to and subject to the terms of the LLC Agreement, each Class B Holder has the right to surrender a Class B Unit to Rubicon LLC (at which point one share of Class V Common Stock held by such Class B Holder will be automatically cancelled pursuant to Section 4.5 of this Certificate of Incorporation), in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein and in the LLC Agreement.

Section 4.8 Retirement of Class V Common Stock. If any outstanding share of Class V Common Stock shall cease to be held by a concurrent holder of a Class B Unit (including a transferee of a Class B Unit), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be cancelled.

Section 4.9 Further Issuances of Class V Common Stock. No shares of Class V Common Stock shall be issued at any time after the filing and effectiveness of this Certificate of Incorporation except to a Class B Holder in a number necessary to maintain a one-to-one ratio between the number of Class B Units and the number of shares of Class V Common Stock outstanding.

Section 4.10 Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of effecting Exchanges (as defined in the LLC Agreement), such number of shares of Class A Common Stock as shall be deliverable under the LLC Agreement to effect any such Exchanges.

Section 4.11 Protective Provisions. Until such time as less than [●] shares of Class V Common Stock (such number to be adjusted to account for any division (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class V Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate of Incorporation) remain outstanding, the Corporation will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive Section 4.7, Section 4.10, this Section 4.11 or Section 4.12 (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class V Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the Corporation’s Bylaws, as the same may be amended or restated from time to time (the “Bylaws”).

Section 4.12 Reclassifications, Mergers and Other Transactions.

(a) If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class V Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class V Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class V Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause Rubicon LLC to make corresponding changes to the Class A Units and Class B Units to give effect to such subdivision, combination or reclassification.

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(b) The Corporation shall not consolidate, merge, combine or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each share of Class V Common Stock together with one Class B Unit shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, it would have been entitled to had it been exchanged into Class A Common Stock pursuant to the LLC Agreement immediately before such consolidation, merger, combination or other transaction (assuming for purposes of this determination that the Class B Holder was entitled to make such exchange). The consideration for each share of Class V Common Stock together with one Class B Unit shall be deemed to satisfy the immediately preceding sentence, so long as any differences in the kind and amount of stock or securities, cash and/or any other property are intended (as determined by the Board in good faith) to maintain the relative voting power of each share of Class V Common Stock relative to each share of Class A Common Stock; provided, further, that the foregoing provisions of this Section 4.12(b) shall not apply to any action or transaction (including any consolidation, merger or combination) approved by (A) the holders of a majority of the outstanding Class A Common Stock and (B) the holders of a majority of the outstanding Class V Common Stock, each of (A) and (B) voting as separate classes.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2 Classification.

(a) Except as may be otherwise provided with respect to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), the Board shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 5.2; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Section 5.2; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Section 5.2. Commencing with the first annual meeting of stockholders following the initial effectiveness of this Section 5.2, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Section 5.2.

(b) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

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(c) Any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon.

(d) During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.4 Election; Annual Meeting of Stockholders.

(a) Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation, shall be given in the manner and to the extent provided in or contemplated by the Bylaws.

(c) Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

ARTICLE VI

STOCKHOLDER ACTION

Section 6.1 No Action Without Meeting. Except with respect to actions required or permitted to be taken solely by holders of Preferred Stock pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), no action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent of stockholders in lieu of a meeting of stockholders.

Section 6.2 Special Meetings. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time only by the Board, the Chairman of the Board, or the Chief Executive Officer. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board.

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ARTICLE VII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII
corporate opportunity

Section 8.1 General. In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 8.2 No Duty to Refrain, Communicate or Offer. No Non-Employee Director or his or her Affiliates or Affiliated Entities (collectively, the “Identified Persons” and each, individually, an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly: (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time; or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 8.3 hereof. Subject to Section 8.3 hereof, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person (as defined below).

Section 8.3 Offers Presented Solely in Capacity as Director or Officer. Subject to Section 8.4 hereof, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such Non-Employee Director solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 8.2 hereof shall not apply to any such corporate opportunity.

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Section 8.4 Matters Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that: (a) the Corporation is neither financially or legally able, nor contractually permitted, to undertake; (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation; (c) is one in which the Corporation has no interest or reasonable expectancy; or (d) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate or Affiliated Entity over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Section 8.5 Certain Definitions. For purposes of this Article:

(a) “Affiliate” means: (i) when used in reference to the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) when used in reference to a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation);

(b) “Affiliated Entity,” when used in reference to a member of the Board, means: (i) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation); (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person; or (iii) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and

(c) “Person” means any individual and any corporation, partnership, unincorporated association or other entity.

Section 8.6 Notice and Consent. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 8.7 Amendments; Non-Exclusivity. Neither the alteration, amendment, addition to or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

ARTICLE IX

AMENDMENT

Section 9.1 Amendment of Certificate of Incorporation. The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by the laws of the State of Delaware. All powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required to adopt, amend or repeal, or adopt any provision inconsistent with, Articles V, VI, IX, and X of this Certificate of Incorporation.

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Section 9.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws, and in addition to any requirements of law, the affirmative vote of at least 66⅔% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 10.2 Amendment or Repeal. Any amendment, repeal or elimination of this Article, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article, shall not affect its application with respect to an act or omission by a director occurring before such amendment, adoption, repeal or elimination.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

Section 11.1 Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article, “internal corporate claims” means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any individual or entity purchasing or otherwise acquiring or holding any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article.

Section 11.2 Enforceability. If any provision of this Article shall be held to be invalid, illegal or unenforceable as applied to any individual, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article (including, without limitation, each portion of any sentence of this Article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other individuals or entities or circumstances shall not in any way be affected or impaired thereby.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [●] day of [●], 2022.

By:
Name:
Title:

Signature Page to Certificate of Incorporation

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EXHIBIT B

BYLAWS

OF

RUBICON TECHNOLOGIES, INC.

(a Delaware corporation)

Article I
CORPORATE OFFICES

Section 1.1 Registered Office. The registered office of Rubicon Technologies, Inc. (the “Corporation”) shall be fixed in the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Corporation may from time to time determine or the business of the Corporation may require.

Article II
MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the board of directors of the Corporation (the “Board of Directors”) shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.2 Special Meeting. Special meetings of stockholders may be called only in the manner set forth in the Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”). The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

Section 2.3 Notice of Stockholders’ Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting), the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, if the meeting is to be held solely by means of remote communications, the means for accessing the list of stockholders contemplated by Section 2.5 of these Bylaws, shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice.

(b) Except as otherwise required by law, notice may be given in writing directed to a stockholder’s mailing address as it appears on the records of the Corporation and shall be given: (i) if mailed, when notice is deposited in the U.S. mail, postage prepaid; and (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address.

(c) So long as the Corporation is subject to the Securities and Exchange Commission’s proxy rules set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notice shall be given in the manner required by such rules. To the extent permitted by such rules, notice may be given by electronic transmission directed to the stockholder’s electronic mail address, and if so given, shall be given when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”). If notice is given by electronic mail, such notice shall comply with the applicable provisions of Sections 232(a) and 232(d) of the DGCL.

(d) Notice may be given by other forms of electronic transmission with the consent of a stockholder in the manner permitted by Section 232(b) of the DGCL and shall be deemed given as provided therein.

(e) An affidavit that notice has been given, executed by the Secretary of the Corporation (the “Secretary”), Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

(f) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.6(a), and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4 Organization.

(a) Unless otherwise determined by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board of Directors (the “Chairman”), or in his or her absence, by the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or, in his or her absence, by another person designated by the Board of Directors. The Secretary, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

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(b) The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include, without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power to declare that a nomination or other business was not properly brought before the meeting if the facts warrant (including if a determination is made, pursuant to Section 2.10(c)(i) of these Bylaws, that a nomination or other business was not made or proposed, as the case may be, in accordance with Section 2.10 of these Bylaws), and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5 List of Stockholders. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting; or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6 Quorum. Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

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Section 2.7 Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any or no reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b). Any such meeting may be adjourned for any or no reason (and may be recessed if a quorum is not present or represented) from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8 Voting; Proxies.

(a) Except as otherwise required by law or the Certificate of Incorporation (including any Preferred Stock Designation), each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b) Except as otherwise required by law, the Certificate of Incorporation (including any Preferred Stock Designation), these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

(c) Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or an executed new proxy bearing a later date.

Section 2.9 [Submission of Information by Director Nominees.]

(a) To be eligible to be a nominee for election or re-election as a director of the Corporation, a person must deliver to the Secretary at the principal executive offices of the Corporation the following information:

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(i) a written representation and agreement, which shall be signed by such person and pursuant to which such person shall represent and agree that such person: (A) consents to serving as a director if elected and to being named in the Corporation’s proxy statement and form of proxy as a nominee, and currently intends to serve as a director for the full term for which such person is standing for election; (B) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity: (1) as to how the person, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation; or (2) that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed to the Corporation; and (D) if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors (which will be promptly provided following a request therefor); and

(ii) all completed and signed questionnaires prepared by the Corporation (including those questionnaires required of the Corporation’s directors and any other questionnaire the Corporation determines is necessary or advisable to assess whether a nominee will satisfy any qualifications or requirements imposed by the Certificate of Incorporation or these Bylaws, any law, rule, regulation or listing standard that may be applicable to the Corporation, and the Corporation’s corporate governance policies and guidelines) (all of the foregoing, “Questionnaires”). The Questionnaires will be promptly provided following a request therefor.

(b) A nominee for election or re-election as a director of the Corporation shall also provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director.

(c) Notwithstanding any other provision of these Bylaws, if a stockholder has submitted notice of an intent to nominate a candidate for election or re-election as a director pursuant to Section 2.10, the Questionnaires described in Section 2.9(a)(ii) above and the additional information described in Section 2.9(b) above shall be considered timely if provided to the Corporation promptly upon request by the Corporation, but in any event within five business days after such request, and all information provided pursuant to this Section 2.9 shall be deemed part of the stockholder’s notice submitted pursuant to Section 2.10.

Section 2.10 Notice of Stockholder Business and Nominations.

(a) Annual Meeting.

(i) Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors (or any authorized committee thereof); or (C) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(a) is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.10(a). For the avoidance of doubt, the foregoing clause (C) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).

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(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of the foregoing paragraph, the stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business (as defined in Section 2.10(c)(ii) below) on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, or if no annual meeting was held [or deemed to have been held] in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement (as defined in Section 2.10(c)(ii) below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice of the meeting has already been given to stockholders or a public announcement of the meeting date has already been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. For purposes of this Section 2.10, the [●] annual meeting of stockholders shall be deemed to have been held on [●]. Such stockholder’s notice shall set forth:

(A) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (2) the information required to be submitted by nominees pursuant to Section 2.9(a) above;

(B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the proposal is made;

(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed:

(1) the name and address of such stockholder, as they appear on the Corporation’s books, and the name and address of such beneficial owner;

(2) the class or series and number of shares of stock of the Corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting; and

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(3) a representation that the stockholder (or a qualified representative of the stockholder) intends to appear at the meeting to make such nomination or propose such business;

(D) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made or the other business is proposed, as to such beneficial owner, and if such stockholder or beneficial owner is an entity, as to each director, executive, managing member or control person of such entity (any such individual or control person, a “control person”):

(1) the class or series and number of shares of stock of the Corporation which are beneficially owned (as defined in Section 2.10(c)(ii) below) by such stockholder or beneficial owner and by any control person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of the class or series and number of shares of stock of the Corporation beneficially owned by such stockholder or beneficial owner and by any control person as of the record date for the meeting;

(2) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or control person and any other person, including, without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable) and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

(3) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the Corporation’s stock, or maintain, increase or decrease the voting power of the stockholder, beneficial owner or control person with respect to securities of the Corporation, and a representation that the stockholder will notify the Corporation in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

(4) a representation whether the stockholder or the beneficial owner, if any, will engage in a solicitation with respect to the nomination or other business and, if so, the name of each participant in such solicitation (as defined in Item 4 of Schedule 14A under the Exchange Act) and whether such person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of shares representing at least 50% of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination, or holders of at least the percentage of the Corporation’s stock required to approve or adopt the business to be proposed in the case of other business.

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(iii) Notwithstanding anything in Section 2.10(a)(ii) above or Section 2.10(b) below to the contrary, if the record date for determining the stockholders entitled to vote at any meeting of stockholders is different from the record date for determining the stockholders entitled to notice of the meeting, a stockholder’s notice required by this Section 2.10 shall set forth a representation that the stockholder will notify the Corporation in writing within five business days after the record date for determining the stockholders entitled to vote at the meeting, or by the opening of business on the date of the meeting (whichever is earlier), of the information required under clauses (ii)(C)(2) and (ii)(D)(1)-(3) of this Section 2.10(a), and such information when provided to the Corporation shall be current as of the record date for determining the stockholders entitled to vote at the meeting.

(iv) This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

(v) Notwithstanding anything in this Section 2.10(a) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for directors or specifying the size of the increased Board of Directors made by the Corporation at least 10 days prior to the last day a stockholder may deliver a notice in accordance with Section 2.10(a)(ii) above, a stockholder’s notice required by this Section 2.10(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Special Meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting: (i) by or at the direction of the Board of Directors (or any authorized committee thereof); or (ii) provided that one or more directors are to be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.10(b) is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who delivers notice thereof in writing setting forth the information required by Section 2.10(a) above and provides the additional information required by Section 2.9 above. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the notice required by this Section 2.10(b) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Corporation. The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In no event shall an adjournment, recess or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(c) General.

(i) Except as otherwise required by law, only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.10. Except as otherwise required by law, each of the Chairman, the Board of Directors or the chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10 (including whether a stockholder or beneficial owner solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in compliance with such stockholder’s representation as required by clause (a)(ii)(D)(4) of this Section 2.10). If any proposed nomination or other business is not in compliance with this Section 2.10, then except as otherwise required by law, the chairman of the meeting shall have the power to declare that such nomination shall be disregarded or that such other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Chairman, the Board of Directors or the chairman of the meeting, if the stockholder does not provide the information required under Section 2.9 or clauses (a)(ii)(C)(2) and (a)(ii)(D)(1)-(3) of this Section 2.10 to the Corporation within the time frames specified herein, any such nomination shall be disregarded and any such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, or otherwise determined by the Chairman, the Board of Directors or the chairman of the meeting, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other business (whether pursuant to the requirements of these Bylaws or in accordance with Rule 14a-8 under the Exchange Act), such nomination shall be disregarded and such other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. To be considered a qualified representative of a stockholder pursuant to the preceding sentence, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction of the writing) delivered to the Corporation prior to the making of such nomination or proposal at such meeting (and in any event not fewer than five days before the meeting) stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(ii) For purposes of this Section 2.10, the “close of business” shall mean [6:00 p.m. local time] at the principal executive offices of the Corporation on any calendar day, whether or not the day is a business day, and a “public announcement” shall mean disclosure in a press release reported by the [Dow Jones News Service, Associated Press] or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of clause (a)(ii)(D)(1) of this Section 2.10, shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both); (B) the right to vote such shares, alone or in concert with others; and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.

(iii) Nothing in this Section 2.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation (including any Preferred Stock Designation).

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Section 2.11 Inspectors of Election. Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting may, and shall if required by law, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Inspectors need not be stockholders. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots;

(b) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(c) count and tabulate all votes and ballots; and

(d) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

Section 2.12 Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.13 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

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Article III
DIRECTORS

Section 3.1 Powers. Except as otherwise required by the DGCL or as provided in the Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number and Election. Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation (including any Preferred Stock Designation), the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. At any meeting of stockholders at which directors are to be elected, directors shall be elected by a plurality of the votes cast. Directors need not be stockholders unless so required by the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law or provided for or fixed pursuant to the Certificate of Incorporation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.4 Resignations and Removal.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman or the Secretary. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Directors of the Corporation may be removed from office only in the manner provided in and to the extent permitted in the Certificate of Incorporation.

Section 3.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.6 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

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Section 3.7 Remote Participation in Meetings. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8 Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the total number of directors then authorized shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9 Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action. After an action is taken, the consent or consents relating thereto shall be filed with the minutes or proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

Section 3.10 Chairman of the Board of Directors. The Chairman shall preside at meetings of stockholders (unless otherwise determined by the Board of Directors) and at meetings of directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11 Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13 Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board of Directors or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

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Article IV
COMMITTEES

Section 4.1 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 4.2 Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper. A majority of the directors then serving on a committee shall constitute a quorum for the transaction of business by the committee except as otherwise required by law, the Certificate of Incorporation or these Bylaws, and except as otherwise provided in a resolution of the Board of Directors; provided, however, that in no case shall a quorum be less than one-third of the directors then serving on the committee. Unless the Certificate of Incorporation, these Bylaws or a resolution of the Board of Directors requires a greater number, the vote of a majority of the members of a committee present at a meeting at which a quorum is present shall be the act of the committee.

Article V
OFFICERS

Section 5.1 Officers. The officers of the Corporation shall consist of [a Chief Executive Officer, a President, a Chief Financial Officer, [one or more Vice Presidents], a Secretary, a Treasurer, a Controller] and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

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Section 5.2 Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors or by a duly authorized officer and may be altered by the Board of Directors [or by a duly authorized officer] from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3 Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors or by a duly authorized officer, without prejudice to the rights, if any, of such officer under any contract to which he or she is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

Section 5.4 Chief Executive Officer. The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws or determined by the Board of Directors, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman, preside at meetings of the stockholders.

Section 5.5 President. The President shall be the chief operating officer of the Corporation, with general responsibility for the management and control of the operations of the Corporation. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.6 Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.7 [Vice Presidents. Each Vice President shall have such powers and duties as shall be prescribed by his or her superior officer, the Chief Executive Officer or the President. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or another duly authorized officer may from time to time determine.]

Section 5.8 Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all monies and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.9 Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may from time to time determine.

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Section 5.10 Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.11 Additional Matters. The Chief Executive Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. [The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.]

Section 5.12 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine the method, and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority, to sign or endorse all checks, drafts, other orders for payment of money and notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Corporation, and only the persons so authorized shall sign or endorse such instruments.

Section 5.13 Corporate Contracts and Instruments; How Executed. Except as otherwise provided in these Bylaws, the Board of Directors may determine the method and designate (or authorize officers of the Corporation to designate) the person or persons who shall have authority to enter into any contract or execute any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances. Unless so authorized, or within the power incident to a person’s office or other position with the Corporation, no person shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 5.14 Signature Authority. Unless otherwise determined by the Board of Directors or otherwise provided by law or these Bylaws, contracts, evidences of indebtedness and other instruments or documents of the Corporation may be executed, signed or endorsed: (i) by the Chief Executive Officer or the President; or (ii) by the Chief Financial Officer,[any Vice President,] the Treasurer, the Secretary or the Controller, in each case only with regard to such instruments or documents that pertain to or relate to such person’s duties or business functions.

Section 5.15 Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.16 Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

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Article VI
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1 Right to Indemnification.

(a) Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director or an officer [(which means, for purposes of this Article VI, any individual designated by the Board of Directors as an officer for purposes of Section 16 of the Exchange Act)] of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the Indemnitee) actually and reasonably incurred by such Indemnitee in connection therewith, all on the terms and conditions set forth in these Bylaws; provided, however, that, except as otherwise required by law or provided in Section 6.4 with respect to suits to enforce rights under this Article VI, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding, or part thereof, voluntarily initiated by such Indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such Indemnitee; or (ii) the Corporation in a Proceeding initiated by such Indemnitee) only if such Proceeding, or part thereof, was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate.

(b) To receive indemnification under this Article VI, an Indemnitee shall submit a written request to the Secretary. Such request shall include documentation or information that is necessary to determine the entitlement of the Indemnitee to indemnification and that is reasonably available to the Indemnitee. Upon receipt by the Secretary of such a written request, unless indemnification is required by Section 6.3, the entitlement of the Indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination, as selected by the Board of Directors (except with respect to clause (v) of this Section 6.1(b)): (i) the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, whether or not such majority constitutes a quorum; (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee; (iv) the stockholders of the Corporation; or (v) in the event that a Change of Control (as defined below) has occurred, by independent legal counsel [(to be mutually agreed upon by the Corporation and the Indemnitee, with such agreement not to be unreasonably withheld)] in a written opinion to the Board of Directors, a copy of which shall be delivered to the Indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Secretary of a written request for indemnification. For purposes of this Section 6.1(b), a “Change of Control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

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Section 6.2 Right to Advancement of Expenses.

(a) In addition to the right to indemnification conferred in Section 6.1, an Indemnitee shall, to the fullest extent permitted by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”), provided, however, that an Advancement of Expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) To receive an Advancement of Expenses under this Section 6.2, an Indemnitee shall submit a written request to the Secretary. Such request shall reasonably evidence the expenses incurred by the Indemnitee and shall include or be accompanied by the Undertaking required by Section 6.2(a). Each such Advancement of Expenses shall be made within 20 days after the receipt by the Secretary of a written request for Advancement of Expenses.

Section 6.3 Indemnification for Successful Defense. To the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding (or in defense of any claim, issue or matter therein), such Indemnitee shall be indemnified under this Section 6.3 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 6.3 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced, including in a suit brought pursuant to Section 6.4 (notwithstanding anything to the contrary therein); provided, however, that, any Indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 6.1 and this Section 6.3 only if such Indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

Section 6.4 Right of Indemnitee to Bring Suit. In the event that a determination is made that the Indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 6.1(b), if a request for indemnification under Section 6.3 is not paid in full by the Corporation within 60 days after a written request has been received by the Secretary, or if an Advancement of Expenses is not timely made under Section 6.2(b), the Indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or Advancement of Expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Further, in any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard of conduct for indemnification set forth in Section 145(a) or Section 145(b) of the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

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Section 6.5 Non-Exclusivity of Rights; Priority. The rights conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise. The Corporation hereby acknowledges that certain Indemnitees may have rights to indemnification and advancement (directly or through insurance) provided by one or more third parties with which they are associated, and which may include third parties for whom the Indemnitees serve as a manager, member, officer, employee or agent (collectively, the “Other Indemnitors”). The Corporation hereby agrees and acknowledges that notwithstanding any such rights that an Indemnitee may have with respect to any Other Indemnitors: (a) the Corporation is the indemnitor of first resort with respect to any Proceedings or amounts that are the subject of the Corporation’s indemnification and advancement obligations under this Article VI; (b) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Indemnitees, to the fullest extent required by law, these Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Indemnitees may have against the Other Indemnitors; and (c) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Indemnitees have sought payment from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Indemnitees against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this Section 6.5. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 6.5 shall only apply to Indemnitees in their capacity as Indemnitees.

Section 6.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 6.7 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by law, and to the extent authorized from time to time, grant rights to indemnification and to advancement of expenses to any employee or agent of the Corporation.

Section 6.8 Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.9 Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any Indemnitee under this Article VI for any amounts paid in settlement of any Proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

Section 6.10 Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee (excluding insurance obtained on the Indemnitee’s own behalf), and the Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.11 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (a) the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the Indemnitee to the fullest extent set forth in this Article VI.

Article VII
CAPITAL STOCK

Section 7.1 Certificates of Stock. The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Controller, the Secretary, or an Assistant Treasurer or Assistant Secretary certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

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Section 7.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 7.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 7.2 and Section 151 of the DGCL a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 7.3 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Transfers may also be made in any manner authorized by the Corporation (or its authorized transfer agent) and permitted by Section 224 of the DGCL.

Section 7.4 Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 7.5 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

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Section 7.6 Record Date for Determining Stockholders.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjourned meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.7 Regulations. To the extent permitted by applicable law, the Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

Section 7.8 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

Article VIII
GENERAL MATTERS

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

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Section 8.2 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.3 Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation (including any Preferred Stock Designation) and applicable law.

Section 8.5 Electronic Signatures, etc. Except as otherwise required by the Certificate of Incorporation (including as otherwise required by any Preferred Stock Designation) or these Bylaws (including, without limitation, as otherwise required by Section 2.13), any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the Corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the DGCL.

Article IX
AMENDMENTS

Section 9.1 Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. Except as otherwise provided in the Certificate of Incorporation (including the terms of any Preferred Stock Designation that provides for a greater or lesser vote) or these Bylaws, and in addition to any other vote required by law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of these Bylaws.

The foregoing Bylaws were adopted by the Board of Directors on [●], effective as of [●].

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EXHIBIT C

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RUBICON TECHNOLOGIES, LLC

a Delaware limited liability company

dated as of [●]

THE LIMITED LIABILITY COMPANY INTERESTS IN RUBICON TECHNOLOGIES, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

(continued)

ii

(continued)

iii

EIGHTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF RUBICON TECHNOLOGIES, LLC

THIS EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of RUBICON TECHNOLOGIES, LLC, a Delaware limited liability company (the “Company”), dated as of [●], is entered into by and among [the Persons listed on Schedule [●]] and Rubicon Technologies, Inc. (the “Managing Member”).

WHEREAS, the Company’s current operating agreement is the Seventh Amended and Restated Operating Agreement, dated April 27, 2018, as amended by that certain First Amendment to Seventh Amended and Restated Operating Agreement, dated July 2, 2019, as further amended by that certain Second Amendment to Seventh Amended and Restated Operating Agreement, dated August 17, 2021 (the “Seventh Amended and Restated Operating Agreement”);

WHEREAS, in connection with the Merger (as defined in this Agreement), the Members of the Company desire to amend and restate the Seventh Amended and Restated Operating Agreement in its entirety by this Eighth Amended and Restated Operating Agreement (the “Eighth Amended and Restated Operating Agreement”), with this Eighth Amended and Restated Operating Agreement superseding and replacing the Seventh Amended and Restated Operating Agreement in its entirety; and

WHEREAS, immediately upon the effectiveness of this Agreement and without any action required on part of the Company or any Member, the Recapitalization (as defined in this Agreement) occurs.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Article I

GENERAL PROVISIONS

Section 1.1 Formation and Continuation. The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Certificate of Formation and all actions taken or to be taken by any person who executed and filed or who executes and files, after the date of this Agreement, the Certificate of Formation or any amendment thereto are hereby adopted and ratified, or authorized, as the case may be.

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Section 1.2 Name. The name of the Company is “Rubicon Technologies, LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Managing Member determines that such is in the best interests of the Company. The Company may change its name, from time to time, in accordance with Law.

Section 1.3 Principal Place of Business; Other Places of Business. The principal business office of the Company is located at 950 East Paces Ferry Road, Suite 1900, Atlanta, GA 30326, or such other place within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

Section 1.4 Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be as set forth in the Certificate of Formation. The Company’s registered agent for service of process at such address shall also be as set forth in the Certificate of Formation.

Section 1.5 Term. The term of the Company commenced at the time the Certificate of Formation of the Company was filed with the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, state, and local tax purposes, and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7 Business Purpose. The Company may carry on any Lawful business, purpose or activity in which a limited liability company may be engaged under Law.

Section 1.8 Powers. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

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Section 1.9 Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member may execute and file any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act. The Managing Member shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Managing Member shall deem necessary or advisable. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Managing Member deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Managing Member to be necessary or appropriate) to be made by the Company.

Section 1.10 Representations and Warranties by the Members.

(a) Individual-Member-Specific Representations. Each Member that is an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Non-Individual-Member-Specific Representations. Each Member that is not an individual (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, each other Member that (i) the execution of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other Law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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(c) Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents, warrants, and agrees that it has acquired and continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a speculative and illiquid investment.

(d) Survival of Representations and Warranties. The representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(e) No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Managing Member have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f) Modification of Representations and Warranties. The Managing Member may permit the modification of any of the representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c), as applicable, to any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Article II

UNITS; CAPITAL CONTRIBUTIONS

Section 2.1 Units.

(a) Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b) Classes. The Units are initially divided into:

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(i) “Class A Units,” which are issuable solely to the Managing Member and such other persons as the Managing Member shall determine;

(ii) “Class B Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement; and

(iii) Other Classes of Units. The Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

(c) [Reserved].

(d) Recapitalization. Immediately upon the execution of this Agreement and without any action required on part of the Company or any Member:

(i) The Series A Units, Series B Units, Series C Units, Series D Units, Series E Units, and Common Units (each as defined in the Seventh Amended and Restated Operating Agreement) of the Company issued and outstanding immediately before the effective time of this Agreement shall be recapitalized into Class B Units of the Company in the amount set forth opposite the name of the Member on the Register; and

(ii) The Incentive Units (as defined in the Seventh Amended and Restated Operating Agreement) of the Company issued and outstanding immediately before the effective time of this Agreement and set forth on Schedule [●] shall be recapitalized into Class B Units of the Company in the amount set forth opposite the name of the Member on the Register (the recapitalizations described in clauses (i) and (ii), together, the “Recapitalization”).

Section 2.2 Capital Contributions of the Members; No Deficit Restoration Obligation.

(a) Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Managing Member, right to make any other Capital Contributions or any loans to the Company.

(b) No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a Debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3 No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

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Section 2.4 Issuances of Additional Units. Subject to the rights of any Member set forth in a Unit Designation:

(a) General. The Company may issue additional Units for any Company purpose at any time or from time to time to the Members (including, subject to Section 2.4(b), the Managing Member) or any other Person and may admit any such Person as an Additional Member for such consideration and on such terms and conditions as shall be established by the Company. Any additional Units may be issued in one or more classes or one or more series of any of such classes with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Units) as shall be determined by the Company (each, a “Unit Designation”). Upon the issuance of any additional Unit, the Managing Member shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter.

(b) Issuances to the Managing Member. No additional Units shall be issued to the Managing Member unless at least one of the following conditions is satisfied:

(i) The additional Units are issued to all Members holding Common Units in proportion to their respective Percentage Interests in the Common Units;

(ii) The additional Units are (x) Class A Units issued in connection with an issuance of Class A Common Stock or issued with appropriate adjustments to the Exchange Rate in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Managing Member (other than Common Stock), and, in each case, the Managing Member contributes to the Company the net proceeds received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Managing Member;

(iii) The additional Units are Class A Units issued in connection with an issuance of Class A Common Stock in accordance with the Incentive Compensation Plans of the Managing Member to an employee of the Company or its Subsidiaries;

(iv) The additional Units are issued as Earnout Shares in accordance with the Merger Agreement;

(v) There is a recapitalization of the Capital Stock of the Managing Member, including any stock split, stock dividend, reclassification or similar transaction;

(vi) The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Managing Member; or

(vii) The additional Units are issued in accordance with the express terms of the other provisions of this Article II (other than Section 2.4(a)).

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(c) Issuances of Class B Units. No additional Class B Units shall be issued except (1) in the event of a recapitalization of the Capital Stock of the Managing Member, including any stock split, stock dividend, reclassification or similar transaction or (2) as Earnout Shares in accordance with the Merger Agreement.

(d) No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

Section 2.5 Additional Funds and Additional Capital Contributions

(a) General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person.

(b) Additional Capital Contributions. The Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. In connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contribution.

(c) Loans by Third Parties. The Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate, including making such Debt convertible, redeemable, or exchangeable for Units; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d) Issuance of Securities by the Managing Member. Unless otherwise agreed to by the Members, after the completion of the SPAC Transaction, except in the case of a Liquidity Offering for purposes of a Cash Settlement, the Managing Member shall not issue any additional Capital Stock or New Securities unless (1) such Capital Stock or New Securities are issued in accordance with the Incentive Compensation Plan of the Managing Member to an employee of the Company or its Subsidiaries, or (2) the Managing Member contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be) and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, (ii) in the case of an issuance of Class V Common Stock, Class B Units, or (iii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Managing Member, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equivalent number of Class A Units or other Equivalent Units shall be issued to the Managing Member. It is the intent of the parties that the Managing Member will always maintain a one-to-one ratio of Units to its outstanding Capital Stock (other than Class V Common Stock), except as provided pursuant to Section 11.4, and the parties hereby acknowledge that the Managing Member may undertake all actions, subject to applicable Law and the terms of any such outstanding Capital Stock, in order to maintain such ratio.

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(e) Reimbursement of Issuance Expenses. If the Managing Member issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Managing Member’s expenses associated with such issuance.

(f) Repurchase or Redemption of Capital Stock. If any shares of Capital Stock, or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Managing Member, then the Managing Member shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units, Class B Units, or Equivalent Units held by the Managing Member, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired.

Article III

DISTRIBUTIONS

Section 3.1 Distributions Generally.

Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Managing Member to the Members pro rata in accordance with their Units.

Section 3.2 Tax Distributions.

(a) Generally. If the amount distributed to a Designated Member pursuant to Section 3.1 in respect of a Fiscal Year is less than that Member’s Assumed Tax Liability, the Company shall distribute an amount of Available Cash to the Members such that the Designated Member with the highest Assumed Tax Liability receives distributions of Available Cash in respect of each Fiscal Year in an amount at least equal to such Member’s Assumed Tax Liability for such Fiscal Year (each such distribution, a “Tax Distribution”). Any Tax Distribution made to a Member shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Member under Section 3.1 or Section 9.3(a). Except as provided in Section 3.2(d) and subject to any Unit Designation, all Tax Distributions shall be made to the Members pro rata in accordance with their Units.

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(b) Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Member’s Tax Distributions under Section 3.2(a), a Designated Member’s “Assumed Tax Liability” means an amount equal to the product of:

(i) the sum of (A) the net taxable income and gain allocated to that Member for U.S. federal income tax purposes in the Fiscal Year, and (B) to the extent (x) determined by the Company in its sole discretion and (y) attributable to the Company, the amount the Member is required to include in income by reason of Code sections 707(c) (but not including guaranteed payments for services within the meaning of Code section 707(c)), 951(a), and 951A(a); multiplied by

(ii) the highest combined effective U.S. federal, state, and local marginal rate of tax applicable to an individual resident in the U.S. (as reasonably determined by the Company) for the Fiscal Year (such tax rate, the “Assumed Tax Rate”).

The calculation required by this Section 3.2(b) shall be made by (i) taking into account (x) the character of the income or gain and (y) any limitations on the use of deductions or credits allocable with respect to the Fiscal Year and (ii) disregarding the effect of any special basis adjustments under Code section 743(b). In addition, the Company shall increase a Designated Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and (ii)replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c) Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed by reason of this Section 3.2. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d) Impact of Insufficient Available Cash. If the amount of Tax Distributions to be made exceeds the amount of the Available Cash, the Tax Distribution for each Member that would otherwise be made under Section 3.2(a) and Section 3.2 (b) shall be reduced in accordance with the provisions of this Section 3.2(d) (the amount of the reduction in each Member’s share, the “Tax Distribution Shortfall Amount”), and Available Cash shall be distributed in the following order of priority:

(i) First, to the Managing Member in an amount equal to the full amount of its Tax Distribution, but calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”;

(ii) Second, to the Members other than the Managing Member pro rata in accordance with their Units in an amount such that the Designated Member with the highest Assumed Tax Liability has received distributions pursuant to this Section 3.2(d)(ii) that is not less than their Assumed Tax Liability (calculated by substituting the words “a corporation doing business” for “an individual resident” in the definition of “Assumed Tax Rate”); and

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(iii) Third, to the Members (including the Managing Member) pro rata in accordance with their Units until each Member has received the full amount of its Tax Distribution calculated in accordance with Section 3.2(b).

Any Tax Distribution Shortfall Amounts will be carried forward to subsequent Fiscal Years and will be distributed when and to the extent that the Company has sufficient Available Cash. The distribution of any Tax Distribution Shortfall Amounts to a Member shall for all purposes of this Agreement be a Tax Distribution and shall be treated as an advance against, and shall reduce, future amounts otherwise distributable to such Member under Section 3.1 or Section 9.3(a).

(e) No Tax Distributions on Liquidation. No Tax Distributions shall be made (i) in connection with the liquidation of the Company or a Member’s Units in the Company or (ii) solely by reason of any income or gain arising as a result of any Exchange, redemption, or Transfer of a Member’s Units in the Company.

Section 3.3 Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical.

Section 3.4 Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation, the Managing Member is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or desirable to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5 Other Distribution Rules.

(a) Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b) Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c) Over-Distributions. If the amount of any distribution to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

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(d) Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e) Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

Article IV

Management and OPERATIONS

Section 4.1 Management.

(a) Authority of Managing Member.

(i) Except as otherwise provided in this Agreement, the Managing Member shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Managing Member deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to Section 4.1, the Managing Member may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii) The Managing Member shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Managing Member, no Member or Person other than the Managing Member shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii) Subject to the rights of any Member set forth in Section 4.1(f), any determinations to be made by the Company pursuant to this Agreement shall be made by the Managing Member, and such determinations shall be final, conclusive and binding upon the Company and every Member.

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(iv) The Managing Member shall at all times be a Member of the Company and may not be removed by the Members, with or without cause, except with the consent of the Managing Member. Subject to the rights of any Member set forth in Section 4.1(f), any determinations to be made by the Company pursuant to this Agreement shall be made by the Managing Member, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(b) Appointment of Officers. The Managing Member may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Managing Member deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Managing Member from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Managing Member. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c) No Participation by Members Other than Managing Member. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law and subject to Section 4.1, no Member (acting in such capacity) other than the Managing Member shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company.

(d) Bankruptcy. Only the Managing Member may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(e) Amendment of Agreement. All amendments to this Agreement must be approved by the Managing Member. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f) and Section 4.1(g), the Managing Member shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) To add to the obligations of the Managing Member or surrender any right or power granted to the Managing Member or any Affiliate of the Managing Member for the benefit of the Members;

(ii) To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

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(iii) To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv) To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the issuance of additional Units, or the termination of the Company in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, or Transfer;

(v) To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi) If the Company is the Surviving Company in any Termination Transaction, to modify Section 11.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.7(b)(iii); and

(vii) To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Managing Member and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f) Certain Amendments and Actions Requiring Member Consent.

(i) Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Managing Member or the Company without the consent of any Member holding Common Units that would be adversely affected by such amendment or action. Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Members holding Common Units will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article III or Section 9.3(a)(iii), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for federal income tax purposes (other than in connection with a Termination Transaction), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Member holding Common Units that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Members holding the same class or series of Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series. If some, but not all, of the Members consent to such an amendment or action, the Company may, in its discretion, make such amendment or action effective only as to the Members that consented to it, to the extent it is practicable to do so.

(ii) This Agreement shall not be amended, and no action may be taken by the Managing Member without the consent of any Member holding Common Units that would be adversely affected by such amendment or action if such amendment or action would (A) modify the limited liability of a Member or increase the obligation of a Member to make a Capital Contribution to the Company or (B) amend this Section 4.1(f)(ii).

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(g) Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member, and (ii) the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section 4.2 Tax Actions. All tax-related action, decision, or determination (or failure to take an available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Managing Member.

Section 4.3 Compensation and Reimbursement of Managing Member.

(a) General. The Managing Member shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided in this Agreement.

(b) Reimbursement of Managing Member. The Company shall be liable for, and shall reimburse the Managing Member on an after-tax basis at such intervals as the Managing Member may determine, all:

(i) overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Managing Member;

(ii) expenses of the Managing Member incidental to being a public reporting company;

(iii) reasonable fees and expenses related to the SPAC Transactions or any subsequent public offering of equity securities of the Managing Member (without duplicating any provisions of Section 2.5(e)) or private placement of equity securities of the Managing Member (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv) franchise and similar taxes of the Managing Member, Pre-Closing Taxes, and other fees and expenses in connection with the maintenance of the existence of the Managing Member;

(v) customary compensation and benefits payable by the Managing Member, and indemnities provided by the Managing Member on behalf of, the officers, directors, and employees of the Managing Member; and

(vi) reasonable expenses paid by Managing Member on behalf of the Company; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Managing Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Managing Member as a result of indemnification pursuant to Section 4.7.

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Section 4.4 Outside Activities.

(a) Limitation on Outside Activities of Managing Member. The Managing Member shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Managing Member, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of its Subsidiaries) to its Subsidiaries, (x) holding any cash or property (but not operating any property), (xi) indemnifying officers, directors, members of management, managers, employees, consultants, or independent contractors of the Managing Member, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or similar transaction in accordance with this Agreement, (xiii) preparing reports to governmental authorities and to its shareholders, (xiv) holding director and shareholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the Managing Member, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Managing Member and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Managing Member).

(b) Outside Activities of Members.

(i) Subject to (w) Article XIII of the Amended and Restated Certificate of Incorporation of the Managing Member, (x) any agreements entered into pursuant to Section 4.5 and (y) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Managing Member, the Company or a Subsidiary, any Member (but, with respect to the Managing Member, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company.

(ii) None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or a Subsidiary, no Member (other than the Managing Member) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

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Section 4.5 Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with the Managing Member or Subsidiaries of the Company or other Persons in which the Company has an equity investment on terms and conditions determined by the Managing Member. Without limiting the foregoing, but subject to Section 4.4, (a) the Company may (i) lend funds to, or borrow funds from, the Managing Member or to Subsidiaries of the Company or other Persons in which the Company has an equity investment and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (b) the Managing Member may (i) propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Managing Member, the Company or any of the Company’s Subsidiaries and (ii) sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6 Limitation on Liability.

(a) General. To the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud or willful misconduct by the Indemnitee.

(b) Action in Good Faith. An Indemnitee acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever the Managing Member or the Company is permitted or required to make a decision or take an action under this Agreement (i) in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Members as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards.

(c) Outside Counsel. The Managing Member may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

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Section 4.7 Indemnification.

(a) General. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by Law and to the same extent and in the same manner provided by the provisions of Article VI of the Amended and Restated Bylaws of the Managing Member applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

(c) Nature of Rights. The rights conferred upon Indemnitees in this Section 4.7 shall be contract rights and shall continue as to an Indemnitee who has ceased to be the Managing Member, an Affiliate of the Managing Member, the Tax Representative, the Designated Individual, or an officer or director of the Managing Member, the Company, or their respective Affiliates. Any amendment, alteration or repeal of this Section 4.7 or of Article VI of the Amended and Restated Bylaws of the Managing Member that would adversely affect any right of an Indemnitee or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

Article V

BOOKS AND RECORDS

Section 5.1 Books and Records.

(a) General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b) Specific Records. In particular, the Company shall maintain:

(i) A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Managing Member may deem necessary or desirable and attached to this Agreement as Annex A (as may be amended or updated from time to time, the “Register”). The Managing Member shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii) A copy of the Certificate of Formation and this Agreement and all amendments thereto.

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Section 5.2 Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3 Inspection; Confidentiality. The Managing Member may keep confidential from the Members (or any of them) for such period of time as the Managing Member determines to be reasonable, any information (a) that the Managing Member believes to be in the nature of trade secrets, (b) the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Managing Member, or (c) that the Company or the Managing Member is required by Law, agreement, or customary commercial practice to keep confidential. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4 Information to Be Provided by Managing Member to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Managing Member as soon as practicable after such mailing or electronic delivery.

Article VI

Tax Matters, ACCOUNTING, AND REPORTING

Section 6.1 Tax Matters.

(a) Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b) Other Tax Matters. Each of the provisions of Annex C, which address various tax matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2 Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

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Article VII

UNIT TRANSFERS, Encumbrance, AND member WITHDRAWALS

Section 7.1 Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and Article XI. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII or Article XI shall be null and void ab initio.

Section 7.2 Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a) Transfers by Members Other than the Managing Member.

(i) Consent of Managing Member. No Member other than the Managing Member shall Transfer any portion of its Units to any transferee without the prior written consent of the Managing Member unless the Transfer is a Related Party Transfer and all the conditions in this Section 7.2 are satisfied.

(ii) Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Managing Member.

(iii) No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless admitted as a Substituted Member.

(b) Transfers by the Managing Member.

(i) Consent of Members. The Managing Member may not Transfer any of its Units without the consent of a Majority-in-Interest of the Members, except in connection with an Applicable Sale or Termination Transaction or to a wholly owned subsidiary in accordance with Section 7.2(b)(ii).

(ii) Transfer to Subsidiary. Subject to compliance with the other provisions of this Article VII, the Managing Member may Transfer all of its Units at any time to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Subsidiary of the Managing Member without the consent of any Member and may designate the transferee to become the new Managing Member for all purposes of this Agreement.

(c) Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

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(d) Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of a Related Party Transfer, an acquisition of Units by the Managing Member or any other acquisition of Units by the Company) if the Company determines:

(i) Based on the advice of nationally recognized tax counsel (for the avoidance of doubt, including each Company Counsel), such Transfer would create a material risk of the Company being classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii) That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii) That the Transfer would be in violation of Law;

(iv) That the Transfer would be of any fractional or component portion of a Unit, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Unit;

(v) That the Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified Person” (as defined in Code section 4975(c));

(vi) Based on the advice of counsel, that the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii) Based on the advice of counsel, that the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

(viii) Based on advice of counsel, that such Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix) Based on the advice of counsel, that the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3 Substituted Members.

(a) Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

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(b) Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Managing Member may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c) Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Managing Member or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4 Drag-Along Rights.

(a) If at any time the Managing Member and/or its Affiliates (excluding, for purposes of this Section 7.4, the Company and its Subsidiaries) desire to Transfer in one or more transactions a sufficient portion of its and/or their Units (or any beneficial interest therein) to constitute a Change of Control to a bona fide third party that is not an Affiliate of the Managing Member (an “Applicable Sale”), the Managing Member may require each other Member either (i) to sell the same ratable share of its Units as is being sold by the Managing Member and such Affiliates (based upon the total Units held by the Managing Member and its Affiliates at such time) on the same terms and conditions and/or (ii) to exchange its Units pursuant to Section 11.1(b) (each, a “Drag-Along Right”). The Managing Member may in its sole discretion elect to cause the Managing Member and/or the Company to structure the Applicable Sale as a merger or consolidation or as a sale of the Company’s Assets.

(b) No Member shall have any dissenters’ rights, appraisal rights or similar rights in connection with any Applicable Sale, and no Member may object to any subsequent liquidation or other distribution of the proceeds from an Applicable Sale that is a sale of Assets. Each Member agrees to consent to, and raise no objections against, an Applicable Sale. In the event of the exercise by the Managing Member of its Drag-Along Right pursuant to this Section 7.4, each Member shall take all reasonably necessary and desirable actions approved by the Managing Member in connection with the consummation of the Applicable Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary and reasonable representations, warranties, indemnities, covenants, conditions and other agreements relating to such Applicable Sale and to otherwise effect the transaction; provided, however, that (A) such Members shall not be required to give disproportionately greater or more onerous representations, warranties, indemnities, or covenants than the Managing Member or its Affiliates, (B) such Members shall not be obligated to bear any share of the out-of-pocket expenses, costs, or fees (including attorneys’ fees) incurred by the Company or its Affiliates in connection with such Applicable Sale unless and to the extent that such expenses, costs, and fees were incurred for the benefit of the Company or all of its Members, (C) such Members shall not be obligated or otherwise responsible for more than their proportionate shares of any indemnities or other liabilities incurred by the Company and the Members as sellers in respect of such Applicable Sale, (D) any indemnities or other liabilities approved by the Managing Member shall be limited, in respect of each Member, to such Member’s share of the proceeds from the Applicable Sale, and (E) such Members shall not be required to enter into any non-compete agreement in connection with such Applicable Sale.

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(c) At least five (5) Business Days before consummation of an Applicable Sale, the Managing Member shall (i) provide the Members written notice (the “Applicable Sale Notice”) of the Applicable Sale, which notice shall contain (A) the name and address of the third-party purchaser, (B) the proposed purchase price, terms of payment, and other material terms and conditions of the purchaser’s offer, together with a copy of any binding agreement with respect to the Applicable Sale and (C) notification of whether the Managing Member has elected to exercise its Drag-Along Right and (ii) promptly notify the Members of all proposed changes to the material terms and keep the Members reasonably informed as to all material terms relating to the Applicable Sale or contribution, and promptly deliver to the Members copies of all final material agreements relating to the Applicable Sale not already provided in accordance with this Section 7.4(c) or otherwise. The Managing Member shall provide the Members written notice of the termination of an Applicable Sale within five (5) Business Days following such termination, which notice shall state that the Applicable Sale Notice served with respect to such Applicable Sale is rescinded.

Section 7.5 Company Right to Call Units. Beginning on the date on which the aggregate Percentage Interests of the Members (other than the Managing Member and its Subsidiaries) are less than fifteen (15) percent, the Company shall have the right, but not the obligation, from time to time and at any time to redeem all (but not less than all) outstanding Exchangeable Units by treating each Member as an Exchangeable Unit Member who has delivered an Elective Exchange Notice pursuant to the Policy Regarding Exchanges in respect of all of such Exchangeable Unit Member’s Exchangeable Units. The Company shall exercise this right by giving notice to an Exchangeable Unit Member stating that the Company has elected to exercise its rights under this Section 7.5. The notice given by the Company to an Exchangeable Unit Member pursuant to this Section 7.5 shall be treated as if it were an Elective Exchange Notice delivered to the Company by such Exchangeable Unit Member. For purposes of this Section 7.5, the provisions of Annex C shall apply except to the extent otherwise determined by the Company.

Section 7.6 Withdrawal.

(a) Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i) As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or Article XI with respect to which the transferee becomes a Substituted Member;

(ii) Pursuant to an acquisition by the Managing Member or Subsidiary of the Managing Member of all of its Units; or

(iii) With the prior written consent of the Company.

(b) Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII where such transferee was admitted as a Substituted Member or (ii) to the Managing Member, whether or not pursuant to Section 11.1, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

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Section 7.7 Restrictions on Termination Transactions.

(a) General. Except as provided in Section 7.7(b), neither the Company nor the Managing Member shall engage in, or cause or permit, a Termination Transaction.

(b) Consent. The Company or Managing Member may engage in, cause, or permit a Termination Transaction only if at least one of the following conditions is satisfied:

(i) A Majority-in-Interest of the Members give Consent;

(ii) In connection with any such Termination Transaction, each holder of Common Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal to the greatest amount of cash, securities or other property that the holder of Common Units would have received had it exercised its right to Exchange pursuant to Article XI and received Class A Common Stock in exchange for its Common Units immediately before such Termination Transaction; or

(iii) All of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company (including pursuant to a Tax Receivable Agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.7(b)(iii)) and as those applicable to any other limited partners or non-managing members of the Surviving Company; and (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company.

Section 7.8 Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

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Section 7.9 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE EIGHTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF RUBICON TECHNOLOGIES, LLC DATED AS OF [●], AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

Section 7.10 Encumbrance. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered (a “Pledge Transaction”) unless (i) the Company consents in writing to the Pledge Transaction, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) there is not more than one creditor with respect to all Pledge Transactions by any one Member (each a “Permitted Lender Party”), and (iii) the creditor with respect to the Pledge Transaction is obligated, pursuant to the terms of the Pledge Transaction, to satisfy the requirements of Section 7.3 of this Agreement as a transferee of Units prior to obtaining legal title or beneficial interest in the Units subject to the Pledge Transaction.

Article VIII

ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission of Additional Members.

(a) Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 12.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Managing Member shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

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(b) Consent of Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

Section 8.2 Limit on Number of Members. Unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Article IX

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1 Dissolution Generally.

(a) Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b) Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 9.2 Events Causing Dissolution.

(a) Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

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(b) Liquidating Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i) an election to dissolve the Company made by the Managing Member, with the Consent of a Majority-in-Interest of the Members;

(ii) the expiration of forty-five (45) days after the sale or other disposition of all or substantially all Assets; or

(iii) any other event that results in a mandatory dissolution under the Act.

Section 9.3 Distribution upon Dissolution.

(a) Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Managing Member (or, in the event that the Managing Member has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Managing Member or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares of stock in the Managing Member) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Company’s Debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Members, in the same order of priorities provided for in Article III.

(b) Discretion of Liquidator and Managing Member.

(i) Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

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(ii) In the sole discretion of the Managing Member, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

A) Distributed to a trust established for the benefit of the Managing Member and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Managing Member arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Managing Member, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

B) Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a) as soon as practicable.

Section 9.4 Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5 Termination. The Company shall terminate when all of the Assets, after payment of or due provision for all Debts, liabilities, and obligations of the Company, have been distributed to the Members in the manner provided for in this Article IX and the Certificate of Formation shall have been cancelled in the manner required by the Act.

Article X

PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; MEETINGS

Section 10.1 Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X.

Section 10.2 Procedures for Meetings and Actions of the Members.

(a) Time; Quorum; Consent. Meetings of the Members may be called only by the Managing Member and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

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(b) Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Managing Member setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Managing Member may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Managing Member’s recommendation with respect to the proposal.

(c) Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) Record Date for Meetings and Other Purposes.

(i) The Managing Member may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) days, before the date on which the meeting is to be held.

(ii) If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d), such determination shall apply to any adjournment thereof.

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(e) Conduct of Meetings. Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

(f) Waivers. Any time period for notice with respect to meetings or consents of the Members may be waived by a Member as to such Member.

Article XI

EXCHANGE RIGHTS

Section 11.1 Elective and Mandatory Exchanges.

(a) Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) to the Company or the Managing Member and to thereby cause the Company or the Managing Member to deliver to that Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”).

(b) Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i) pursuant to Section 7.4, if an Applicable Sale is determined to be a Mandatory Exchange event in the sole discretion of the Managing Member;

(ii) pursuant to Section 7.5; or

(iii) in the discretion of the Managing Member, with the consent of Members whose Class B Units represent fifty percent (50%) of the Class B Units of all Members in the aggregate, all Members will be required to exchange all Exchangeable Units then held by the Members.

(c) Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b), the Managing Member may exercise its right to cause a mandatory exchange of a Member’s Exchangeable Units (a “Mandatory Exchange”) by delivering to each Member a written notice pursuant to the notice provisions in Section 12.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Company will effect the Mandatory Exchange.

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Section 11.2 Additional Terms Applying to Exchanges.

(a) Rights of Exchangeable Unit Member. On an Exchange Date, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, shares of Class V Common Stock held by the holder of the Class B Units that are subject to the Exchange shall cease, and, unless the Company or Managing Member, as applicable, has elected Cash Settlement as to all Exchangeable Units tendered, the Managing Member shall use commercially reasonable efforts to cause the transfer agent or registrar of the Managing Member to update the stock register of the Managing Member such that such Exchangeable Unit Member (or its designee) become the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b) Right of Managing Member to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Managing Member shall have the right but not the obligation to have the Managing Member (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, an equivalent number of shares of Class V Common Stock held by the holder of those Class B Units directly from an Exchangeable Unit Member for the elected Exchange Consideration. If the Managing Member acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the Exchangeable Units.

(c) Expenses. Except as otherwise agreed by the Company, the Managing Member and an Exchangeable Unit Member, the Company, the Managing Member, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Managing Member (or the Company, at the Managing Member’s direction) shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Member) or the Cash Settlement is to be paid to a Person other than the Exchangeable Unit Member that requested the Exchange, then such Member or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Managing Member (or the Company, at the Managing Member’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Managing Member that such tax has been paid or is not payable.

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Section 11.3 Exchange Consideration; Settlement.

(a) Generally. The Managing Member shall have the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Managing Member shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice. If the Managing Member elects a Cash Settlement, the Managing Member shall only be obligated to contribute to the Company (or, if the Managing Member elects to settle directly pursuant to Section 11.2(b), settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the Managing Member of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement. Except as otherwise required by Law, the Managing Member shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Unit Member. Except as otherwise determined by the Managing Member, if (i) the Managing Member determines that some or all of the Exchange Consideration with respect to an Exchange will be Class A Common Stock and (ii) such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid as a Cash Settlement.

(b) Notice of Intended Exchange Consideration. At least two (2) Business Days before the Exchange Date, the Managing Member shall give written notice to the Company (with a copy to the Exchangeable Unit Member) of its intended Exchange Consideration. If the Managing Member does not timely deliver such written notice, the Managing Member shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(c) Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Managing Member or the Company will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

(d) Obligations of Managing Member and Company. Upon any Exchange, the Managing Member or the Company, as applicable, shall take such actions as (A) may be required to ensure that such Member receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Managing Member and the Member for U.S. federal and applicable state and local income tax purposes.

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Section 11.4 Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5 Class A Common Stock to Be Issued in Connection with an Exchange.

(a) Class A Common Stock Reserve. The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges. The preceding sentence shall not affect the Managing Member’s right to elect a Cash Settlement.

(b) Rule 16(b) Exemption. The Managing Member has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Managing Member (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Managing Member for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Managing Member (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Managing Member upon the registration of any class of equity security of the Managing Member pursuant to Section 12 of the Exchange Act.

(c) Validity of Class A Common Stock. The Managing Member covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Managing Member or any right of first refusal or other right in favor of any Person.

Section 11.6 Withholding. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations in respect of any Exchange, as provided in Section 4.10(c) of Annex C.

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Section 11.7 Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Managing Member, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange be treated as direct exchange between the Managing Member and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by Law.

Section 11.8 Contribution by the Managing Member. On the Exchange Date (i) the Managing Member shall contribute to the Company the shares of Class A Common Stock and/or Cash Settlement that the Managing Member has elected to deliver and that the Member is entitled to receive in the applicable Exchange and (ii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Exchangeable Units surrendered by the Member.

Article XII

MISCELLANEOUS

Section 12.1 Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Managing Member, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Managing Member, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 12.2 Company Counsel. THE COMPANY, THE MANAGING MEMBER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGING MEMBER AND AFFILIATES THEREOF. THE MANAGING MEMBER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. THE COMPANY HAS INITIALLY SELECTED GIBSON, DUNN & CRUTCHER LLP AND CHAMBERLAIN, HRDLICKA, WHITE, WILLIAMS & AUGHTRY, PC (EACH, “COMPANY COUNSEL”) AS LEGAL COUNSEL TO THE COMPANY. EACH MEMBER ACKNOWLEDGES THAT COMPANY COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND COMPANY COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT COMPANY COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT COMPANY COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY COMPANY COUNSEL, COMPANY COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

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Section 12.3 Appointment of Managing Member as Attorney-in-Fact.

(a) Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Managing Member, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and Lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Managing Member deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members.

(ii) All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Managing Member deems appropriate in accordance with the terms of this Agreement.

(iii) All conveyances of Company Assets and other instruments that the Managing Member reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b) Power and Interest. The appointment by all Members of the Managing Member as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 12.4 Entire Agreement. This Agreement, together with the Tax Receivable Agreement and that certain Registration Rights Agreement dated [●], by and among the Managing Member and the stockholders of the Managing Member party thereto, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Seventh Amended and Restated Operating Agreement.

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Section 12.5 Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 12.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Managing Member) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

(i)	if to the Company or the Managing Member:

c/o Rubicon Technologies, LLC
950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Email:	bill.meyer@rubicon.com
Attention:	William Meyer, General Counsel

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Email:	SMuzumdar@gibsondunn.com; EDAmico@gibsondunn.com
Attention:	Saee Muzumdar; Evan M. D’Amico

and

Chamberlain, Hrdlicka, White, Williams & Aughtry, PC

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30303

Email:	Scott.Augustine@chamberlainlaw.com
Attention:	Scott A. Augustine

or to such other address as the Company may from time to time specify by notice to the Members;

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(ii)	if to any Member, to:

the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.8 Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 12.6 shall be deemed effective service of process on such party.

Section 12.9 Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

Section 12.10 Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

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Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 12.12 Third-Party Beneficiaries. Except as provided in Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 12.13 Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 12.14 Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15 Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 12.1 (Conclusive Nature of Determinations), Section 12.3 (Appointment of Managing Member as Attorney-in-Fact), Section 12.4 (Entire Agreement), Section 12.5 (Further Assurances), Section 12.6 (Notices), Section 12.7 (Governing Law), Section 12.8 (Jurisdiction and Venue), Section 4.8 (Survival of Obligations) of Annex C (and this Section 12.15 (Survival)) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Article XIII

DEFINED TERMS

Section 13.1 Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time), and any successor to such statute.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

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“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Agreement” means this Eighth Amended and Restated Limited Liability Company Agreement of Rubicon Technologies, LLC, together with the Schedules and Exhibits to this Agreement, as now or hereafter amended, restated, modified, supplemented, or replaced.

“Applicable Sale” is defined in Section 7.4(a).

“Applicable Sale Notice” is defined in Section 7.4(c).

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

“Available Cash” means, after taking into account amounts determined by the Managing Member to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Managing Member determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Managing Member.

“Business Day” means any weekday, excluding any legal holiday observed pursuant to United States federal or New York State Law or regulation.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Managing Member now or hereafter authorized.

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“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would otherwise be delivered to a Member in an Exchange, multiplied by (y) the price per share, net of underwriting discounts and commissions, at which Class A Common Stock is issued by the Managing Member in an underwritten offering or block trade commenced in anticipation of the applicable Exchange (a “Liquidity Offering”); or (z) if no such Liquidity Offering occurs prior to the receipt of the Exchange Notice, the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the amount specified in clause (y) shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Managing Member that do not have an interest in the Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, shares of Class V Common Stock being Exchanged.

“Certificate of Formation” means the Certificate of Formation of Rubicon Technologies, LLC, as filed with the Delaware Secretary of State on April 11, 2011, as amended from time to time.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class V Common Stock required to be surrendered in connection with an Exchange of Class B Units, and (C) such other information, documents or instruments as either the Managing Member (or the Managing Member’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Managing Member (or the Managing Member’s transfer agent) and the Company and, if required by the Managing Member or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Managing Member or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” means, as of any date of determination, in one transaction or a series of related transactions, the Transfer of Units (or any beneficial interest therein) of the Company representing more than fifty (50) percent of the outstanding Common Units as of such date of determination.

“Class A Common Stock” means the Class A common stock of the Managing Member, $0.0001 par value per share.

“Class A Unit” is defined in Section 2.1(b)(i).

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“Class B Unit” is defined in Section 2.1(b)(ii).

“Class V Common Stock” means the Class V Common Stock of the Managing Member, $0.0001 par value per share.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Stock” means the Class A Common Stock or the Class V Common Stock (and shall not include any additional series or class of the Managing Member’s common stock created after the date of this Agreement).

“Common Unit” means a Class A Unit, a Class B Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Company Counsel” is defined in Section 12.2.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“de minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Managing Member.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Designated Member” means, with respect to each Fiscal Year, a Member who holds, as of the first day of such Fiscal Year, at least one percent (1%) of the Units outstanding that are held by Members other than the Managing Member.

“Drag-Along Right” is defined in Section 7.4(a).

“Earnout Share” has the meaning given to it in Section 3.4 of the Merger Agreement.

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“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex B.

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities (except Debt described in clause (ii) of the definition of New Securities) have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), (y) the Cash Settlement, plus, in the case of an Exchange of Class B Units under either subclause (x) or (y), an amount that is equal to $0.0001 multiplied by the number of shares of Class V Common Stock included in the Exchange, or (z) a combination of the Stock Consideration and the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Managing Member immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class B Unit pursuant to Article XI, and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means (i) each Member, other than the Managing Member and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit or (ii) each holder of an interest in a Member that holds a Unit that is an Exchangeable Unit pursuant to Article XI.

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“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise determined by the Company, the following assumptions will be made when determining the Fair Market Value of Units:

(a) that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time; and

(b) that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption) are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Managing Member for the benefit of the employees or other service providers (including directors, advisers, and consultants) of the Company, or any Subsidiaries of the Company.

“Incentive Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Incentive Units” in the Seventh Amended and Restatement Operating Agreement and includes both Restricted Incentive Units and Unrestricted Incentive Units, as defined in the Seventh Amended and Restatement Operating Agreement.

“Indemnitee” means the Managing Member, each Affiliate of the Managing Member, the Tax Representative, the Designated Individual and each officer or director of the Managing Member, the Company or their respective Affiliates, in all cases in such capacity.

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“IRS” means the United States Internal Revenue Service, or, if applicable, a state or local taxing agency.

“Law” means any applicable statute, Law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority. The term “Lawful” has a correlative meaning.

“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Majority-in-Interest of the Members” means Members (excluding the Managing Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Managing Member) entitled to vote on or consent to such matter.

“Managing Member” is defined in the preamble to this Agreement.

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time) and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member.

“Member Representative” is defined in Section 7.8.

“Merger” means the merger of Ravenclaw Merger Sub LLC with and into the Company, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, by and among the Company, the Managing Member, and other parties thereto, dated December 15, 2021.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries), including Debt that provides any of the rights described in clause (i).

“Percentage Interest” means, with respect to each Member, as to any class or series of relevant Units, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Units of such class or series held by such Member and the denominator of which is the total number of Units of such class or series held by all Members, in each case determined as of the date of determination. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Common Units.

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“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Permitted Lender Party” has the meaning given to it in Section 7.10 of this Agreement.

“Pledge Transaction” has the meaning given to it in Section 7.10 of this Agreement.

“Policy Regarding Exchanges” is defined in Section 11.1(a).

“Pre-Closing Taxes” means any (a) U.S. federal, state, or local or non-U.S. tax obligations owed by the Blocker Companies (as defined in the Merger Agreement) for any taxable period (or portion thereof) ending at or before the date of this Agreement in excess of (b) any cash on hand (including cash equivalents and temporary investments of cash) of the Blocker Companies as of the Step 1 Effective Time (as defined in the Merger Agreement) to the extent such cash is not contributed to the Company substantially contemporaneously with the Effective Time (as defined in Merger Agreement).

“Preferred Stock” means shares of preferred stock of the Managing Member now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Managing Member for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Managing Member and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

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“Related-Party Transfer” means a Transfer by a Member of all or part of its Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equityholder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equityholder described in (ii), or (iv) the Managing Member or any Subsidiary of the Managing Member.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 12.8.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Merger Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Tax Distribution” is defined in Section 3.2(a).

“Tax Distribution Shortfall Amount” is defined in Section 3.2(d).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [●], entered into by and among the Managing Member, the Company, each of the parties thereto identified as a “TRA Holder” or the “TRA Representative” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a Transfer of all or any portion of the Managing Member’s Units (other than to a wholly owned Affiliate).

“Terms” is defined in the definition of “Equivalent Units.”

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“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. Neither (i) an Exchange nor (ii) a hypothecation, lien, or encumbrance satisfying the requirements of Section 7.10 shall constitute a Transfer under this Agreement.

“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit or Class B Unit, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 13.2 Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e) any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

By:
Name:
Title:

By:
Name:
Title:

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Annex A: INITIAL UNITS

Member	Units
Rubicon Technologies, Inc.	[______] Class A Units
[______] Class B Units

A-1

Annex B: ELECTIVE EXCHANGE NOTICE

Please see attached.

B-1

Annex C: TAX MATTERS

Article I

Definitions

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for federal income tax purposes; provided, however, that:

(i) the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii) the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member, in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; or (E) any other instance in which such adjustment is permitted under Treas. Reg. § 1.704-1(b)(2)(iv); provided, however, that any adjustment pursuant to clause (A), (B), (D), or (E) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company; and

(iv) the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii), or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(b) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(c)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1)), with the following adjustments:

(i) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code section 705(a)(2)(B) (or treated as expenditures described in Code section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704 1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv) gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi) to the extent an adjustment to the adjusted tax basis of any Asset pursuant to Code section 734(b) is required pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases the basis of the Asset) from the disposition of the Asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(vii) notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii) where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Push Out Election” means the election under Code section 6226 or Code section 6227 (or, in each case, any similar provision under the Bipartisan Budget Act of 2015 or other applicable federal, state, or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) for U.S. federal income tax purposes, with respect to each taxable year beginning after December 31, 2017, the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code section 6223 for such taxable year, (b) for U.S. federal income tax purposes, with respect to each taxable year beginning on or before December 31, 2017 the Member designated as the “tax matters partner” for the Company under Code section 6231(a)(7) (as in effect before 2018 and before amendment by Title XI of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law No. 114-74), and/or (c) for state, local, or non-U.S. tax purposes, with respect to each applicable taxable period, the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

Article II

Member’s Capital Accounts.

The Company or Managing Member shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

Article III

Allocations

Section 3.1 Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values, (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provision of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

Section 3.2 Priority Allocations.

(a) Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members pro rata in accordance with their Units, unless otherwise determined by the Company.

(c) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d) Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset, pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e) Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a)-(d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3 Other Allocation Rules.

(a) In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated for purposes of allocating Net Profits or Net Loss) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

(b) Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to (i) any property contributed to the Company before the SPAC Transactions and (ii) “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the SPAC Transactions. With respect to property contributed or section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, or other items, pursuant to any provision of this Agreement.

(c) Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(d) Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(e) Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code section 704 or applicable Regulations. Notwithstanding any provision of this Agreement to the contrary, if the Company reasonably determines an allocation other than the allocations that would otherwise be made pursuant to this Agreement would more appropriately reflect the Members’ interests in the Company, the Company may in its discretion make appropriate adjustments to such allocations.

(f) Allocation of Liabilities under Code Section 752. Notwithstanding anything in this Agreement to the contrary, no Member will take, or permit any Affiliate to take, any action that would change the allocation of liabilities for purposes of Code section 752 without the consent of the Company.

Article IV

Certain Tax Matters

Section 4.1 Provision of Information.

(a) Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (Federal Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of Federal Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s Units through electronic delivery.

(b) Information to Be Provided by Members to Company.

(i) Notice of Audit or Tax Examination. Each Member shall notify the Company within five (5) days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii) Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c) No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.2 Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code section 754 (and any similar provisions of applicable U.S. state or local law) for the Company for the Fiscal Year that includes the date of the Merger and each Fiscal Year in which a sale or exchange (whether partial or complete) occurs. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for in this Agreement, and the Members hereby consent to all such elections.

Section 4.3 Tax Representative.

(a) Appointment and Replacement of Tax Representative.

(i) Tax Representative. For each taxable year, including Fiscal Years before the date of this Agreement, the Company shall act as the Tax Representative, but the Company may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of any Person serving as the Tax Representative, or require that Person to resign. For any jurisdiction with respect to which the Company cannot serve as the Tax Representative, however, the Managing Member shall act as the Tax Representative, unless otherwise determined by the Company.

(ii) Designated Individual. If the Tax Representative is not an individual, the Company shall appoint a “designated individual” for each taxable year (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii) Approval by Members. For each taxable year since the formation of the Company, each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b) Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided, that, if a Person other than the Company is the Tax Representative, the Tax Representative shall in all cases act solely at the direction of the Company. The Tax Representative may delegate its authority under this Section 4.3(b) of this Annex C to a Designated Individual who shall in all cases act solely at the direction of the Company.

(c) Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

Section 4.4 Tax Audits.

(a) Determinations with Respect to Audits and Other Tax Controversies. Except to the extent otherwise required by applicable tax Law (including Code section 6241(11)), the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to make all decisions and determinations with respect to, and shall have sole authority with respect to the conduct of, tax audits or other tax controversies with respect to the Company, and any action taken by the Company (acting directly and/or through the Tax Representative or Designated Individual) in connection with any such audits or controversies shall be binding upon the Company and the Members and former Members.

(b) Determinations with Respect to Elections. The Company may make the election “out” under Code section 6221(b) if such an election is available, unless otherwise determined by the Company. If the Company does not make the election described in the preceding sentence, the Company (acting directly and/or through the Tax Representative or Designated Individual) shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code section 6225) (an “Imputed Underpayment”). Notwithstanding any provision of this Agreement to the contrary, the Company shall not make any Push Out Election with respect to any taxable periods ending on or before the effective date of the SPAC Transaction, including the portion of any taxable period through the end of the effective date of the SPAC Transaction.

(c) Responsibility for Payment of Tax; Former Members.

(i) Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii) Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within ten (10) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share, provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such ten (10) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share). Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within ten (10) days after the date of the notice referred to in the first sentence of this Section 4.4(c)(ii) of this Annex C.

Section 4.5 No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall (i) independently act with respect to tax matters (including, but not limited to, audits, litigation and controversies) affecting or arising from the Company, or (ii) treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code section 6241(11).

Section 4.6 United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times remain a “United States Person,” within the meaning of Code section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7 State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, with respect to any similar provisions of state, local, or non-U.S. tax law as determined by the Company.

Section 4.8 Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member to the extent determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption of a Member’s Units) and the dissolution of the Company until ninety (90) days after the applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be adversely impacted by such amendment.

Section 4.9 Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications.

Section 4.10 Withholding.

(a) Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except as otherwise determined by the Company pursuant to Section 4.4(c)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provision of this Agreement that would have applied if such amount had actually been distributed.

(b) Additional Provisions with Respect to a Transfer of Units. A Member transferring Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code section 1446(f) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Code section 1446(f) (and promptly provide evidence to the Company of such withholding and remittance). If a Member transferring Units will not satisfy clause (i) in connection with any such Transfer unless the transferor Member and transferee of such interest shall agree to jointly and severally indemnify and hold harmless the Company against any loss (including taxes, interest, penalties, and any related expenses) arising out of any failure to comply with the provisions of this Section 4.10(b) of this Annex C.

(c) Additional Provisions with Respect to an Exchange of Units.

(i) Withholding of Cash or Class A Common Stock Permitted. If (x) the Company or the Managing Member shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations in respect of any Exchange or (y) the applicable Member has unpaid amounts described in Section 4.4(c) of this Annex C, the Company, or the Managing Member, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements or satisfy such payment obligations, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Managing Member, as the case may be, may be required to withhold or the Member may be required to pay with respect to such Exchange. To the extent that amounts are (or property is) so withheld and, if required, paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii) Notice of Withholding. If the Company or the Managing Member determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Managing Member, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Managing Member believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Managing Member is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Managing Member to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C.

(iii) Reimbursement of Taxes by Exchangeable Unit Member. If, within the three-year period beginning at the start of the date of an Exchange, (i) the Company or the Managing Member withholds or otherwise pays any amount on account of taxes in respect of exchanged Units, which amount is attributable to the three-year period ending at the end of the date of such Exchange, and (ii) the Company, the Managing Member or any person other than the applicable Exchangeable Unit Member otherwise would bear the economic burden of such withholding or other payment (including by reason of such amount being treated as having been distributed to the Managing Member in respect of the Exchangeable Units pursuant to Section 4.10 of this Annex C), the Exchangeable Unit Member shall, upon notice by the Company and/or the Managing Member, promptly reimburse the Company and/or the Managing Member for such amount; provided, however, that the Exchangeable Unit Member’s reimbursement obligation under this Section 4.10(c)(iii) of this Annex C shall not exceed the amount of cash and Fair Market Value (determined as of the date of receipt) of other consideration received by the Exchangeable Unit Member in connection with such Exchange. Unless otherwise required by Law, any amount paid by an Exchangeable Unit Member pursuant to this Section 4.10(c)(iii) of this Annex C shall be treated as an adjustment to the proceeds received by the Exchangeable Unit Member in respect of the applicable Exchange. The Company and the Managing Member shall have the right to reduce any amounts due to such Exchangeable Unit Member from the Managing Member or any of its Affiliates by the amount owed by such Exchangeable Unit Member under this Section 4.10(c)(iii) of this Annex C.

Annex D: SCHEDULE OF OFFICERS

Name	Title
President
Chief Financial Officer
Secretary
Treasurer
Vice President

D-1

Annex E: POLICY REGARDING EXCHANGES

Please see attached.

E-1

EXHIBIT D

December 15, 2021

Founder SPAC

11752 Lake Potomac Drive

Potomac, MD 20854

Rubicon Technologies, LLC

950 E. Paces Ferry Road Suite #1900

Atlanta, GA 30326

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as such term is defined in the Merger Agreement), “SPAC”), Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of SPAC (“Merger Sub LLC”), certain blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Merger Sub Incs” and, together with Merger Sub LLC, “Merger Subs”), certain blocker companies listed on the signature pages thereto (each a “Blocker Company” and collectively, the “Blocker Companies”) pursuant to which, among other things, Merger Sub LLC shall be merged with and into the Company (the “Merger” and together with the other transactions contemplated by the Merger Agreement the “Merger”), and hereby amends and restates in its entirety that certain letter, dated October 14, 2021, from, Founder SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of SPAC’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”), to SPAC (the “Prior Letter Agreement”). Certain capitalized terms used herein are defined in paragraph 7 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

The Sponsor and certain Insiders are currently, and as of the Closing will be, the record owners of all of the outstanding Founder Shares and outstanding Acquiror Private Placement Warrants, with the Sponsor and Insider’s ownership as of the date hereof detailed on Schedule A hereto.

In order to induce the Company, SPAC Entities, and Blocker Companies to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with SPAC Entities and, at all times prior to any valid termination of the Merger Agreement, the Company as follows:

1.	The Sponsor and each Insider irrevocably agrees that it, he or she shall:

(a)	vote any ordinary shares owned by it, him or her (all such ordinary shares, the “Covered Shares”) in favor of the Merger and each other proposal related to the Merger included on the agenda for the special meeting of stockholders relating to the Merger;

(b)	when such meeting of stockholders is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Covered Shares against any Business Combination Proposal and any other action, in each case, that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, result in a breach of any covenant, representation or warranty or other obligation or agreement of the SPAC Entities under the Merger Agreement, result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock of SPAC;

(d)	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Covered Shares against any change in business, management or board of directors of SPAC (other than in connection with the Merger and the other proposals related to the Merger);

(e)	not redeem any Covered Shares owned by it, him or her in connection with such stockholder approval; and

(f)	execute and return an action by written resolution approving the board of directors of Acquiror at Closing in accordance with the terms of the Merger Agreement.

Prior to any valid termination of the Merger Agreement, the Sponsor and each Insider shall take, or cause to be taken, all actions and shall do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein.

The obligations of the Sponsor specified in this paragraph 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of SPAC or whether the board of directors of SPAC has effected a SPAC Change in Recommendation.

2.	The Sponsor and each Insider hereby agrees and acknowledges that: (a) SPAC and, prior to any valid termination of the Merger Agreement in accordance with its terms, the Company may be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under paragraphs 1 and 3, as applicable, of this Sponsor Agreement (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

3.	(a)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Class A Common Stock issuable upon conversion thereof) until the earlier of (A) one hundred eighty (180) days after the completion of the Merger and (B) subsequent to the Merger, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b)	The Sponsor and each Insider agrees that it, he or she shall not Transfer any Acquiror Private Placement Warrants (or any Class A ordinary shares issued or issuable upon the exercise of the Acquiror Private Placement Warrants), until the earlier of (A) one hundred eighty (180) days after the completion of the Merger and (B) subsequent to the Merger, the date on which SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property (the “Private Placement Warrants Lock-up Period” and, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c)	Notwithstanding the provisions set forth in paragraphs 3(a) and 3(b), Transfers of the Founder Shares, Acquiror Private Placement Warrants and Class A Common Stock issued or issuable upon the exercise or conversion of the Founder Shares and the Acquiror Private Placement Warrants, in each case, that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (i) to SPAC’s officers or directors, any affiliate or family member of any of SPAC’s officers or directors or any affiliate of the Sponsor or to any member(s) of the Sponsor or any of their affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private transfers or transfers made in connection with any contingent forward purchase agreement or similar arrangement or in connection with the consummation of the Merger at prices no greater than the price at which the shares or warrants were originally purchased; (vi) in the case of the Sponsor, by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (vii) in the event of SPAC’s completion of a liquidation, merger, capital stock exchange or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their Class A Common Stock for cash, securities or other property subsequent to the completion of the Merger; provided, however, that in the case of clauses (i) through (vi), these permitted transferees must enter into a written agreement with SPAC agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Sponsor Agreement (including, but not limited to, the provisions herein relating to voting, the Trust Account and liquidating distributions).

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(d)	Notwithstanding anything to the contrary in paragraphs 3(a), 3(b) and 3(c) if either (i) any waiver, release, termination, shortening or other amendment or modification to the Lockup Agreement, dated as of the date hereof among SPAC and certain stockholders of the Company (the “Lockup Agreement”) occurs which improves the terms of the lock-up of any shares of Common Stock held by such stockholders immediately following the Closing, or (ii) the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in the Lockup Agreement as to any such Company stockholder (each of the events in (i) or (ii), a “Release”), then the Release shall apply pro rata and on the same terms to the lock-up on the Founder Shares and the provisions of this Section 3 shall be deemed immediately and automatically waived, released, terminated, shortened, amended or modified, as the case may be, without further action of the parties. For the avoidance of doubt, the provisions of this Section 3 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Founder Shares; provided, however, that in any such circumstances the holders of Founder Shares shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any such amendment to the Lockup Agreement and this Agreement, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to any holder of Founder Shares indicating that the Company plans to take a specified action with respect to the Lockup Agreement and this Agreement and setting forth the terms of any such amendment.

4.	The Sponsor hereby irrevocably and unconditionally (i) agrees that pursuant to Article 37 of the SPAC’s Amended & Restated Memorandum of Association (the “Articles”), all of the Founder Shares outstanding as of the date hereof (whether or not held by the Sponsor), shall convert into shares of Class A Common Stock on a one-for-one basis and (ii) waives any adjustment to the Conversion Ratio (as defined in the Articles) to which it would otherwise be entitled pursuant to Article 37.4 of the Articles that would result from the issuance of any equity or equity-linked securities pursuant to the Subscription Agreements, the Merger or otherwise in connection with the Closing.

5.	The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

6.

As used herein: (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “Founder Shares” shall mean the outstanding shares of Class B ordinary shares and the Class A ordinary shares issuable upon conversion of such shares of Class B ordinary shares in connection with the Closing; (iii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (iv) “Class A ordinary shares” shall mean the Class A ordinary shares, par value $0.0001 per share, of SPAC; (v) “Class B ordinary shares” shall mean the Class B ordinary shares, par value $0.0001 per share, of SPAC; (vi) “ordinary shares” shall mean the Class A ordinary shares and the Class B ordinary shares; (vii) “Acquiror Private Placement Warrants” shall mean the SPAC warrants that the Sponsor purchased for an aggregate purchase price $12,623,125, or $1.00 per SPAC warrant, in a private placement that occurred simultaneously with the consummation of SPAC’s initial public offering, pursuant to which the Sponsor is entitled to purchase up to 12,623,125 Class A ordinary shares; and (viii) “Business Combination Proposal” means any action to initiate, solicit, facilitate, consider, engage in or continue any discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, response, provide information to, or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

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7.	This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by SPAC Entities and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that the Company’s execution of such an instrument will not be required after any valid termination of the Merger Agreement in accordance with its terms.

8.	No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers permitted by paragraph 3, without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from the Company shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, the SPAC Entities and the Company and their respective successors, heirs, personal representatives and assigns and permitted transferees.

9.	Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

10.	This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.	This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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12.	This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Any action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in Chancery Court of the State of Delaware, and each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in the Borough of Manhattan, State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action arising under this Sponsor Agreement, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this paragraph. The prevailing party in any such Proceeding (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. THE PARTIES EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS SPONSOR AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS SPONSOR AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS.

13.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or electronic or facsimile transmission in accordance with Section 12.3 of the Merger Agreement.

14.	This Sponsor Agreement shall automatically terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of SPAC prior to the consummation of the Merger. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider, SPAC or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

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15.	The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC and the Company as follows: (a) if such Person is not an individual, it is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other powers and have been duly authorized by all necessary corporate, limited liability company or other actions on the part of the Sponsor; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (c) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (d) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the Governing Documents of such Person, or (ii) require any Consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Acquiror Private Placement Warrants, as applicable), in each case, to the extent such Consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (e) there are no Proceedings pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (f) except for the fees described on Section 6.12 of the Acquiror’s Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from such Person, SPAC, any of SPAC’s Subsidiaries or any affiliate of such Person or SPAC in connection with the transactions contemplated by the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC, the Company or any of their respective affiliates would have any obligations or liabilities of any kind or nature following the consummation of the Merger; (g) such Person has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (h) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (i) as of the date hereof, such Person has good title to all such Founder Shares and Acquiror Private Placement Warrants set forth opposite such Person’s name on Schedule A, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such Founder Shares or Acquiror Private Placement Warrants (other than transfer restrictions under the Securities Act)) affecting any such Founder Shares or Acquiror Private Placement Warrants, other than pursuant to (1) this Sponsor Agreement, (2) the Articles, (3) the Merger Agreement, (4) the Registration Rights Agreement, dated as of October 14, 2021, by and among SPAC, the Sponsor and certain security holders party thereto (the “Registration Rights Agreement”), or (5) any applicable securities laws; (j) the Founder Shares and Acquiror Private Placement Warrants identified on Schedule A are the only Founder Shares or Acquiror Private Placement Warrants owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Acquiror Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Acquiror Private Placement Warrants, except as provided in this Sponsor Agreement; and (k) solely with respect to the Sponsor, immediately prior to the Effective Time and prior to the forfeiture of the Forfeited Securities: (1) all of the Forfeited Securities will be owned by the Sponsor and (2) the Sponsor has, as of the date hereof and immediately prior to giving effect to the Merger on the Closing Date, valid, good and marketable title to such Forfeited Securities, free and clear of all Encumbrances (other than Liens pursuant to this Sponsor Agreement, the Merger Agreement, the Certificate of Incorporation, the Registration Rights Agreement or any Ancillary Agreement and transfer restrictions under applicable Laws or the Governing Documents of SPAC).

16.	Subject to the terms and conditions of this Sponsor Agreement, (a) the Sponsor hereby unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by paragraph 4 and (b) from the date hereof until the earlier of the Closing and the valid termination of the Merger Agreement, the Sponsor shall not enter into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any of the Forfeited Securities.

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17.	If, and as often as, (a) there are any changes in SPAC, the Founder Shares or the Acquiror Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Sponsor acquiring new shares of Common Stock, SPAC Warrants or any other Equity Securities of SPAC, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any ordinary shares, SPAC warrants or other Equity Securities of SPAC after the date of this Sponsor Agreement or (c) the Sponsor acquires the right to vote or share in the voting of any ordinary shares or other Equity Securities of SPAC after the date of this Sponsor Agreement (any and all such shares of Common Stock, SPAC warrants or other Equity Securities of SPAC, collectively the “New Securities”), then, in each case, (i) such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the ordinary shares or SPAC warrants owned by the Sponsor as of the date hereof and (ii) if applicable, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, as applicable, the Founder Shares and SPAC warrants, including the Acquiror Private Placement Warrants, each as so changed.

18.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

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Sincerely,

FOUNDER SPAC SPONSOR LLC

By:
		Name:	Manpreet Singh
		Title:	Manager

Allen Salmasi

Steve Papa

Rob Theis

Jack Selby

Hassan Ahmed

Osman Ahmed

Manpreet Singh

[Signature Page to Sponsor Agreement]

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Acknowledged and Agreed:

FOUNDER SPAC

By:
	Name:	Osman Ahmed
	Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

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Acknowledged and Agreed:

RUBICON TECHNOLOGIES, LLC

By:
	Name:	Nathaniel R. Morris
	Title:	Chief Executive Officer

[Signature Page to Sponsor Agreement]

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Schedule A

Ownership of Securities

Sponsor	Founder Shares	Private Placement Warrants
Founder SPAC Sponsor LLC	7,906,250	12,623,125
Total	7,906,250	12,623,125

Sch. A-1

EXHIBIT E

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December [●], 2021, is entered into by and among Founder SPAC, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Purchaser”) and each of the Persons set forth on Schedule A hereto (the “Supporting Holder”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, (i) Purchaser, (ii) Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub LLC”), (iii) certain blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Merger Sub Incs” and, together with Merger Sub LLC, “Merger Subs”), (iv) certain blocker companies listed on the signature pages thereto (each a “Blocker Company” and collectively, the “Blocker Companies”), and (v) Rubicon Technologies, LLC, a Delaware limited liability company (the “Company” and, together with its subsidiaries, the “Rubicon Companies”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to the Supporting Holders, which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub LLC will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Purchaser, (ii) following the Merger, each Merger Sub Inc will merge with and into its corresponding Blocker Company (each surviving company after such mergers, a “Surviving Blocker Company”) and, immediately thereafter and prior to each additional Merger Sub Inc. merging into its corresponding Blocker Company, each such Surviving Blocker Company will merge with and into Purchaser, with Purchaser surviving such mergers (such mergers, the “Blocker Mergers” and, together with the Merger, the “Mergers”), and (iii) Class A common stock of Purchaser, par value $0.0001 per share and Class V common stock of Purchaser, par value $0.0001 per share (“Purchaser Common Stock”), with a contingent right to receive a number of additional shares Purchaser Common Stock in accordance with the Merger Agreement, shall be issued by Purchaser to holders of Company Units (defined below) in consideration thereof;

WHEREAS, as of the date hereof, the Supporting Holder is the record owner, beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over (a) the number of Common Units of the Company (“Company Common Units”) set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Company Common Units” and (b) the number of (i) Series A Units of the Company (“Company Series A Units”), (ii) Series B Units of the Company (“Company Series B Units”), (iii) Series C Units of the Company (“Company Series C Units”), (iv) Series D Units of the Company (“Company Series D Units”), and (v) Series E Units of the Company (“Company Series E Units”) (collectively, “Company Preferred Units” and collectively with the Company Common Units, the “Company Units”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Company Preferred Units” (all such Company Common Units specified on Schedule A under the column heading “Number of Company Common Units” shall be referred to herein as the Supporting Holder’s “Subject Common Shares,” all such Company Preferred Units specified on Schedule A under the column heading “Number of Company Preferred Units” shall be referred to herein as the Supporting Holder’s “Subject Preferred Shares,” and the Supporting Holder’s Subject Common Shares and Subject Preferred Shares and any other shares of Company Common Units or Company Preferred Units the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to Purchaser’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Purchaser to enter into the Merger Agreement, the Supporting Holders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Article I
AGREEMENT TO VOTE SUBJECT SHARES

1.1 Voting of Subject Shares. Each Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event not later than five (5) Business Days after the Registration Statement is declared effective by the SEC, the Supporting Holders shall deliver to Purchaser and the Company a written consent in the form attached hereto as Exhibit A (the “Written Consent”) voting all of the Subject Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement (including the Mergers). The Supporting Holders covenant and agree that, prior to the termination of this Agreement, the Supporting Holders will at any meeting of the members of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the members of the Company (whenever presented), cause the Subject Shares to be voted (including via proxy) (i) in favor of the Mergers and the transactions contemplated by the Merger Agreement(ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (i) above or if there are not sufficient Series A Units, Series B Units, Series C Units, Series D Units, and Series E Units present in person or represented by proxy to constitute a quorum, and (iii) against any proposal, offer, or submission with respect to a Company Business Combination or the adoption of any agreement to enter into a Company Business Combination.

1.2 No Inconsistent Agreements. The Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the obligations and terms of this Article I. The Supporting Holders covenant and agree to not, at any time prior to the termination of this Agreement, enter into any agreement or undertaking that is inconsistent in any material respect with, or would otherwise materially interfere with, or prohibit or prevent the Supporting Holders from satisfying, their obligations pursuant to this Agreement.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

Each Supporting Holder represents and warrants to Purchaser that:

2.1 Authorization; Binding Agreement.

(a) The Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted. The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

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(b) This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) if not a natural person, violate the certificate or articles of incorporation, bylaws or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the Company Operating Agreement, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

2.3 Ownership of Shares; Total Shares. The Supporting Holder is the record and beneficial owner of all of the Supporting Holder’s Subject Shares and has good and marketable title to all of the Supporting Holder’s Subject Shares, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a member in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any Lock-Up Agreement entered into by and between the Supporting Holder, Purchaser and the Company, (iii) any applicable restrictions on transfer under applicable securities Laws and (iv) the Company Operating Agreement (collectively, “Permitted Encumbrances”). The equity securities listed on Schedule A opposite the Supporting Holder’s name constitute all of the Company Common Units and Company Preferred Units owned by the Supporting Holder as of the date hereof and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Units or Company Preferred Units held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power. As of the date of this Agreement, there is no action or proceeding pending against the Supporting Holders or, to the knowledge of the Supporting Holders, threatened against the Supporting Holders that disputes the beneficial or record ownership of the Supporting Holder’s Subject Shares, the validity of this Agreement or the performance by the Supporting Holders of its obligations under this Agreement.

2.4 Voting Power. The Supporting Holder has full voting power with respect to all of the Supporting Holder’s applicable Subject Shares and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Shares. None of the Supporting Holder’s Subject Shares are subject to any members’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Operating Agreement.

2.5 Reliance. The Supporting Holder understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement and the representations, warranties, covenants and other agreements of the Supporting Holders contained herein.

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2.6 Brokers. Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

2.7 Adequate Information. The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Purchaser to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Purchaser, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement. The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Supporting Holders that:

3.1 Organization and Qualification. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

3.2 Authority for This Agreement. Purchaser has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized by all necessary entity action on the part of Purchaser, and no other entity proceedings on the part of Purchaser are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution, and delivery by the Supporting Holders, constitutes a legal, valid and binding obligation of each of Purchaser and each Merger Sub, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Limitations.

Article IV
ADDITIONAL COVENANTS OF THE SUPPORTING HOLDERS

4.1 No Transfer; No Inconsistent Arrangements.

(a) Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), sell, gift, pledge dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing, (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

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(b) Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (A) in the case of a Supporting Holder that is an individual, by gift to a member of one of the Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Supporting Holder that is an individual, by virtue of laws of descent and distribution upon death of the Supporting Holder; (C) in the case of a Supporting Holder being an individual, pursuant to a qualified domestic relations order; (D) in the case of a Supporting Holder who is not a natural person, by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (E) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; (F) in the case of a Supporting Holder who is not a natural person, to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer referred to in Section 4.1(b)(A), (D), or (F) shall be permitted only if, (x) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Purchaser, to assume all of the obligations of the Supporting Holder under, and be bound by all of the terms of, this Agreement, and (y) such transfer is effected no later than three Business Days prior to the date on which the Form S-4 is declared effective.

4.2 Standstill. From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holders shall not engage in any transactions involving the securities of Purchaser without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that this Section 4.2 shall not apply to transactions involving any securities of Purchaser held by the Supporting Holders as of or prior to the date of this Agreement.

4.3 No Legal Action. The Supporting Holders shall not, and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.4 Documentation and Information. The Supporting Holders shall permit and hereby consent to and authorizes Purchaser and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Purchaser and/or the Company reasonably determines to be necessary in connection with the Mergers and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement, the Supporting Holders’ identity and ownership of the Subject Shares and the nature of the Supporting Holders’ commitments and obligations under this Agreement; provided that the Supporting Holders’ identity will not be included in a press release or other public disclosure (other than a filing with the SEC) without each Supporting Holder’s prior consent.

4.5 Adjustments; Acquisition of Additional Securities. In the event of any unit split, unit dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the units of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Supporting Holder acquires beneficial ownership of any additional Company Common Units or Company Preferred Units (“New Securities”), or the right to vote or share in the voting of any such New Securities, then such New Securities acquired by such Supporting Holder shall be subject to the terms of this Agreement to the same extent as if they were owned or controlled by the Supporting Holder as of the date hereof.

4.6 Anti-Takeover Approvals. The board of directors of Purchaser has approved, or will approve as promptly as practicable following the date hereof but in no event later than the time immediately prior to the consummation of the Mergers, the Merger Agreement and this Agreement and the acquisition of Purchaser Common Stock by the Company’s members pursuant to any of the foregoing pursuant to Section 203 of the General Corporation Law of Delaware and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover law, and such approval by the board of directors of Purchaser is or will be, once approved, sufficient to render inapplicable to the Mergers, the Merger Agreement and this Agreement and such acquisition the provisions of Section 203 of the General Corporation Law of Delaware or any other such anti-takeover law.

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Article V
MISCELLANEOUS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Purchaser, to the address or email address set forth in Section 12.3 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2 Termination. This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to a Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

5.4 Expenses. All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5 Entire Agreement; Assignment. This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Purchaser, in the case of an assignment by a Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holders, in the case of an assignment by the Purchaser. Any assignment in violation of this Section 5.5 shall be null and void ab initio.

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5.6 Enforcement of the Agreement. The parties agree that irreparable damage may occur in the event that any Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Purchaser may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security. Any and all remedies herein expressly conferred upon Purchaser will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Purchaser, and the exercise by Purchaser of any one remedy will not preclude the exercise of any other remedy.

5.7 Jurisdiction; Waiver of Jury Trial; Governing Law. This Agreement and all related Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. The parties hereto expressly incorporate by reference the second and third sentences of Section 12.14 (Jurisdiction) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

5.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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5.11 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Documents shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.12 Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, and schedule references are to the articles, sections, paragraphs, and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.13 Further Assurances. Each Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holders by Purchaser and at Purchaser’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14 Supporting Holder Obligation Several and Not Joint. The obligations of the Supporting Holders hereunder shall be several and not joint and several, and no Supporting Holder shall be liable for any breach of the terms of this Agreement by any other Supporting Holder.

5.15 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Purchaser any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares of the Supporting Holders. All rights, ownership, and economic benefits of and relating to the Subject Shares of the Supporting Holders shall remain vested in and belong to the Supporting Holders, and the Purchaser shall have no authority to direct the Supporting Holders in the voting or disposition of any of the Supporting Holders’ Subject Shares, except as otherwise provided herein.

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5.16 No Agreement as Director or Officer. Each Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the members of the Company.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

Founder spac

By:
Name:
Title:

SUPPORTING HOLDERS

[____]

By:
Name:
Title:
Address:
Email:

[____]

By:
Name:
Title:
Address:
Email:

[____]

By:
Name:
Title:
Address:
Email:

[____]

By:
Name:
Title:
Address:
Email:

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[____]

By:
Name:
Title:
Address:
Email:

[____]

By:
Name:
Title:
Address:
Email:

[____]

By:
Name:
Title:
Address:
Email:

[____]

By:
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Title:
Address:
Email:

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Schedule A

Name of Supporting Holder	Number of Company Common Units	Number of Company Preferred Units
		Series A	Series B	Series C	Series D	Series E

Total:

Total Number of Issued and Outstanding Shares of Series A Units:    [__]

Total Number of Issued and Outstanding Shares of Series B Units:    [__]

Total Number of Issued and Outstanding Shares of Series C Units:    [__]

Total Number of Issued and Outstanding Shares of Series D Units:    [__]

Total Number of Issued and Outstanding Shares of Series E Units:    [__]

Sch. A-1

Exhibit A

Form of Written Consent

ACTION BY WRITTEN CONSENT

IN LIEU OF A MEETING

OF MEMBERS OF

RUBICON TECHNOLOGIES, LLC

[●], 2021

The undersigned, being the members of Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), acting in accordance with Section 18-302(d) of the Delaware Limited Liability Company Act (the “DLLCA”), consent to the taking of the actions and adopt the resolutions set out below. This written consent (the “Written Consent”) of the undersigned members of the Company (the “Members”) is in lieu of a special meeting of the members of the Company, and all of the actions taken and resolutions set out in it shall have the same force and effect as if they were taken or adopted at such a meeting.

APPROVAL OF THE MERGER AGREEMENT AND TRANSACTIONS CONTEMPLATED THEREBY

WHEREAS, (i) Founder SPAC, a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Purchaser”), (ii) Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub LLC”), (iii) the blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Merger Sub Incs” and, together with Merger Sub LLC, “Merger Subs”), (iv) certain blocker companies listed on the signature pages thereto (each a “Blocker Company” and collectively, the “Blocker Companies”), and (v) the Company (together with its subsidiaries, the “Rubicon Companies”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to the Members;

WHEREAS, the Merger Agreement provides for, among other things, (i) the merger of Merger Sub LLC with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger, (ii) following the Merger, each Merger Sub Inc will merge with and into its corresponding Blocker Company (each surviving company after such mergers, a “Surviving Blocker Company”) and, immediately thereafter and prior to each additional Merger Sub Inc merging into its corresponding Blocker Company, each such Surviving Blocker Company will merge with and into Purchaser, with Purchaser surviving such mergers (such mergers, the “Blocker Mergers” and, together with the Merger, the “Mergers”), and (iii) Class A common stock, par value $0.0001 per share of Purchaser and Class V common stock of Purchaser, par value $0.0001 per share (“Purchaser Common Stock”), with a contingent right to receive a number of additional shares of Purchaser Common Stock in accordance with the Merger Agreement, shall be issued by Purchaser to holders of Company Units (as defined below) in consideration thereof;

WHEREAS, the Board of Managers of the Company has approved the Merger Agreement and has recommended that the Members vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby;

WHEREAS, the Members hold (i) a majority of the issued and outstanding (a) Series A Units of the Company, (b) Series B Units of the Company, (c) Series C Units of the Company, (d) Series D Units of the Company, (e) Series E Units of the Company (collectively, “Company Preferred Units”) and (f) Common Units of the Company (“Company Common Units” and collectively with the Company Preferred Units, “Company Units”), voting together as a single class and (ii) greater than 66-2/3% of all Company Preferred Units voting together as a single class; and

WHEREAS, the Members desire to adopt the Merger Agreement and approve the transactions contemplated thereby.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby consented to, adopted and approved in accordance with Section 18-209 of the DLLCA;

RESOLVED FURTHER, that the Company be, and hereby is, authorized, directed and empowered to (i) enter into and perform its obligations under the Merger Agreement and (ii) enter into and/or perform its obligations under each other agreement, instrument, document or certificate required or permitted to be entered into by the Company under the terms of the Merger Agreement;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Merger Agreement; and

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company and its subsidiaries, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities, such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Merger Agreement;

GENERAL AUTHORITY

RESOLVED FURTHER, that the proper officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and deliver, or to cause to be executed and delivered, all such other agreements, instruments, certificates and documents, to do or cause to be done all such further acts and things, and to pay or cause to be paid all necessary fees and expenses (including, without limitation, legal, financial advisory and auditors’ fees and expenses), as they or any of them may deem necessary or advisable in connection with the transactions contemplated by the foregoing resolutions or to effectuate the purpose and intent of the foregoing resolutions, such approval to be conclusively evidenced by the taking of any such action or the execution and delivery of any such instrument by such officer;

RESOLVED FURTHER, that any and all action heretofore taken by any officer or manager of the Company in connection with the documents and transactions referred to or contemplated by the foregoing resolutions are hereby ratified, approved and confirmed; and

RESOLVED FURTHER, that this Written Consent may be signed in counterparts, including counterparts delivered by facsimile, email or other electronic means, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent, effective as of the date first written above.

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to the Written Consent of the Members of Rubicon Technologies, LLC]

[●]	[●]

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to the Written Consent of the Members of Rubicon Technologies, LLC]

EXHIBIT F

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 15, 2021 by and among (i) Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Purchaser”), (ii) Rubicon Technologies, LLC, a Delaware limited liability company (the “Company”), and (iii) [●](“Holder”). Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, simultaneously with the execution and delivery of this Agreement, (i) the Purchaser, (ii) Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub LLC”), (iii) certain blocker merger subsidiaries listed on the signature pages thereto (collectively, “Blocker Merger Subs”), (iv) certain blocker companies listed on the signature pages thereto (collectively, the “Blocker Companies”), and (v) the Company entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (a) at or prior to the Closing, the Purchaser will domesticate (the “Domestication”) as a Delaware corporation (“Surviving Pubco”) pursuant to the applicable provisions of the CICL and the DGCL, (b) following the Domestication, Merger Sub LLC will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Company”), whereby the LLC Agreement of the Surviving Company will be amended and restated substantially in the form attached as Exhibit C to the Merger Agreement (the “A&R LLCA”), (c) immediately following the consummation of the Merger and the effectiveness of the A&R LLCA, each Blocker Merger Sub, each Blocker Company, each Surviving Blocker Company, and Surviving Pubco will effectuate a series of mergers in the order set forth in Section 2.1(b) of the Company Disclosure Letter (all such mergers together, the “Blocker Company Mergers” and, together with the Merger, the “Mergers”), and (d) pursuant to the Mergers, the Company Interest Holders shall receive consideration in the form of securities issued by the Purchaser or the Company, which, in the case of Holder, shall take the form of [Surviving Pubco Class A Shares][Surviving Pubco Class V Shares and an equivalent number of Class B Units (with a pair of one such Class B Unit and one such Surviving Pubco Class V Share being exchangeable, in the future, subject to the terms and conditions of this Agreement, the A&R LLCA, and the Policy Regarding Exchanges set forth in Annex E to the A&R LLCA (the “Exchange Policy”), for Surviving Pubco Class A Shares (any such shares, “Exchange Shares”))] (the “Holder Consideration Securities,” including all Earnout Shares to which Holder may become entitled, if issued pursuant to the terms of the Merger Agreement [and including all Exchange Shares]), in each case upon the terms and subject to the conditions set forth in the Merger Agreement (such transactions, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the Holder Consideration Securities received by Holder in the Transactions, including Holder’s Surviving Pubco Class A Shares that may be issued as Earnout Shares[, and any Exchange Shares] (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted but, for the avoidance of doubt, not including any shares issued in connection with the PIPE Investment Subscription Agreements, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of Purchaser, during the period commencing from the Closing and ending on the earlier of (x) 180 days after the date of the Closing and (y) the date after the Closing on which Purchaser consummates a liquidation, merger, stock exchange, reorganization, tender offer, or other similar transaction that results in all of Purchaser’s stockholders having the right to exchange their equity holdings in Purchaser for cash, securities or other property (such period, the “Lock-Up Period”): (i) lend, offer to sell, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) by operation of law, pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union, (IV) pursuant to any hypothecation or pledge securing a loan, or (V) in connection with Purchaser’s consummation of a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of Purchaser’s stockholders having the right to exchange their equity holdings in Purchaser for cash, securities or other property; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Purchaser and the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouse or domestic partner and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder, and (E) any Affiliate of Holder or any employees, officers, directors or members of Holder or any Affiliates of Holder. Holder further agrees to execute such agreements as may be reasonably requested by Purchaser or the Company that are consistent with the foregoing and necessary to give further effect thereto.

(b) [For the avoidance of doubt, there shall be no exchanges of Class B Units pursuant to the Exchange Policy until after expiration of the Lock-Up Period under this Agreement.]

(c) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Purchaser shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Purchaser may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period, except in compliance with the foregoing exceptions.

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(d) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 15, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Purchase will make best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(e) For the avoidance of doubt, (i) Holder shall retain all of its rights as a shareholder of the Purchaser during the Lock-Up Period, including the right to vote any Restricted Securities and to receive any dividends and distributions in respect of any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Surviving Pubco Class A Shares, Class B Units, Surviving Pubco Class V Shares or other securities of the Company acquired by Holder in open market transactions or in any public or private capital raising transactions of the Company or otherwise to any Surviving Pubco Class A Shares, Class B Units, Surviving Pubco Class V Shares or other securities of the Company (other than the Restricted Securities). Prior to or at the Closing, the Company shall execute and deliver to the Purchaser the Registration Rights Agreement and allow Holder the opportunity to be a party to the Registration Rights Agreement entitled to the registration rights thereunder.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of the Purchaser and the Company. Each of the Purchaser and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

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(d) Governing Law; Waiver of Jury Trial; Jurisdiction. This Agreement and all related claims or causes of action shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Sections 12.7 and 12.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Purchaser prior to the Closing to:		With a copy (which will not constitute notice) to:

Founder SPAC		Winston & Strawn LLP
11752 Lake Potomac Drive		800 Capitol St. Suite 2400
Rockville, MD 20854		Houston, Texas 77002
Attn:	Osman Ahmed	Attn:	Michael J. Blankenship
Email:	osman@founderspac.com	Email:	MBlankenship@winston.com

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If to the Company prior to the Closing to:		With a copy (which will not constitute notice) to:

Rubicon Technologies, LLC		Gibson, Dunn & Crutcher LLP
950 East Paces Ferry Road NE		200 Park Ave.
Suite 1900		New York, New York
Atlanta, Georgia 30326		Attn:	Saee Muzumdar
Attn:	William Meyer, General Counsel		Evan D’Amico
Email:	bill.Meyer@rubicon.com	Email:	SMuzumdar@gibsondunn.com
EDAmico@gibsondunn.com

If to the Purchaser or the Company after the Closing, to:		with copies (which shall not constitute notice) to:

Rubicon Technologies, LLC		Gibson, Dunn & Crutcher LLP
950 East Paces Ferry Road NE		200 Park Ave.
Suite 1900		New York, New York
Atlanta, Georgia 30326		Attn:	Saee Muzumdar
Attn:	William Meyer, General Counsel		Evan D’Amico
Email:	bill.Meyer@rubicon.com	Email:	SMuzumdar@gibsondunn.com
EDAmico@gibsondunn.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Purchaser, the Company and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. Purchaser and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by an interestholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such interestholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Purchaser shall provide prompt notice thereof to Holder, and (ii) if any such interestholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Purchaser shall provide prompt notice thereof to Holder.

(h) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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(i) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Purchaser and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of the Purchaser and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Purchaser and the Company or any of the obligations of Holder under any other agreement between Holder and the Purchaser or the Company or any certificate or instrument executed by Holder in favor of the Purchaser or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Purchaser or the Company or any of the obligations of Holder under this Agreement.

(k) Further Assurances. From time to time, at the other party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile or pdf or other electronic document transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:

FOUNDER SPAC

By:
Name:
Title:

Company:

RUBICON TECHNOLOGIES, LLC

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

[____________________]

By:
Name:
Title:

Number and Type of Company Securities:

Company Common Units:
Company Common Warrants:
Company Series [A/B/C/D/E] Units:

Address for Notice:

[_________]

Attention: [________]

E-mail:

with a copy (which will not constitute notice) to:

[*]

[*]

Attn: [*]

Telephone No.: [*]

Email:

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EXHIBIT G

Confidential

SUBSCRIPTION AGREEMENT

[●], 2021

Founder SPAC

11752 Lake Potomac Drive

Potomac, Maryland 20854

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth above by and between Founder SPAC, a Cayman Islands exempted company (together with any successor thereto, including after the Domestication (as defined below), the “Company”), and the undersigned Investor (the “Investor”), in connection with the proposed business combination (the “Transaction”) between the Company and Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon” or the “Target”) pursuant to that certain Agreement and Plan of Merger, dated as of December 15, 2021, by and among the Company, Rubicon, Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub LLC”), certain blocker merger subsidiaries listed on the signature pages thereto (“Blocker Merger Subs” and, together with Merger Sub LLC, the “Merger Subsidiaries”), and certain blocker companies listed on the signature pages thereto (as it may be amended from time to time, the “Transaction Agreement”). In connection with the Transaction, the Company is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with, the closing of the Transaction (the “Transaction Closing”), shares of common stock of the Company (after giving effect to the Domestication), par value $0.0001 per share (“Common Shares”), for a purchase price of $10.00 per share (the “Per Share Purchase Price”) in a private placement to be conducted by the Company (the “Offering”). On or about or following the date of this Subscription Agreement, the Company is entering into subscription agreements with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Other Investors, severally and not jointly, and the Investor have agreed or will agree to purchase Common Shares, on the date of the Transaction Closing, at the Per Share Purchase Price (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions set forth herein, and intending to be legally bound hereby, each of the Investor and the Company acknowledges and agrees as follows:

1. Subscription. As of the date written above, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Investor, the number of Common Shares set forth on the signature page of this Subscription Agreement (the “Shares”) at the Per Share Purchase Price on the terms and subject to the conditions provided for herein.

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing,” and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction Closing. The Closing shall occur on the date of, and immediately prior to the Transaction Closing, but after the Company’s transfer by way of continuation out of the Cayman Islands and domestication into the State of Delaware pursuant to the applicable provisions of the Cayman Islands Companies Act (As Revised) and the Delaware General Corporation Law, as amended (the “Domestication”). The Company shall provide written notice (which may be via email) to the Investor (the “Closing Notice”), which Closing Notice shall contain wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”), to be identified in the Closing Notice, that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than five (5) business days from the date of the Closing Notice and the Investor shall deliver, at least two (2) business days prior to the Scheduled Closing Date, (i) to the Escrow Account, the Subscription Amount by wire transfer of United States dollars in immediately available funds and (ii) to the Escrow Agent, any information that is reasonably requested by the Company or the Escrow Agent in order for the Company to issue the Shares to the Investor, including, without limitation, a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. The wire transfer shall identify the Investor and, unless otherwise agreed by the Company, the funds shall be wired from an account in the Investor’s name. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Investor of the Shares. On the Closing Date, promptly after the Closing, the Company shall deliver (or cause delivery of) the number of Shares set forth on the signature page to this Subscription Agreement in book entry form with restrictive legends to the Investor as indicated on the signature page or to a custodian designated by the Investor, as applicable, as indicated below but otherwise free and clear of ay liens or other restrictions (other than those arising under state or federal securities laws); provided, however, that the Company’s obligation to issue the Shares to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Investor to the Escrow Account, then, promptly after such termination (and in any event, within three (3) business days thereafter), the Company will instruct the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor. For purposes of this Subscription Agreement, (x) “business day” shall mean a day other than a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized or required by law to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, Founder SPAC Sponsor LLC.

3. Closing Conditions.

a. In addition to the conditions to Closing set forth in Section 2, the obligation of the parties hereto to consummate the Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

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(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition on consummations of the transactions contemplated hereby; and

(iii) all conditions precedent to the Transaction Closing under the Transaction Agreement shall have been satisfied or waived, other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the Transaction Closing.

b. The obligation of the Company to consummate the Closing is also subject to the satisfaction or waiver by the Company of the conditions that: (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c. The obligation of the Investor to consummate the Closing is also subject to the satisfaction or waiver by the Investor of the conditions that:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) all obligations, covenants and agreements of the Company required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement, which such prohibition, for the avoidance of doubt, shall not include the waiver of any minimum cash condition set forth in the Transaction Agreement by the Company and/or the Target;

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(iv) no suspension of the qualification of the Company’s Class A ordinary shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A ordinary shares on the NYSE shall have occurred; and

(v) there shall have been no amendment, waiver, or modification to any Other Subscription Agreement on or prior to the Closing that benefits such Other Investors (other than terms particular to the regulatory requirements of such Other Investors or related funds) unless the Investor has been offered substantially similar benefits in writing.

4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company is duly formed, validly existing and in good standing under the laws of the Cayman Islands, and, after giving effect to the Domestication, the Company will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Shares have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or applicable law or any other agreement or contract.

c. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and principles of equity, whether considered at law or equity.

d. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Investor than the Investor hereunder and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that benefits the Other Investor thereunder unless the Investor has been offered substantially similar benefits; provided, however, that the foregoing shall exclude (A) any commercial arrangements entered into by the Company or the Target with Other Investors that have executed Other Subscription Agreements and that the Company or the Target has determined are strategic investors and (B) any arrangements that the Target has entered into prior to or as of the date hereof with Other Investors that have executed Other Subscription Agreements which Other Investors, as of the date hereof, are equity holders of the Target (“Current Target Members”) who have entered into such arrangements in their capacity as members of the Target (including, for the avoidance of doubt, agreements or other arrangements entered into by Other Investors that are Current Target Members, in their capacities as equityholders of the Target, simultaneously with and pursuant to the Transaction Agreement but excluding any Other Subscription Agreements with Current Target Members, which Other Subscription Agreements shall be entered into on terms substantially similar to those set forth in this Subscription Agreement and, in no event on terms materially more favorable than those set forth herein).

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e. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) and will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, in each case that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with its obligations under this Subscription Agreement.

f. Except for any delays in the filing of the Company’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), as of their respective dates (each a “Filing Date”), all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed at the time of the execution of this Subscription Agreement and at the time of the Transaction Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the Filing Date of the applicable SEC Report, as interpreted as of the Filing Date, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

g. The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable. Other than Moelis (the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Common Shares in the Offering.

h. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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i. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement. The Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. As of the date hereof, the authorized share capital of the Company consists of (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share. As of the date of this Subscription Agreement, (A) 31,625,000 Class A ordinary shares of the Company are issued and outstanding, (B) 7,906,250 Class B ordinary shares of the Company are issued and outstanding, (C) 15,812,500 redeemable public warrants to purchase Class A ordinary shares are issued and outstanding, (D) 14,204,375 private placement warrants to purchase Class A ordinary shares of the Company are issued and outstanding and (E) no preference shares are issued and outstanding. All (1) issued and outstanding ordinary shares of the Company are, and, after giving effect to the Domestication, will be, duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants of the Company have been duly authorized and validly issued and are not subject to any preemptive rights. None of the outstanding ordinary shares of the Company has been (and, after giving effect to the Domestication, none of the outstanding Common Shares will be) issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to herein or therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any ordinary shares or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as set forth in the SEC Reports and as contemplated by the Transaction Agreement. As of the date hereof, the Company has no direct or indirect subsidiaries except for the Merger Subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any entity, whether incorporated or unincorporated.

k. As of the date hereof, the Company’s issued and outstanding Class A ordinary shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FOUN” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the Company’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of such shares on Nasdaq, or to deregister the shares under the Exchange Act. Other than as contemplated by the Transaction, the Company has taken no action that is intended to, or would reasonably be expected to result in, termination of the registration of such shares under the Exchange Act.

l. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

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m. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

6. Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a. The Investor is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i) Applicable to U.S. investors: At the time the Investor was offered the Shares, it was, as of the date hereof, the Investor is, and as of the Closing Date the Investor will be (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), as indicated in the questionnaire attached hereto as Exhibit A and (ii) is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(ii) Applicable to non-U.S. investors: The Investor understands that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Investor is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. The Investor is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. The Investor understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law), mortgaged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares delivered at the Closing in accordance herewith will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge, mortgage or disposition of any of the Shares. The Investor has conducted its own investigation of the Company, the Target and the Shares and the Investor has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

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c. The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, the Target or any of their respective affiliates or any control persons, shareholders, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has (i) received, reviewed and understood the Disclosure Documents (as defined below) made available to the Investor in connection with the Transaction and (ii) conducted and completed its own independent due diligence with respect to the Transaction based on such information as the Investor deems appropriate and necessary in order to make an investment decision with respect to the Shares and assuming the accuracy of the information in the Disclosure Documents in all material respects, including, without limitation, with respect to the Company, the Transaction and the business of the Target and its subsidiaries. The Investor has not relied on the Placement Agents, or any statement or action by the Placement Agents, to decide to enter into the transactions contemplated hereby. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of October 14, 2021 and filed with the SEC (File No. 333-258158) on October 15, 2021 (the “Prospectus”), (ii) each of the other SEC Reports, from the date of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement and (iv) the investor presentation by the Company and the Target (the “Investor Presentation”), a copy of which will be furnished by the Company to the SEC. The Investor acknowledges the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in the terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, the Investor is not relying upon any projections contained in the Investor Presentation; provided, that nothing set forth in this sentence shall be deemed to limit, amend or modify the other representations and warranties made by the Company in Section 5 hereof. Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

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f. The Investor hereby acknowledges and agrees that (i) the Placement Agents are acting solely as placement agents to the Company in connection with the Transaction, and are not acting as underwriters or in any other capacity, and are not and shall not be construed as fiduciaries or financial advisors for the Investor in connection with subscription for Shares hereunder or the Transaction, (ii) the Placement Agents have not made and will not make any representation or warranty, express or implied, to the Investor with regard to this Offering, the Shares, the Company or the Target and have not provided any advice or recommendation to the Investor in connection with the transactions herein, (iii) the Placement Agents will have no responsibility for the representations, warranties or agreements made by the Company or the Investor, or between them, hereunder, (iv) neither the Placement Agents, nor any of their respective representatives or affiliates, has made any independent investigation with respect to the Company, the Shares or the Target or the accuracy, completeness or adequacy of any information supplied to the Investor by or on behalf of the Company or the Target, and (v) the Placement Agents shall not bear responsibility or liability to the Investor for any losses or damages the Investor may incur as a result of or in connection with its purchase of the Shares or any transaction contemplated hereby and, to the fullest extent permitted by law, the Investor hereby waives any claims or causes of action that the Investor may have, now or in the future, against the Placement Agents in connection with any matter set forth herein.

g. The Investor became aware of this Offering of the Shares solely by means of direct contact between the Investor and the Company or the Placement Agents or a representative of the Company or the Placement Agents, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company, the Placement Agents or a representative of the Company or the Placement Agents. The Investor did not become aware of this Offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor has a substantive pre-existing relationship with the Company, the Target or their respective affiliates or the Placement Agents or their respective affiliates for this Offering of the Shares. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Company, the Target or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its decision to subscribe in the Offering. Neither the Investor, nor any of its directors, officers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the SEC Reports. The Investor is (i) an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. The Investor understands and acknowledges that the purchase and sale of the Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b). The Investor has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Investor is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Investor is able to bear the substantial risks associated with its purchase of the Shares, including but not limited to loss of its entire investment therein.

i. The Investor has sought such accounting, legal and tax advice as the Investor considered necessary to make an informed investment decision regarding its purchase of the Shares and participation in the Offering and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company, the Target or the Placement Agents has provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement.

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j. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company.

k. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Reports.

l. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation. The Investor has the power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule, order, subpoena, judgment, ruling or regulation of any court or other tribunal or the rules of any governmental commission or agency or regulatory or self-regulatory body, including the SEC or any applicable securities exchange, or any agreement or other undertaking to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, by-laws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n. Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representation and warranty made by the Investor hereunder shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties hereunder.

o. The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Investor represents that to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

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p. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares. The Investor agrees that each Placement Agent and each of its respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Target or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Company. In connection with the issue and purchase of the Shares, neither Placement Agent has acted as the Investor’s financial advisor or fiduciary. The Investor acknowledges that neither Placement Agent assumes any responsibility for independent verification of, or the accuracy or completeness of, any information or projections provided to the Investor hereunder.

q. Neither the Investor, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Investor has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of the Shares by the Investor will not subject the Company to any Disqualification Event.

r. The Investor acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

s. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Shares hereunder.

t. The Investor has and, when required to deliver payment to the Escrow Agent pursuant to Section 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

u. The Investor does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

v. The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

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w. If the Investor is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Investor represents and warrants that neither the Company nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice with respect to its decision to acquire and hold the Shares, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

7. Registration Rights.

a. The Company agrees that it will use reasonable best efforts to prepare an advanced draft of, prior to the Closing Date, and, in any event will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”) as promptly as practicable following the Closing Date, and in any event on the first business day to occur (10) calendar days after the Closing Date, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Filing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Effectiveness Date, (ii) the date on which the Investor ceases to hold any Shares covered by such Registration Statement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Prior to the effective date of the Registration Statement, the Company will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by the Company to effect the registration of such Shares, and execution of such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of the Shares. If the SEC prevents the Company from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Company securities which is equal to the maximum number of Company securities as is permitted by the SEC, (ii) the number of Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and (iii) the Company shall promptly file another registration statement covering the offer and sale of the remaining Common Shares held by the Investor. The Company will provide a draft of the Registration Statement to the Investor for review reasonably in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement. Any failure by the Company to file the Registration Statement by the required Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 7, provided that any delay in the Filing Date or Effectiveness Date that is not a breach of the Company’s obligations hereunder shall give rise to a corresponding extension of such deadline(s), as applicable, by an equal number of days. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares and any other equity security issued or issuable with respect to the Shares by way of share split, dividend or distribution on or with respect to the Shares.

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b. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Company becomes eligible to use such Form S-3. Further, the Investor acknowledges and agrees that the Company may delay filing or suspend the use of any such registration statement if it determines in good faith, that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, if such filing or use could reasonably be expected to materially affect a bona fide business or financing transaction of the Company or in the event that filing such registration statement would require premature disclosure of information that could reasonably be expected to materially adversely affect the Company (each such circumstance, a “Suspension Event”), provided, that the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter; provided, further, that the Company may not delay filing or suspend use of any registration statement (including the Registration Statement) on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period.

c. Upon receipt of any written notice from the Company of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until the Investor receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Investor will deliver to the Company or destroy, in the sole discretion of the Investor, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Shares is effective or when the Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legends on any Shares following the Company’s receipt of any documentation reasonably requested by the Company or the transfer agent (including customary representations in connection with such sale and legend removal).

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d. Indemnification. From and after the Closing,

(i) The Company agrees to indemnify and hold the Investor, each person, if any, who controls the Investor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each officer, employee, director, member, attorney, agent and affiliate of the Investor within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which the Investor effects or executes the resale of any Shares (collectively, the “Investor Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by the Investor Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment or supplement thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, except to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Company hereunder be greater in amount than the Subscription Amount and the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(ii) The Investor agrees to, severally and not jointly with any other selling shareholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by the Company Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation and the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Investor (which consent shall not be unreasonably withheld, delayed or conditioned).

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(iii) If the indemnification provided under this Section 7 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(iii) from any person who was not guilty of such fraudulent misrepresentation. This Section 7(d)(iii) shall be subject to the limitations and restrictions in the last sentence of each of Sections 7(d)(i) and 7(d)(ii).

e. The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of any Registration Statement, it will use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor in accordance herewith and shall:

(i) advise the Investor within five (5) business days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; and (D) when a Registration Statement or any post-effective amendment thereto has become effective.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Investor of the events listed above, provide the Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Investor of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(ii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(iv) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Shares have been listed; and

(v) use its commercially reasonable efforts (1) to take all other steps necessary to effect the registration of the Shares contemplated hereby, (2) for so long as the Investor holds the Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Investor to sell the Shares under Rule 144 and (3) to take such further actions, at the Investor’s expense, as the Investor may reasonably request in writing from time to time to enable the Investor to sell the Shares under Rule 144.

8. Investor’s Covenant. The Investor agrees that, from the date of this Subscription Agreement until the Closing, none of the Investor or any person acting on behalf of the Investor or pursuant to any understanding with the Investor (i) will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any Shares, any securities of the Company or any instrument exchangeable for or convertible into any securities of the Company prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Company, in cash or otherwise, or (ii) will publicly disclose the intention to undertake any of the foregoing; provided, further, that the provisions of this Section 8 shall not apply to long sales (including sales of securities held by the Investor prior to the date of this Subscription Agreement and securities purchased by the Investor in the open market after the date of this Subscription Agreement) other than those effectuated through derivatives transactions and similar instruments. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit any entities under common management with the Investor that have no knowledge (constructive or otherwise) of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby from entering into any such transactions; and in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares hereunder.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) upon written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Agreement End Date (as defined in the Transaction Agreement as of the date hereof) (any of (a) through (c), collectively, “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company or a Placement Agent shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Sections 9 through 13 of this Subscription Agreement and the obligations in Section 2 with respect to the Company instructing the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor will survive any termination of this Subscription Agreement and continue indefinitely) and, promptly after any such Termination Event, the Company shall instruct the Escrow Agent to promptly return any monies paid by the Investor to the Escrow Account in connection herewith to the Investor.

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10. Trust Account Waiver. Reference is made to the Prospectus. The Investor understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (the “Public Shareholders”) and certain other parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Company fails to consummate a Business Combination within fifteen (15) months after the closing of the IPO, subject to extension as described in the Prospectus or by an amendment to its organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company’s entry into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Investor nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or to make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Company or its representatives, on the one hand, and the Investor or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Investor on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Investor or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Subscription Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its affiliates under applicable law. To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Investor hereby acknowledges and agrees that the Investor’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its representatives, as applicable, shall be entitled to recover from the Investor and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its representatives, as applicable, prevails in such action or proceeding. Notwithstanding the foregoing, this Section 10 shall not affect any rights of the Investor or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of the Company if it does not consummate a Business Combination prior to its deadline to do so. For purposes of this Subscription Agreement, “representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 10 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

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11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned without the prior written consent of each of the other parties hereto and any such and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the delivery of the Closing Notice, the Investor may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Investor, or to any fund or account managed by the same investment manager as the Investor, that can make the representations set forth in Section 6(a) as if such representations applied to such assignee, so long as the Investor provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed questionnaire in the form attached hereto as Exhibit A (if applicable) duly executed by such assignee; provided, further, that (i) such assignee shall agree in writing to be bound by the terms hereof and shall make to the Company each of the representations, warranties and covenants of the Investor set forth in Section 6 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Investor will relieve the Investor of its obligations under this Subscription Agreement, and the Investor will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

b. The Company may request from the Investor such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested and to the extent readily available and reasonably consistent with the Investor’s internal policies and procedures; provided that the Company agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law. The Investor acknowledges and agrees that if it does not provide the Company with such requested information, the Company may without any liability hereunder reject the Investor’s subscription prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Company to evaluate the Investor’s eligibility to acquire the Shares or the Company determines that the Investor is not eligible to acquire the Shares.

c. The Investor acknowledges that the Company, the Placement Agents, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Exhibit A hereto, as if they were made directly to them; provided, however, that the Closing may only be enforced against the Investor by the Company (or any successor entity). Prior to the Closing, the Investor agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (or, with respect to the contents of Exhibit A, in any respect).

d. The Company, the Placement Agents and the Target are entitled to rely upon this Subscription Agreement and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each party against whom enforcement of such amendment, modification, waiver or termination is sought. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

g. This Subscription Agreement (including Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Investor in connection with the Offering). Except as expressly set forth herein (including Section 7(d)), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, that, notwithstanding anything to the contrary contained herein, the Target and the Placement Agents are each intended third party beneficiaries of the representations, warranties and agreements of the Investor contained in Section 6 hereof, with rights of enforcement only with respect to the waivers or obligations set forth therein that are specific to the Target or to the Placement Agents, respectively.

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h. This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l. If any change in the number, type or classes of authorized shares of the Company (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m. Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11(o). Nothing in this Section 11(n) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ENFORCEMENT HEREOF.

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o. Any notice or communication required or permitted to be given hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, in the case of the Investor, and at the address set forth in this Section 11(o), in the case of the Company, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the following address or to such other address or addresses as the Investor or the Company may hereafter designate by written notice to the other party.

If to the Company, to:		with copies (which shall not constitute notice) to:

Founder SPAC		Winston & Strawn LLP
11752 Lake Potomac Drive		800 Capitol St Suite 2400
Potomac, Maryland 20854		Houston, TX 77002
Attention:	Osman Ahmed	Attention:	Michael Blankenship
Email:	osman@founderspac.com		James Brown
		Email:	mblankenship@winston.com
jrbrown@winston.com

Notice to the Investor shall be given to the address underneath the Investor’s name on the signature page hereto.

p. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and the correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement.

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Investor agrees that neither (i) any Other Investor pursuant to any Other Subscription Agreement entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other representatives of any such Other Investor, but excluding, for the avoidance of doubt, the Company) nor (ii) the Placement Agents, their affiliates or any of their or their affiliates’ respective control persons, officers, directors, employees or other representatives (but excluding, for the avoidance of doubt, the Company), shall be liable to the Investor pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares. The Investor acknowledges that neither the Placement Agents, nor their representatives (excluding, for the avoidance of doubt, the Company): (a) shall be liable to the Investor for any improper payment made in accordance with the information provided by the Company; (b) make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Subscription Agreement or the Transaction Agreement (together with any related documents, the “Transaction Documents”); or (c) shall be liable to the Investor (whether in tort, contract or otherwise) (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Subscription Agreement or any Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Subscription Agreement or any Transaction Document, except for their fraud, gross negligence, willful misconduct or bad faith. Notwithstanding anything else herein, nothing contained in this Subscription Agreement shall be construed as a waiver of any rights arising from fraud, intentional misrepresentation, or of any similar rights provided under applicable laws.

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13. Disclosure. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13; provided, however, that the Investor hereby consents to the publication and disclosure in any press release issued by the Company or Current Report on Form 8-K (“Form 8-K”) filed by the Company with the SEC in connection with the execution and delivery of the Transaction Agreement or this Subscription Agreement and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any governmental authority or to security holders of the Company) of the Investor’s identity and beneficial ownership of Shares and the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement or the form hereof; provided, further, that in any such case, the Company shall provide, except to the extent prohibited by applicable law, the Investor with written notice of any disclosure permitted under this Section 13 prior to such disclosure, give the Investor a reasonable opportunity to comment on such disclosure and consider in good faith any such reasonable comments provided by the Investor.

14. Company Disclosure. The Company shall (a) no later than 9:30 am (Eastern Time) on the first business day after the date on which this Subscription Agreement is executed by the Investor and the Company, (i) issue one or more press releases (collectively, the “Press Release”) announcing the execution of the Transaction Agreement by the parties thereto and (ii) file a copy of the Press Release with the SEC on Form 8-K to which a copy of the Investor Presentation is also an exhibit and (b) by the end of the second business day following the date on which this Subscription Agreement is executed (the “Disclosure Time”) file an additional Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated by the Transaction Agreement and the Subscription Agreements. From and after the Disclosure Time, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement.

[SIGNATURE PAGES FOLLOW]

22

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOUNDER SPAC

By:
Name:
Title:

23

{INVESTOR SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Investor:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Investor (if not same as address for notice):

Subscription Amount:	$

Number of Shares:

Investor status (mark one):    ☐ U.S. investor    ☐ Non-U.S. investor

EIN Number:

24

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings ascribed to such terms in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

______	(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Investor’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of the Investor’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

______	(ii)	A natural person who had an individual income in excess of $200,000, or joint income with the Investor’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Investor should add to the Investor’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

______	(iii)	A director or executive officer of the Company;

______	(iv)	A natural person holding in good standing one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities and Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

______	(v)	A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

______	(vi)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

A-1

______	(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

______	(viii)	An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

______	(ix)	An insurance company as defined in Section 2(a)(13) of the Securities Act;

______	(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that act;

______	(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

______	(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

______	(xiii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

______	(xiv)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

______	(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

______	(xvi)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

______	(xvii)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

______	(xviii)	A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

______	(xix)	A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

A-2

______	(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

______	(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

______	(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

______	(xxiii)	The Investor does not qualify under any of the investor categories set forth in (i) through (xxii) above.

2.1	Type of the Investor. Indicate the form of entity of the Investor:

☐	Individual	☐	Limited Partnership
☐	Corporation	☐	General Partnership
☐	Revocable Trust	☐	Limited Liability Company
☐	Other Type of Trust (indicate type):
☐	Other (indicate form of organization):

2.2.1	If the Investor is not an individual, indicate the approximate date on which the Investor entity was formed: _____________________.

2.2.2	If the Investor is not an individual, initial the line below which correctly describes the application of the following statement to the Investor’s situation: the Investor (x) was not organized or reorganized for the specific purpose of acquiring the securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Investor.

True

False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Investor:

Investor Name:

By:
Signatory Name:
Signatory Title:

Date:

A-3

EXHIBIT H

TAX RECEIVABLE AGREEMENT

dated as of

[●]

i

(continued)

		Page

Section 6.06	Severability	17
Section 6.07	Assignment; Amendments; Waiver of Compliance; Successors	17
Section 6.08	Titles and Subtitles	18
Section 6.09	Dispute Resolution	18
Section 6.10	Indemnification of the TRA Representative
Section 6.11	Withholding	20
Section 6.12	Confidentiality	21
Section 6.13	LLC Agreement	21
Section 6.14	Joinder	21
Section 6.15	Survival	21

Article VII DEFINITIONS		20

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], is entered into by and among Rubicon Technologies, Inc., a Delaware corporation (“Rubicon Technologies, Inc.”, together with each of its Subsidiaries that is classified as a corporation for U.S. federal income tax purposes, and each successor thereto, the “Corporation”), Rubicon Technologies, LLC, a Delaware limited liability company that is classified as a partnership for U.S. federal income tax purposes (the “Company”), each of the TRA Holders, and the TRA Representative.

RECITALS

WHEREAS, the Company’s Class B Units are held directly by the Unblocked TRA Holders;

WHEREAS, the Blocked TRA Holders hold, and will continue to hold until the effective time of the Blocker Mergers, the Class B Units indirectly through the Blockers;

WHEREAS, the Corporation is the managing member of the Company;

WHEREAS, pursuant to the Transaction Agreement, Merger Sub LLC will merge with and into the Company, with the Company surviving (the “Merger”);

WHEREAS, pursuant to and following the consummation of the transactions set forth in the Transaction Agreement (including the Merger), the Corporation will become the owner of the Class B Units held by the Blockers (the “Blocker Mergers”);

WHEREAS, the Class B Units held by the Unblocked TRA Holders are exchangeable with the Company or the Corporation in certain circumstances for Class A Shares and/or cash pursuant to the exchange provisions of the Eighth Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”);

WHEREAS, each of the Company and any of its direct or indirect Subsidiaries classified as partnerships for United States federal income tax purposes shall have in effect an election under section 754 of the Code for each Taxable Year that includes the effective date of the Blocker Mergers and the Merger Date and each Taxable Year in which an Exchange occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company and such Subsidiaries, solely with respect to the Corporation;

WHEREAS, the liability of the Corporation in respect of Taxes may be reduced by the Tax Assets;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the benefits attributable to the effect of the Tax Assets on the liability for Taxes of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the undersigned parties agree as follows:

Article I
DETERMINATION OF REALIZED TAX BENEFIT

Section 1.01 Realized Tax Benefit and Realized Tax Detriment. Except as otherwise expressly provided in this Agreement, the parties intend that, for a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability over the Actual Tax Liability (such excess, the “Realized Tax Benefit”) or (b) the Actual Tax Liability over the Hypothetical Tax Liability (such excess, the “Realized Tax Detriment”) shall measure the decrease or increase (respectively) in the Actual Tax Liability for such Taxable Year that is attributable to the Tax Assets, determined using a “with and without” methodology (that is, treating the Tax Assets as the last tax attributes used in such Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit or Realized Tax Detriment unless and until there has been a Determination with respect to that portion of the Actual Tax Liability.

Section 1.02 Assumptions, Conventions, and Principles for Calculations. The “Actual Tax Liability” shall be the Tax liability of the Corporation as reflected on the relevant Corporate Tax Return calculated (y) using such reasonable methods as the Corporation determines and (z) substituting the Basis Adjustment for any adjustment under sections 732, 734, 743, or 1012 of the Code (as applicable) as a result of (i) an Exchange or (ii) the Blocker Mergers (including any adjustment under section 743 of the Code that the Corporation directly or indirectly owns as a result of the Blocker Mergers). In making the calculations required by this Agreement, the Corporation shall use the following assumptions, conventions, and principles:

(a) Treatment of Tax Benefit Payments. Tax Benefit Payments shall be treated in part as Imputed Interest and in part as additional purchase price for (i) interests in the Blockers in the case of the Blocker Mergers, (except as otherwise required by the Code) or (ii) Units in the case of an Exchange. Tax Benefit Payments (other than amounts accounted for as Imputed Interest) arising as a result of an Exchange shall be treated as upward purchase price adjustments that give rise to further Basis Adjustments to Adjusted Assets for the Corporation in the year of payment, and, as a result, such additional Basis Adjustments shall be incorporated into the current year calculation and into future year calculations, as appropriate.

(b) Imputed Interest. The Actual Tax Liability shall take into account the deduction of the portion of each Tax Benefit Payment that is accounted for as Imputed Interest under the Code due to the characterization of such Tax Benefit Payments as additional consideration payable by the Corporation for the Units acquired in connection with an Exchange or the Blocker Mergers.

(c) Carryovers and Carrybacks. Carryovers or carrybacks of any income, gain, loss (including any NOLs), deduction, or credit attributable to the Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type (including sections 382, 383 and 384 of the Code). If a carryover or carryback of any Tax item includes a portion that is attributable to a Tax Asset and another portion that is not, the portion attributable to the Tax Asset shall be considered to be used in accordance with the “with and without” methodology (that is, treating the Tax Assets as the last tax attributes used in such Taxable Year).

(d) State and Local Taxes. For purposes of calculating the Actual Tax Liability with respect to a Taxable Year, the Corporation may, but shall not be required to, assume that the Corporation’s state and local Tax liability (the “Assumed SALT Liability”) equals (x) the product of (i) the taxable income and gain determined for the Taxable Year in accordance with this Agreement and (ii) four percent (4%) or (y) if the Corporation determines in its sole discretion (but, in any case, not more frequently than annually) that the percentage described in clause (x) materially differs from the actual state and local liability, then, in consultation with the TRA Representative, the Corporation will use such other percentage as the Corporation reasonably determines from time to time reflects its blended state and local tax rate (using the apportionment factors set forth on the relevant Corporate Tax Returns for that Taxable Year unless otherwise determined by the Corporation after consultation with the TRA Representative). Notwithstanding the provisions of clause (y) of the preceding sentence, the Corporation shall not use a rate that is materially lower than the rate initially used to calculate the Assumed SALT Liability without the consent of the TRA Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

(e) Treatment of State and Local and Non-United States Taxes. The provisions of this Agreement, including the assumption, conventions, and principles with respect to the determination of income and gain, shall apply to state and local and non-United States tax matters mutatis mutandis.

Section 1.03 Procedures Relating to Calculation of Tax Benefits.

(a) Preparation and Delivery of Schedules.

(i) Exchange Basis Schedule and Merger Date Asset Schedule.

(A) Merger Date Asset Schedule. The Merger Date Asset Schedules are attached as Annex A with respect to the Blockers. The calculations required by this Agreement shall be made in accordance with the Merger Date Asset Schedules. If any calculation is required to be made before the finalized Merger Date Asset Schedules are agreed upon in accordance with this Section 1.03(a)(i)(A) and Section 1.03(b), reasonable estimates shall be used. Within 75 days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year in which the Blocker Mergers and the Merger occurred, the Corporation shall deliver draft Merger Date Asset Schedules to the TRA Representative and the Blocked TRA Holders. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for the Taxable Year in which the Blocker Mergers and the Merger occurred, the Corporation shall deliver to the TRA Representative and the Blocked TRA Holders the finalized Merger Date Asset Schedule, as determined in accordance with Section 1.03(b) (the “Finalized Merger Date Asset Schedules”). The Merger Date Asset Schedules shall show, in reasonable detail, (v) summary of Tax Assets resulting from the Blocker Mergers, (w) the actual common tax basis of the Adjusted Assets as of the Merger Date, (x) any Basis Adjustment with respect to the Adjusted Assets as a result of the Blocker Mergers, (y) the period or periods, if any, over which the common tax basis of the Adjusted Assets are amortized and/or depreciable, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable.

(B) Exchange Basis Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for each Taxable Year in which any Exchange has occurred, the Corporation shall deliver to the TRA Representative and Blocked TRA Holders a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, (w) the actual common tax basis of the Adjusted Assets as of each Exchange Date, (x) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years ending after the date of this Agreement, calculated (1) in the aggregate and (2) with respect to Exchanges by each TRA Holder, (y) the period or periods, if any, over which the common tax basis of the Adjusted Assets are amortizable and/or depreciable, and (z) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable. The calculations required by this Agreement, shall be made in accordance with the Exchange Basis Schedule. If any calculation is required to be made before the Exchange Basis Schedule is agreed upon, reasonable estimates shall be used.

(ii) Tax Benefit Schedule. Within 120 days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year ending after the date of this Agreement, the Corporation shall provide to the TRA Representative and the Blocked TRA Holders either (A) (x) a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”), and (y) Amended Merger Date Asset Schedules and/or Exchange Basis Schedule, as applicable, reflecting the cumulative use of Tax Assets through the end of such Taxable Year, or, (B) if there is no Realized Tax Benefit or Realized Tax Detriment for that Taxable Year, notice to that effect.

(iii) Supporting Material; Review Right. Each time the Corporation delivers to the TRA Representative or the Blocked TRA Holders the Merger Date Asset Schedules, Exchange Basis Schedule, Early Termination Schedule or a Tax Benefit Schedule (or at such other times as the TRA Representative or the Blocked TRA Holders may reasonably request), the Corporation shall also deliver to the TRA Representative and the Blocked TRA Holders schedules and work papers providing reasonable detail regarding the preparation of the schedules and a Supporting Letter confirming the calculations and allow the TRA Representative and the Blocked TRA Holders reasonable access, at no cost to the TRA Representative or the Blocked TRA Holders, to the appropriate representatives at the Corporation and, if applicable, the Advisory Firm in connection with a review of such schedules or workpapers. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any schedule that is delivered to the TRA Representative and Blocked TRA Holders identifies any material assumptions or operating procedures or principles that were used for purposes of preparing such schedule.

(iv) Provision of Information to TRA Holders. Upon the reasonable request of a TRA Holder, the TRA Representative shall provide to that TRA Holder, in a reasonably prompt manner, such information that the TRA Representative receives pursuant to this Agreement (including the schedules described in this Section 1.03), but only to the extent that the TRA Representative determines that such information is material, relevant, and relates to that TRA Holder.

(b) Objection to, and Finalization of, Schedules. Each Merger Date Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule, including any Amended Schedule delivered pursuant to Section 1.03(c), shall become final and binding on all parties unless the TRA Representative or the Blocked TRA Holders, within 30 days after receiving an Merger Date Asset Schedule, an Exchange Basis Schedule, or a Tax Benefit Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (an “Objection Notice”). If the Corporation and the TRA Representative and/or the Blocked TRA Holders, as applicable, are unable to successfully resolve the issues raised in the Objection Notice within 30 days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Representative and/or the Blocked TRA Holders, as applicable, shall employ the dispute resolution procedures as described in Section 6.09 (the “Dispute Resolution Procedures”).

(c) Amendment of Schedules. After finalization of an Merger Date Asset Schedule, Exchange Basis Schedule, or a Tax Benefit Schedule in accordance with Section 1.03(b), any Merger Date Asset Schedule, Exchange Basis Schedule, or Tax Benefit Schedule shall be amended from time to time by the Corporation (i) in accordance with Section 1.03(a)(ii), (ii) to correct material inaccuracies in any such schedule, (iii) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, including any such change attributable to either a carryback or carryforward of a Tax Item to such Taxable Year or to an amended Tax Return filed with respect to such Taxable Year, (iv) to adjust the Exchange Basis Schedule to take into account material payments made pursuant to this Agreement, (v) to reflect the cumulative use of Tax Assets through the end of such Taxable Year, (vi) to comply with the Arbitrators’ determinations under the Dispute Resolution Procedures, or (vii) in connection with a material Determination affecting such schedule (any schedule amended in accordance with this Section 1.03(c), an “Amended Schedule” or, as applicable, an “Amended Merger Date Asset Schedule”, “Amended Exchange Basis Schedule”, or “Amended Tax Benefit Schedule”). Any Amended Schedule shall (x) be subject to the finalization procedures set forth in Section 1.03(b) and the Dispute Resolution Procedures set forth in Section 6.09, and (y) delivered to the TRA Representative and Blocked TRA Holders.

Article II
TAX BENEFIT PAYMENTS, THE CONSOLIDATED GROUP, AND TRANSFERS OF CORPORATE ASSETS

Section 2.01 Payments.

(a) General Rule. The Corporation shall pay to each TRA Holder for each Taxable Year the Tax Benefit Payment that is attributable to that TRA Holder at the times set forth in Section 2.01(c). For purposes of this Section 2.01(a), the amount of a Tax Benefit Payment that is attributable to a TRA Holder shall be determined by multiplying (i) the aggregate Tax Benefit Payment for the Taxable Year by (ii) a fraction (x) the numerator of which is the aggregate number of Units held by the TRA Holder immediately after the Merger (but before the Blocker Mergers), and (y) the denominator of which is the aggregate number of Units held by all TRA Holders immediately after the Merger (but before the Blocker Mergers). For purposes of this Section 2.01, the Units held by any Blocker are treated as held by the Blocked TRA Holders that were owners of the Blocker immediately before the applicable Blocker Merger in proportion to their ownership interest in the Blocker as set forth in Schedule [●].

(b) Determination of Tax Assets. The Tax Assets shall be determined separately with respect to (i) each separate Exchange, on a Unit-by-Unit basis by reference to the Exchange of a Unit and the resulting Tax Assets with respect to the Corporation and (ii) the Blocker (or, after the Blocker Mergers, the Corporation).

(c) Timing of Tax Benefit Payments. The Corporation shall make each Tax Benefit Payment not later than 10 days after a Tax Benefit Schedule delivered to the TRA Representative and the Blocked TRA Holders become final in accordance with Section 1.03(b). The Corporation may, but is not required to, make one or more estimated payments at other times during the Taxable Year and reduce future payments so that the total amount paid to a TRA Holder in respect of a Taxable Year equals the amount calculated with respect to such Taxable Year pursuant to Section 2.01(a). Notwithstanding the provision of the two preceding sentences, no TRA Holder shall receive any Tax Benefit Payment until such TRA Holder has exchanged at least five (5) percent or more of the aggregate number of Units held by the TRA Holder on the day of the Merger (the “Minimum Exchanged Units”). Any Tax Benefit Payments not paid to a TRA Holder by reason of the preceding sentence shall be paid to the TRA Holder once it has exchanged at least the Minimum Exchanged Units.

(d) Optional Cap on Payments. Notwithstanding any provision of this Agreement to the contrary, any Unblocked TRA Holders may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such TRA Holder in respect of that Exchange to a specified dollar amount, a specified percentage of the amount realized by the TRA Holder with respect to the Exchange, or a specified portion of the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchange. The TRA Holder shall exercise its rights under the preceding sentence by including a notice of its desire to impose such a limit and the specified limitation and such other details as may be reasonably necessary (including whether such limitation includes the Additional Amounts in respect of any such Exchange) in the Elective Exchange Notice delivered in accordance with Section 12.01(b) of the LLC Agreement.

Section 2.02 No Duplicative Payments. The provisions of this Agreement are not intended to, and shall not be construed to, result in duplicative payment of any amount (including interest) required under this Agreement.

Section 2.03 Order of Payments. If for any reason (including, but not limited to, the lack of sufficient Available Cash to satisfy the Corporation’s obligations to make all Tax Benefit Payments due in a particular Taxable Year under this Agreement) the Corporation does not fully satisfy its obligations to make all payments due under this Agreement in a particular Taxable Year, then (i) the TRA Holders shall receive payments under this Agreement in respect of such Taxable Year in the same proportion as they would have received if the Corporation had been able to fully satisfy its payment obligations, without favoring one TRA Holder over the other TRA Holders, and (ii) no payment under this Agreement shall be made in respect of any subsequent Taxable Year until all such payments under this Agreement in respect of the current and all prior Taxable Years have been made in full.

Section 2.04 No Escrow or Clawback; Reduction of Future Payments. No amounts due to a TRA Holder under this Agreement shall be escrowed, and no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made to it. No TRA Holder shall be required to make a payment to the Corporation on account of any Realized Tax Detriment. If a TRA Holder receives amounts in excess of its entitlements under this Agreement (including as a result of an audit adjustment or Realized Tax Detriment), future payments under this Agreement shall be reduced until the amount received by the TRA Holder equals the amount the TRA Holder would have received had it not received the amount in excess of such entitlements.

Section 2.05 Limits on Aggregate Tax Benefit Payment.

(a) Calculation of Tax Benefit Payment Reduction Amount. If, but for the application of this Section 2.05, this Agreement would require the Corporation to make Tax Benefit Payments with respect to any Taxable Year such that the sum of (i) such Tax Benefit Payments plus (ii) the Actual Tax Liability for such Taxable Year paid by the Corporation, exceeds the Hypothetical Tax Liability for such Taxable Year, then the Tax Benefit Payments for that Taxable Year shall be reduced so that the aggregate Tax Benefit Payments for that Taxable Year do not result in any such excess (the amount of that reduction, if any, the “Tax Benefit Payment Reduction Amount”).

(b) Impact of Tax Benefit Payment Reduction Amount. The Tax Benefit Payment Reduction Amount shall be borne by the TRA Holders in the same proportion as the Tax Benefit Payments they would have received if this Section 2.05 were not in this Agreement, without favoring one TRA Holder over the other TRA Holders. The Corporation shall pay the Tax Benefit Payment Reduction Amount as a Tax Benefit Payment in subsequent years to the TRA Holders whose Tax Benefit Payments were reduced by reason of this Section 2.05, with the limitation contained in this Section 2.05 being applied to each such payment. No payment under this Agreement shall be made in respect of any subsequent Taxable Year until all Tax Benefit Payment Reduction Amounts have been paid in full.

Article III
EARLY TERMINATIONS

Section 3.01 Early Termination Events.

(a) Early Termination Election by Corporation. The Corporation may terminate all or a portion of the rights under this Agreement with respect to the Blocked TRA Holders and/or all or a portion of the Units held (including those previously Exchanged) by all TRA Holders at any time by (A) delivering an Early Termination Notice as provided in Section 3.02(a) and (B) paying the Early Termination Payment as provided in Section 3.03(a). If the Corporation terminates less than all of the rights under this Agreement with respect to the TRA Holders, such termination shall be made among the TRA Holders in such manner that it results in each TRA Holder receiving the same proportion of the Early Termination Payment made at that time as each TRA Holder would have received had the Corporation terminated all of the rights of the TRA Holders under this Agreement at that time.

(b) Deemed Early Termination.

(i) Deemed Early Termination Event. Upon a Material Uncured Breach of this Agreement with respect to a TRA Holder (an “Affected TRA Holder”) or as soon as reasonably practicable before a Change of Control (each, a “Deemed Early Termination Event”), (A) the Corporation (or the TRA Representative (with a copy to the Corporation)) shall deliver, (x) in the case of a Material Uncured Breach, to the Affected TRA Holder(s) or, (y) in the case of a Change of Control, to all TRA Holders, an Early Termination Notice as provided in Section 3.02(a), and (B) all obligations under this Agreement with respect to such TRA Holder(s) shall be accelerated on the date of such Material Uncured Breach or on the effective date of such Change of Control, as applicable.

(ii) Payment upon Deemed Early Termination Event. The amount payable to the applicable TRA Holder as a result of an acceleration contemplated in Section 3.01(b)(i) shall equal the sum of:

(A) an Early Termination Payment calculated with respect to such TRA Holder(s) pursuant to this Article III as if an Early Termination Notice had been delivered on the date of the Deemed Early Termination Event using the Valuation Assumptions but substituting the phrase “the date of the Deemed Early Termination Event” in each place where the phrase “Early Termination Date” appears;

(B) any Tax Benefit Payment agreed to by the Corporation and such TRA Holder(s) as due and payable but unpaid as of the date of such Deemed Early Termination Event; and

(C) any Tax Benefit Payment due to such TRA Holder(s) for the Taxable Year ending with or including the date of such Deemed Early Termination Event (except to the extent that any amounts described in clauses (B) or (C) are included in the amount payable upon early termination).

(iii) Waiver of Deemed Early Termination. A TRA Holder may elect to waive the acceleration of obligations under this Agreement triggered by a Deemed Early Termination Event by submitting a waiver in writing to the Corporation within 30 days after the date of the Early Termination Notice. If a TRA Holder elects to waive the acceleration of obligations pursuant to the preceding sentence, this Agreement shall continue to apply with respect to that TRA Holder as though no Deemed Early Termination Event had occurred, and, if there are any due and unpaid amounts with respect to that TRA Holder, the Corporation shall pay those amounts to the TRA Holder in the manner provided in this Agreement.

Section 3.02 Early Termination Notice and Early Termination Schedule.

(a) Notice; Schedule.

(i) Delivery of Early Termination Notice and Early Termination Schedule. If the Corporation chooses to exercise its right of early termination under Section 3.01(a) above, or if there is a Deemed Early Termination Event under Section 3.01(b) above, the Corporation shall, within 30 days after the Corporation elects to terminate this Agreement or the effective date of the Deemed Early Termination Event, deliver to each TRA Holder whose rights are being terminated a notice (an “Early Termination Notice”) specifying (x) such early termination and (y) the date on which the termination of rights is to be effective (the “Early Termination Date”), which date shall be (I) the date of the Material Uncured Breach of this Agreement, in the case of a Material Uncured Breach, (II) the effective date of the Change of Control in the case of a Change of Control, and (III) not less than 30 days and not more than 120 days after the date of the Early Termination Notice in the case of a termination pursuant to Section 3.01(a). Within 60 days after the Corporation delivers an Early Termination Notice, the Corporation shall deliver to the applicable TRA Holder(s) a schedule showing in reasonable detail the calculation of the Early Termination Payment with respect to each TRA Holder as determined in accordance with Section 3.01(b)(ii)(A), (B) and (C) (the “Early Termination Schedule”), together with a Supporting Letter in respect of such schedule.

(ii) Finalization of Early Termination Schedule; Disputes. The applicable Early Termination Schedule delivered to a TRA Holder pursuant to Section 3.02(a)(i) shall become final and binding on the Corporation and such TRA Holder unless that TRA Holder, within 30 days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such schedule made in good faith (“Material Objection Notice”). If the Corporation and such TRA Holder are unable to successfully resolve the issues raised in the Material Objection Notice within 30 days after receipt by the Corporation of the Material Objection Notice, the Corporation and the TRA Holder shall employ the Dispute Resolution Procedures set forth in Section 6.09.

(iii) Withdrawal of Early Termination Notice. The Corporation may withdraw an Early Termination Notice delivered in connection with Section 3.01(a) before the Early Termination Payment is due and payable to any applicable TRA Holder(s).

(b) Amendment of Early Termination Schedule. After finalization of an Early Termination Schedule in accordance with Section 3.02(a)(ii), any Early Termination Schedule shall be amended by the Corporation at any time before the Early Termination Payment is made (i) in connection with a Determination materially affecting such schedule, (ii) to correct material inaccuracies in any such schedule, or (iii) to comply with the Arbitrators’ determinations under Section 6.09. Any amendment shall be subject to the procedures of Section 3.02(a)(ii) and the Dispute Resolution Procedures set forth in Section 6.09.

Section 3.03 Early Termination Payment.

(a) Amount and Timing of Early Termination Payment. The payment due to a TRA Holder in connection with an early termination described in Section 3.01(a) or 3.01(b) (the “Early Termination Payment”) shall be an amount equal to the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that the Corporation would be required to pay to the TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. Not later than 10 days after an Early Termination Schedule delivered to a TRA Holder becomes final in accordance with Section 3.02(a)(ii), the Corporation shall pay to the TRA Holder the Early Termination Payment (including, for the avoidance of doubt, any other amounts due pursuant to Section 3.01(b)(ii)(B) and Section 3.01(b)(ii)(C)) due to that TRA Holder.

(b) Effect of Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation under Section 3.03, neither the TRA Holder nor the Corporation shall have any further rights or obligations under this Agreement in respect of the payments that otherwise would be due pursuant to this Agreement or the Units (including those previously Exchanged) with respect to which the rights under this Agreement have been terminated in accordance with Section 3.01, other than for any (i) payment under this Agreement that is due and payable but has not been paid as of the Early Termination Date and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Date (except to the extent that the amounts described in clauses (i) or (ii) are included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation has made an Early Termination Payments with respect to all Units (including those previously Exchanged), the Corporation shall have no obligations under this Agreement with respect to such Exchange other than any obligations described in clause (i) or clause (ii) of the preceding sentence.

Section 3.04 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) Admission of the Corporation into a Consolidated Group. If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or non-U.S. law (a “Consolidated Group”), then: (i) the provisions of this Agreement shall be applied with respect to the Consolidated Group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items in this Agreement shall be computed with reference to the consolidated taxable income of the Consolidated Group as a whole. Nothing in this Section 3.04(a) shall be interpreted to alter the circumstances that give rise to an early termination as described in Section 3.01(a) or 3.01(b).

(b) Transfers of Assets by Corporation.

(i) General Rule. If the Company or any of its Subsidiaries or the Corporation transfers one or more assets to a corporation with which the transferor does not file a consolidated Tax Return pursuant to section 1501 et. seq. of the Code, then, for purposes of calculating the amount of any payment due under this Agreement, the transferor shall be treated as having disposed of such asset(s) in a fully taxable transaction on the date of the transfer.

(ii) Rules of Application. For purposes of this Section 3.04(b):

(A) Except as provided in Section 3.04(b)(ii)(B), the consideration deemed to be received by the transferor in the transaction shall be deemed to equal the fair market value of the transferred asset(s) (taking into account the principles of section 7701(g) of the Code);

(B) The consideration deemed to be received by the transferor in exchange for a partnership interest shall be deemed to equal the fair market value of the partnership interest increased by any liabilities (as defined in Treasury Regulation § 1.752-1(a)(4)) of the partnership allocated to the transferor with regard to such transferred interest under section 752 of the Code immediately after the transfer; and

(C) A transfer to a “corporation” (other than the Corporation) includes a transfer to any entity or arrangement classified as a corporation for U.S. federal income tax purposes, and “partnership” includes any entity or arrangement classified as a partnership for U.S. federal income tax purposes

Article IV
SUBORDINATION AND LATE PAYMENTS

Section 4.01 Subordination; Priority. Any Tax Benefit Payment or Early Termination Payment required to be paid by the Corporation to a TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall, except as otherwise provided in this Agreement, rank pari passu with all current or future unsecured obligations of the Corporation that are not principal, interest or other amounts due and payable in respect of any current or future obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries and shall be senior to equity interests in the Corporation.

Section 4.02 Late Payments by the Corporation. The amount of all or any portion of any amount due under the terms of this Agreement that is not paid to any TRA Holder when due shall be payable, together with any interest thereon computed at the Default Rate commencing from the date on which such payment was due and payable. Notwithstanding the preceding sentence, the Default Rate shall not apply (and the Agreed Rate shall apply) to any late payment that is late solely as a result of (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

Section 4.03 Manner of Payment. All payments required to be made to a TRA Holder pursuant to this Agreement will be made by electronic payment of immediately available funds to a bank account previously designated and owned by such TRA Holder or, if no such account has been designated, by check payable to such TRA Holder.

Article V
PREPARATION OF TAX RETURNS; COVENANTS; TRA Representative

Section 5.01 No Participation by TRA Holder in the Corporation’s and the Company’s Tax Matters.

(a) General Rule. Except as otherwise provided in this Article V, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Company, including, without limitation, the preparation, filing and amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes.

(b) Notification of TRA Representative. The Corporation shall notify the TRA Representative and Blocked TRA Holders of, and keep the TRA Representative and Blocked TRA Holders reasonably informed with respect to, the portion of any audit of the Corporation and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the TRA Holders’ rights and obligations under this Agreement.

Section 5.02 Consistency. The Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state, local and non-U.S. tax purposes and financial reporting purposes, all tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any schedule provided by or on behalf of the Corporation under this Agreement unless the Corporation or a TRA Holder receives a written opinion from an Advisory Firm that reporting in such manner should result in an imposition of penalties pursuant to the Code. Any Dispute concerning such written opinion shall be subject to the Dispute Resolution Procedures set forth in Section 6.09.

Section 5.03 Cooperation. Each TRA Holder shall (a) furnish to the Corporation in a timely manner such information, documents and other materials, not to include such TRA Holder’s personal Tax Returns, as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) of this Section 5.03, and (c) reasonably cooperate in connection with any such matter. The Corporation shall reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred by the TRA Holder in complying with this Section 5.03.

Section 5.04 Section 754 Election. The Corporation shall (i) ensure that the Company and each of its Subsidiaries that is classified as a partnership for U.S. federal income Tax purposes shall have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law) for each Taxable Year that includes the effective date of each of the Blocker Mergers and the Merger Date and each Taxable Year in which an Exchange occurs and (ii) use commercially reasonable efforts to ensure that, on and after the date of this Agreement and continuing throughout the term of this Agreement, any entity in which the Company holds a direct or indirect interest that is classified as a partnership for U.S. federal income Tax purposes that is not a “Subsidiary” as defined in this Agreement will have in effect an election pursuant to section 754 of the Code (and any similar provisions of applicable U.S. state or local law).

Section 5.05 Available Cash. The Corporation shall use reasonable best efforts to ensure that it has sufficient Available Cash to make all payments due under this Agreement, including using reasonable best efforts to determine that there is Available Cash and to cause the Company to make distributions to the Corporation to make such payments so long as such distributions do not violate (a) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (b) restrictions under applicable law.

Section 5.06 TRA Representative.

(a) Power of the TRA Representative; Reliance by Corporation. A decision, act, consent, or instruction of the TRA Representative shall constitute a decision of all TRA Holders and shall be final, binding and conclusive upon each TRA Holder. The Corporation may rely upon any decision, act, consent, or instruction of the TRA Representative as being the decision, act, consent, or instruction of each TRA Holder.

(b) Scope of Liability. The TRA Representative shall not be liable to any TRA Party for any act of the TRA Representative arising out of, or in connection with, the reasonable and good faith administration of its rights and duties under this Agreement.

(c) Expenses and Indemnification of the TRA Representative. To the fullest extent permitted by law, the Corporation shall pay, or to the extent the TRA Representative pays, indemnify and reimburse, the TRA Representative for all liability and loss and all reasonable and contemporaneously documented costs and expenses, including legal and accounting fees, in connection with the TRA Representative’s reasonable and good faith exercise of its rights and duties under this Agreement.

(d) Successor TRA Representative. If at any time the TRA Representative is unable or unwilling to serve in such capacity, the person then-serving as the TRA Representative shall be entitled to appoint its successor. If the TRA Representative fails to appoint a successor that will serve as of the effective date of the termination of the then-serving TRA Representative’s tenure, the Corporation shall be entitled to appoint the successor. In either case, such successor shall be subject to the approval of the TRA Holders who would be entitled to receive at least fifty percent (50%) of the total amount of the Early Termination Payments that would be payable to all TRA Holders if the Corporation had exercised its right of early termination under Section 3.01(a) on the date of the most recent Exchange as of the effective date of the resignation of the then-serving TRA Representative. If such successor does not receive the requisite approval, the Corporation and the TRA Holders shall attempt to resolve the matter in good faith. If no such resolution has occurred by the earlier of (i) 90 days following the termination of tenure and (ii) five (5) days before a TRA Representative will be required to take an action or make a decision under this Agreement, the Corporation shall be entitled to appoint the successor, who shall serve as the TRA Representative.

Article VI
MISCELLANEOUS

Section 6.01 Notices. All notices, requests, claims, demands and other communications with respect to this Agreement shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by e-mail if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service. All notices under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

Rubicon Technologies, Inc.

950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attention: William Meyer, General Counsel

E-mail: bill.meyer@rubicon.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Phone: +1.212.351.2340
Fax: +1.212.351.5220
Attention: Eric Sloan

E-mail: esloan@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, PC

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30303

Email: Scott.Augustine@chamberlainlaw.com

Attention: Scott A. Augustine

if to the Company, to:

Rubicon Technologies, LLC

950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attention: William Meyer, General Counsel

E-mail: bill.meyer@rubicon.com

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Phone: +1.212.351.2340
Fax: +1.212.351.5220
Attention: Eric Sloan

E-mail: esloan@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, PC

191 Peachtree Street, NE

46th Floor

Atlanta, Georgia 30303

Email: Scott.Augustine@chamberlainlaw.com

Attention: Scott A. Augustine

if to the TRA Representative, to:

the address provided to the Corporation at the time of the TRA Representative’s appointment in accordance with the definition of “TRA Representative.”

if to the TRA Holder(s), to:

the address set forth for such TRA Holder in the records of the Company.

Any party may change its address by giving the other party written notice of its new address, fax number, or e-mail address in the manner set forth in this Section 6.01.

Section 6.02 Bank Account Information. The Corporation may require each TRA Holder to provide its bank account information to facilitate wire transfers. The Corporation shall be entitled to rely on the bank account information provided by a TRA Holder absent actual knowledge that such bank account information is incorrect.

Section 6.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed in two or more counterparts by manual, electronic or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by electronic transmission or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.04 Entire Agreement. The provisions of this Agreement, the LLC Agreement, the Transaction Agreement, and the other writings referred to in this Agreement or delivered pursuant to this Agreement which form a part of this Agreement contain the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior oral and written agreements and memoranda and undertakings among the parties to this Agreement with regard to such subject matter. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party to this Agreement nor create or establish any third party beneficiary hereto.

Section 6.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the state of Delaware (and, to the extent applicable, federal law), without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 6.06 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. In addition, if any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, each Person party hereto shall take all necessary action to cause this Agreement to be amended so as to provide, to the maximum extent reasonably possible, that the purposes of the Agreement can be realized, and to modify this Agreement to the minimum extent reasonably possible.

Section 6.07 Assignment; Amendments; Waiver of Compliance; Successors and Assigns.

(a) Assignment. No TRA Holder may, directly or indirectly, assign or otherwise transfer its rights under this Agreement to any person without the express prior written consent of the Corporation, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that, the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Holder (i) if the TRA Holder is an original signatory to this Agreement and that TRA Holder seeks to transfer a portion of its rights, in the aggregate, to more than three transferees, and (ii) if the TRA Holder is not an original signatory to this Agreement and that TRA Holder seeks to transfer less than all of its rights. Notwithstanding the provisions of the preceding sentence, to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring TRA Holder may assign to the transferee all, but not less than all, of that TRA Holder’s rights under this Agreement with respect to such transferred Units. Any assignment or transfer effected pursuant to this Section 6.07 shall be void unless the assignee or transferee, as applicable, executes and delivers a joinder to this Agreement agreeing to become a “TRA Holder” for all purposes of this Agreement (except as otherwise provided in such joinder), with such joinder being, in form and substance, reasonably satisfactory to the Corporation. Notwithstanding the preceding provisions of this Section 6.07(a), no TRA Holder shall have any right to assign or otherwise transfer, directly or indirectly, any of its rights under this Agreement to any person unless the TRA Holder (together with its Affiliates) held at least 10 percent of the total Units outstanding immediately before the Blocker Mergers.

(b) Amendments.

(i) General Rule. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation, the Company, and the TRA Holders who would be entitled to receive (x) in the case of an amendment in connection with a Change of Control, at least seventy five percent (75%) or, and (y) in connection with any amendment not described in clause (x), at least two-thirds of, the Early Termination Payments payable to all TRA Holders (as determined by the Corporation) if the Corporation had exercised its right of early termination under Section 3.01(a) on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement since the date of such most recent Exchange).

(ii) Amendments with Disproportionate Adverse Effect. In addition to the requirements in Section 6.07(b)(i), if a proposed amendment would have a disproportionate adverse effect on the payments one or more TRA Holders will or may receive under this Agreement, such amendment shall not be effective without the written consent of at least two-thirds of the TRA Holders who would be disproportionately and adversely affected (with such two-thirds threshold being measured as set forth in Section 6.07(b)(i) and if there are fewer than three affected TRA Holders, the written consent of all such TRA Holders).

(c) Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d) Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation, division, conversion or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 6.08 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.09 Dispute Resolution.

(a) Disputes as to Interpretation and Calculations. Any Dispute as to the interpretation of, or calculations required by, this Agreement shall be resolved by the Corporation and the TRA Representative, acting reasonably and in good faith; provided, that such resolution shall reflect a reasonable interpretation of the provisions of this Agreement, consistent with the goal that the provisions of this Agreement result in the TRA Holders receiving eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit and the Additional Amount thereon; provided, further, that, notwithstanding the preceding provisions of this Section 6.09(a), any Dispute as to the interpretation of, or calculations required by, this Agreement that involve the Blocked TRA Holders shall, at the request of Blocked TRA Holders, be resolved in accordance with Section 6.09(b), Section 6.09(c), Section 6.09(d), Section 6.09(e), and Section 6.09(f) and not pursuant to this Section 6.09(a).

(b) Dispute Resolution; Arbitration. If any dispute is not resolved in accordance with Section 6.09(a), the parties shall negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”). To the extent any Dispute is not resolved through good faith negotiations between the Corporation, the TRA Representative, and the Blocked TRA Holders, as applicable, Disputes shall be finally resolved by arbitration before a panel of three independent tax lawyers at major law firms who are resident in New York, New York and are mutually acceptable to the parties (the “Arbitrators”). The Arbitrators, with the consent of the parties, may, or, at the direction of the parties, shall, delegate some or all of the issues under dispute (including Disputes under Section 1.03, Section 2.01(c), Article III, or Section 5.02) to a nationally recognized accounting firm selected by the Arbitrators and agreed to by the Corporation, the TRA Representative, and the Blocked TRA Holders, as applicable. Notwithstanding anything to the contrary in this Agreement, in any Dispute proceeding (i) the TRA Representative shall represent the interests of any TRA Holder(s) other than the Blocked TRA Holders in any Dispute and no TRA Holder other than the Blocked TRA Holders shall individually have the right to participate in any proceeding and (ii) the Blocked TRA Holders shall represent the interest of the Blocked TRA Holders.

(c) Selection of Arbitrators; Timing. There shall be three Arbitrators who shall be appointed by the parties within 20 days of receipt by a party of a copy of the demand for arbitration. The Corporation shall appoint one arbitrator and the TRA Representative and, if the arbitration involves the Blocked TRA Holders, the Blocked TRA Holders, shall appoint one arbitrator (with the appointment being subject, in each case, to the reasonable objection of the other party), and the parties shall jointly appoint the third arbitrator. If any of the Arbitrators is not appointed within 20 days, and the parties have not agreed to extend the 20-day time period, such arbitrator shall be appointed by JAMS in accordance with the listing, striking and ranking procedure in the JAMS Comprehensive Arbitration Rules and Procedures, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by JAMS shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and partnership tax matters and an experienced arbitrator. In rendering an award, the Arbitrators shall be required to follow the laws of the state of Delaware, notwithstanding any Delaware choice-of-law rules. The costs of arbitration shall be split equally between the parties participating in the arbitration.

(d) Arbitration Award; Damages; Attorney Fees. The arbitral award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The Arbitrators shall not be permitted to award punitive, non-economic, or any non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the Arbitrators. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including all attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. Each party shall bear its own attorney’s fees incurred in the underlying arbitration.

(e) Confidentiality. All Disputes shall be resolved in a confidential manner. The Arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(f) Discovery. Barring extraordinary circumstances (as determined in the sole discretion of the Arbitrators), discovery shall be limited to pre-hearing disclosure of documents that each side shall present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they shall produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the Arbitrators. The parties agree that information from the Corporate Tax Return (including by way of a redacted Corporate Tax Return) shall be sufficient, and that the Corporation shall not be compelled to produce any unredacted Tax Returns. There will be no depositions or live witness testimony.

Section 6.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts, if any, as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld and are (or, when due, will be) paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Holder shall promptly provide the Corporation or other applicable withholding agent with any necessary tax forms, in form and substance reasonably acceptable to the Corporation, as the Corporation may request from time to time in determining whether any such deductions and withholdings are required under any applicable law, including Internal Revenue Service Form W-9 or the appropriate Form W-8, as applicable. Before any withholding is made pursuant to this Section 6.10, the Corporation shall use commercially reasonable efforts to (a) notify the applicable TRA Holder and (b) cooperate in good faith with such TRA Holder to avoid such withholding, unless the TRA Holder has failed to comply with the provisions of the preceding sentence.

Section 6.11 Confidentiality.

(a) General Rule. Each TRA Holder and each of their assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or information of the Corporation or the Company, or the Affiliates or successors of the Corporation or the Company, and the other TRA Holders acquired pursuant to this Agreement, including marketing, investment, performance data, credit and financial information and other business affairs of the Corporation or the Company, or the Affiliates or successors of the Corporation or the Company, or the other TRA Holders.

(b) Exceptions. This Section 6.11 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a TRA Holder to prepare and file his or her Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary in this Section 6.11, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the Company, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure.

(c) Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 6.11, the Corporation shall have the right and remedy to have the provisions of this Section 6.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 6.12 LLC Agreement. For U.S. federal income Tax purposes, to the extent this Agreement imposes obligations upon the Company or a member of the Company, this Agreement shall be treated as part of the LLC Agreement as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 6.13 Joinder. The Company shall have the power and authority (but not the obligation) to permit any Person who becomes a member of the Company to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in the Company by such Person, and such Person shall be treated as a “TRA Holder” for all purposes of this Agreement.

Section 6.14 Survival. If this Agreement is terminated pursuant to Article III, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 6.05 (Governing Law), Section 6.09 (Dispute Resolution), Section 6.11 (Confidentiality), and this Section 6.14 (Survival).

Article VII
DEFINITIONS

As used in this Agreement, the terms set forth in this Article VII shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” is defined in Section 1.02.

“Additional Amount” for a given Taxable Year shall be the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year, reduced by the Tax Benefit Payment Reduction Amount for such Taxable Year (if any), calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Tax Return with respect to Taxes for the most recently ended Taxable Year until the date on which the payment is required to be made. In the case of a Tax Benefit Payment made in respect of an Amended Schedule, the “Additional Amount” shall equal the additional amount (calculated in the same manner as interest) payable on the Net Tax Benefit for such Taxable Year, reduced by the Tax Benefit Payment Reduction Amount for such Taxable Year (if any), calculated at the Agreed Rate from the date of such Amended Schedule becoming final in accordance with Section 1.03(b) until the date on which the payment is required to be made, reduced to account for any payment of Additional Amount made in respect of the original Tax Benefit Schedule. Except to the extent that it is treated as Imputed Interest, the Additional Amount shall be treated as additional consideration for Tax purposes.

“Adjusted Asset” means any asset with respect to which a Basis Adjustment is made.

“Advisory Firm” means any accounting firm or any law firm, in each case, that is nationally recognized as being expert in Tax matters and that is selected by the Board.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the LIBOR plus 300 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 1.03(c).

“Arbitrators” is defined in Section 6.09(b).

“Assumed SALT Liability” is defined in Section 1.02(d).

“Available Cash” means all cash and cash equivalents of the Corporation on hand, less (i) the amount of cash reserves reasonably established in good faith by the Corporation to provide for the proper conduct of business of the Corporation (including paying creditors) and (ii) any amount the Corporation cannot pay to a TRA Holder by reason of (A) a prohibition, restriction or covenant under any credit agreement, loan agreement, note, indenture or other agreement governing indebtedness of the Company or any of its Subsidiaries or the Corporation or (B) restrictions under applicable law.

“Basis Adjustment” means any adjustment under sections 732, 734, 743, or 1012 of the Code (as applicable) as a result of (a) an Exchange or (b) the Blocker Mergers (including any adjustment under section 743 of the Code that the Corporation directly or indirectly owns as a result of the Blocker Mergers). For purposes of calculating the amount of a Basis Adjustment, each Merger Date Asset shall be treated as having a basis for U.S. federal income tax purposes equal to zero as of immediately before the Merger.

“Beneficial Ownership” (including correlative terms) shall have the meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

“Blocked TRA Holders” means the holders of Units set forth on Schedule [●] or their successors and assigns.

“Blocker” means an entity classified as a corporation for U.S. federal income tax purposes and listed on Schedule [●].

“Blocker Mergers” is defined in the recitals to this Agreement.

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required to close.

“Change of Control” means the occurrence of any of the following events:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto, excluding any TRA Party or any group of TRA Parties, becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities; or

(b) the following individuals cease for any reason to constitute a majority of the directors of the Corporation then serving: (i) individuals who, on the Merger Date, constitute the Board, and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation) whose appointment by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Merger Date or whose appointment or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(c) there is consummated a merger or consolidation of the Corporation or any direct or indirect Subsidiary of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (i) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation; or

(d) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation, or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than the sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Corporation immediately before such sale.

“Class A Shares” is defined in the recitals of this Agreement.

“Class B Unit” has the meaning given to it in the LLC Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor or replacement statute.

“Company” is defined in the preamble to this Agreement.

“Company Phantom Unit Plan” means [●].

“Consolidated Group” is defined in Section 3.04(a).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Tax Return” means a Tax Return of the Corporation.

“Corporation” is defined in the preamble of this Agreement.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the excess, if any, of (a) the cumulative amount of Realized Tax Benefits, if any, for all Taxable Years of the Corporation, including such Taxable Year, over (b) the cumulative amount of Realized Tax Detriments, if any, for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“day” means a calendar day.

“Deemed Early Termination Event” is defined in Section 3.01(b)(i).

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state or local tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 6.09(b).

“Dispute Resolution Procedures” is defined in Section 1.03(b).

“Early Termination Date” is defined in Section 3.02(a)(i).

“Early Termination Notice” is defined in Section 3.02(a)(i).

“Early Termination Payment” is defined in Section 3.03(a).

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 400 basis points.

“Early Termination Schedule” is defined in Section 3.02(a)(i).

“Elective Exchange Notice” has the meaning given to it in the LLCA.

“Exchange” means an exchange pursuant to the LLC Agreement, and any other transfer of Units for cash or otherwise, and “Exchanged” shall have a correlative meaning.

“Exchange Basis Schedule” is defined in Section 1.03(a)(i)(B), including any Amended Exchange Basis Schedule.

“Exchange Consideration” has the meaning given to it in the LLCA.

“Exchange Date” is the date of any Exchange.

“Exchangeable Unit” has the meaning given to it in the LLCA.

“Finalized Merger Date Asset Schedule” is defined in Section 3.02(a)(i).

“Hypothetical Tax Liability” means Actual Tax Liability, except that all Tax Assets shall be disregarded (i.e. treated as if they do not exist) in calculating Hypothetical Tax Liability. For the avoidance of doubt, the Assumed SALT Liability used to determine the Hypothetical Tax Liability shall be calculated by disregarding all Tax Assets.

“Imputed Interest” means any interest imputed under sections 1272, 1274, or 483 or other provision of the Code with respect to the Corporation’s payment obligations under this Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market or such other commercially available source providing quotations of such rates as may be designated by Corporation from time to time), or the rate which is quoted by another source selected by the Corporation as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporation and the TRA Representative at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than zero percent (0%). If the Corporation has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporation and the TRA Representative shall (as determined by the Corporation and the TRA Representative to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporation, the Company, and the TRA Representative, as may be necessary or appropriate, in the reasonable judgment of the Corporation and the TRA Representative, to effect the provisions of this section. The Replacement Rate shall be applied in a manner consistent with market practice; provided, that in each case, to the extent such market practice is not administratively feasible for the Corporation, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporation and the TRA Representative.

“LLC Agreement” is defined in the recitals of this Agreement.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the “Market Value” means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which the Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” is defined in Section 3.02.

“Material Uncured Breach” means the occurrence of any of the following events:

(a) the Corporation fails to make any payment required by this Agreement within 180 days after the due date for that payment (except for a failure to make any payment due pursuant to this Agreement as a result of a lack of Available Cash);

(b) this Agreement is rejected in a case commenced under the Bankruptcy Code and the Corporation does not cure the rejection within 90 days after such rejection; or

(c) the Corporation breaches any of its material obligations under this Agreement other than an event described in clause (a) or (b) with respect to one or more TRA Holders and the Corporation does not cure such breach within 90 days after receipt of notice of such breach from such TRA Holder(s).

“Merger” is defined in the recitals of this Agreement.

“Merger Date” means the date of the Merger.

“Merger Date Asset” means the assets of the Company and any of its direct or indirect Subsidiaries that is not classified as a corporation for U.S. federal income tax purposes as of the Merger Date.

“Merger Date Asset Schedule” means the Schedule attached as Annex A, including the Finalized Merger Date Asset Schedule and any Amended Merger Date Asset Schedule.

“Merger Sub LLC” means Ravenclaw Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Founder SPAC.

“Net Tax Benefit” means, for each Taxable Year, the amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under Section 2.01, excluding payments attributable to any Additional Amount.

“NOLs” means the net operating losses, capital losses, or other loss carrybacks and carryforwards of the Blockers, if any, existing at the time of the Blocker Mergers, including any such losses that the Corporation succeeds to pursuant to Section 381 of the Code (and any corresponding provision of applicable state, local and/or non-U.S. Tax law).

“Objection Notice” is defined in Section 1.03(a).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity, or other entity.

“Realized Tax Benefit” is defined in Section 1.01

“Realized Tax Detriment” is defined in Section 1.01.

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise Controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Supporting Letter” means a letter prepared by (i) the Corporation, and certified by the Corporation’s chief financial officer, or (ii) an Advisory Firm, in either case that states that the relevant schedules to be provided to the TRA Representative and Blocked TRA Holders pursuant to Section 1.03(a)(iii) or 3.02(a) were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedules were delivered by the Corporation to the TRA Representative and the Blocked TRA Holders.

“Tax Assets” means, without duplication, (a) the Basis Adjustments, (b) Imputed Interest, (c) the basis for U.S. federal income tax purposes of any Merger Date Asset (except to the extent such basis is treated as equaling zero pursuant to the final sentence of the definition of the definition of Basis Adjustment), (d) NOLs, and (e) any other item of loss, deduction or credit, including carrybacks and carryforwards, attributable to any item described in clauses (a) to (d) of this definition.

“Tax Benefit Payment” means, for each Taxable Year, an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Additional Amount.

“Tax Benefit Payment Reduction Amount” has the meaning given to it in Section 2.05(a).

“Tax Benefit Schedule” is defined in Section 1.03(a)(ii), including any Amended Tax Benefit Schedule.

“Tax Return” means any return, declaration, report, or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return, declaration of estimated Tax, and any declaration, report, or similar statement prepared or filed in connection with any Determination (including any attached schedules).

“Taxable Year” means, for the Corporation or the Company, as the case may be, a taxable year as defined in section 441(b) of the Code or comparable section of state or local tax law, as applicable, ending on or after the closing date of the Merger.

“Taxes” means any and all non-U.S., U.S. federal, state, and local taxes, assessments, or similar charges that are based on or measured with respect to net income or profits (including any franchise taxes based on or measured with respect to net income or profits), and any interest, penalties, or additions related to such amounts imposed in respect thereof under applicable law.

“Taxing Authority” means any U.S. or non-U.S., federal, national, state, county, or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means any Person (other than the Corporation, its Subsidiaries, and the TRA Representative, solely in their capacity as TRA Representative) that is a party to this Agreement. For purposes of Section 1.03(a)(iv), the term “TRA Holder” shall not include any person (including that person’s Affiliates) that holds less than 10 percent of the total Class B Units immediately prior to the Blocker Mergers.

“TRA Party” means the Corporation, the Company, each of the TRA Holders, the TRA Representative, and any person who becomes a party to this Agreement from time to time.

“TRA Representative” means [●] or, if it is unable or unwilling to serve as the TRA Representative, the person designated pursuant to Section 5.07(d).

“Transaction Agreement” means the Agreement and Plan of Merger, dated December 15, 2021, by and among Founder SPAC, the Company, and the other parties thereto.

“Treasury Regulations” means the final, temporary, and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unblocked TRA Holder” means the Persons listed on Annex B that hold Units on the date of this Agreement (other than the Corporation or its Subsidiaries and the Blocker).

“Valuation Assumptions” means, as of the Early Termination Date, the assumptions that

(a) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have sufficient taxable income such that the Corporation would be obligated to make a Tax Benefit Payment in respect of all available Tax Assets in such Taxable Year;

(b) any NOLs and items of loss, deduction, or credit generated by a Basis Adjustment or Imputed Interest arising in a Taxable Year preceding the Taxable Year that includes the Early Termination Date will be used by the Corporation ratably from the Taxable Year that includes the Early Termination Date through the earlier of (i) the scheduled expiration of such Tax Item or (ii) 15 years (provided that in any year in which the Corporation is unable to use the full amount of an NOL because of sections 382, 383, or 384 of the Code (or any successor provision or other similar limitation) that it otherwise would be deemed to use under this clause (b), the amount deemed to be used for purposes of this clause (b) shall equal the amount permitted to be used in such year under sections 382, 383, or 384 of the Code, or any successor provision or similar limitation);

(c) if, at the Early Termination Date, there are Exchangeable Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Exchange Consideration that would be received if the Exchange occurred on the Early Termination Date;

(d) any non-amortizable assets are deemed to be disposed of in a fully taxable transaction for U.S. federal income Tax purposes on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date; and

(e) the federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, taking into account any scheduled or imminent tax rate increases. For the avoidance of doubt, an “imminent” tax rate increase is one for which both the amount and the effective time can be determined with reasonable accuracy.

[Signature page follows]

In witness whereof, the undersigned have executed this Agreement as of the date first set forth above.

THE CORPORATION

Rubicon Technologies, Inc.

By:
Name:
Title:

THE COMPANY

Rubicon Technologies, LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

TRA HOLDERS

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

TRA REPRESENTATIVE

[●]

[Signature Page to Tax Receivable Agreement]

Annex A

Merger Date Asset Schedules

[To be completed]

Annex B

Unblocked TRA Holders List

[To be completed]

EXHIBIT I

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of [●], by and among:

(i) Founder SPAC, a Cayman Islands exempted company (together with its successors, including after the Domestication) (“SPAC”);

(ii) Founder SPAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”);

(iii) Rubicon Technologies, LLC, a Delaware limited liability company (“Rubicon” prior to the Merger (defined below) or “Legacy Rubicon” following the Merger (defined below)); and

(iv) the equityholders designated as Legacy Rubicon Equityholders on Schedule A hereto (collectively, the “Legacy Rubicon Equityholders” and, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, the “Holders” and each individually a “Holder”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS

WHEREAS, SPAC and the Sponsor are party to that certain Registration Rights Agreement, dated as of October 14, 2021 (the “Prior Agreement”);

WHEREAS, SPAC, Rubicon, Ravenclaw Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of SPAC (“Merger Sub LLC”), certain blocker merger subsidiaries listed on the signature pages thereto (collectively, the “Blocker Merger Subs,” and Blocker Merger Subs, Merger Sub LLC, and the SPAC, collectively, the “SPAC Entities”), certain blocker companies listed on the signature pages thereto (collectively, the “Blocker Companies”) are party to that certain Agreement and Plan of Merger, dated as of December 15, 2021 (as amended, supplemented, restated, or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Rubicon (the “Merger”), with Rubicon surviving the Merger as a subsidiary of SPAC;

WHEREAS, following the consummation of the Merger, SPAC will be renamed “Rubicon Technologies Inc.” (SPAC, following the consummation of the Merger, the “Company”) and, concurrently, Rubicon will be renamed;

WHEREAS, in connection with the consummation of the Merger, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with legal counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making public.

“Agreement” is defined in the preamble to this Agreement.

“Blackout Period” is defined in Section 3.4.2.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” means the board of directors of the Company.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share.

“Class A Units” means the Class A Units of limited liability company interest in Rubicon (other than any such interests owned, directly or indirectly, by the Company or any of its subsidiaries).

“Class B Common Stock” means the Class B common stock of the Company, par value $0.0001 per share.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

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“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” is defined in the recitals to this Agreement.

“Demanding Holder” is defined in Section 2.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” means the Financial Industry Regulatory Authority Inc.

“Form S-1 Shelf” is defined in Section 2.1.1.

“Form S-3 Shelf” is defined in Section 2.1.1.

”Governmental Authority” means any United States or foreign or international (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private), which for the purposes of this Agreement shall include FINRA and the Commission.

“Governmental Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, verdict or decree entered, issued or rendered by any Governmental Authority.

“Holder” is defined in the preamble to this Agreement.

“Holder Indemnified Party” is defined in Section 4.1.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Legacy Rubicon” is defined in the recitals to this Agreement.

“Legacy Rubicon Equityholders” is defined in the preamble to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.5.

“Merger” is defined in the recitals to this Agreement.

“Merger Shares” is defined in the recitals to this Agreement.

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“Merger Sub” is defined in the recitals to this Agreement.

“Minimum Takedown Threshold” is defined in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“New Registration Statement” is defined in Section 2.1.7.

“Other Coordinated Offering” is defined in Section 2.4.1.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Piggyback Registration” is defined in Section 2.2.1.

“Prior Agreement” is defined in the recitals to this Agreement.

“Private Placement Warrants” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean the effect of preparing and filing a registration statement, prospectus or similar document (including any related Shelf Takedown) in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means (a) any outstanding shares of Class A Common Stock held by a Holder immediately following the Closing (including shares of Common Stock issuable pursuant to the Business Combination Agreement and upon the exchange of Class A Units), (b) all shares of Class A Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security held directly or indirectly by a Holder immediately following the Closing, including, without limitation, all shares of Class A Common Stock issuable upon exchange of any Class A Units, (c) any warrants or any shares of Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Common Stock held by a Holder immediately following the Closing, (d) any shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant or upon the exchange of Class A Units) of the Company otherwise acquired or owned by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates or book-entry positions for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration Expenses” shall mean the expenses of a Registration, including, without limitation, the following:

(i) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Common Stock is then listed;

(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, placement agent or sales agent in connection with blue sky qualifications of Registrable Securities);

(iii) printing, messenger, telephone and delivery expenses;

(iv) reasonable fees and disbursements of counsel for the Company;

(v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(vi) reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering (not to exceed $50,000 without the consent of the Company).

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity (other than Rubicon)).

“Requesting Holder” is defined in Section 2.1.5.

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“SEC Guidance” is defined in Section 2.1.7.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” means the Form S-1 Shelf, a Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Shelf, including a Piggyback Registration.

“SPAC” is defined in the preamble to this Agreement.

“Sponsor” is defined in the preamble to this Agreement.

“Sponsor Shares” is defined in the recitals to this Agreement.

“Subscription Agreements” means those certain subscription agreements the Company entered into with certain investors pursuant to which such investors purchased shares of Common Stock in connection with the consummation of the transactions contemplated in the Business Combination Agreement.

“Subsequent Shelf Registration” is defined in Section 2.1.2.

“Suspension Period” is defined in Section 3.4.1.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a underwriting for distribution to the public.

“Underwritten Shelf Takedown” is defined in Section 2.1.4.

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“Warrants” means the warrants of the Company, including the Private Placement Warrants, with each whole warrant entitling the holder to purchase one share of Common Stock.

“Withdrawal Notice” is defined in Section 2.1.6.

2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. Subject to Section 3.3, the Company shall file within 30 days after the Closing Date, and shall use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Following the filing of a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Registration Statement on Form S-3 (the “Form S-3 Shelf”) as soon as reasonably practicable after the Company is eligible to use Form S-3. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

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2.1.3 Additional Registrable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder that holds at least five (5.0%) percent of the Registrable Securities then outstanding, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any one or more Holders (in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided in each case that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder(s) with a total offering price reasonably expected to exceed, in the aggregate, $35 million (the “Minimum Takedown Threshold”). Other than a Registration effected pursuant to Section 2.4, all requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Promptly (but in any event within ten (10) days) after receipt of a request for Underwritten Shelf Takedown, the Company shall give written notice of the Underwritten Shelf Takedown to all other Holders. Subject to Section 2.4.3, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Legacy Rubicon Equityholders, on the one hand, and the Sponsor, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Shelf Takedown pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5 Reduction of Underwritten Shelf Takedown. Other than with respect to a Registration effected pursuant to Section 2.4, if the managing Underwriter or Underwriters in an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Shelf Takedown pursuant to separate written contractual piggy-back registration rights held by any other stockholders, in such Underwriter’s reasonable judgment, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Shelf Takedown without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Shelf Takedown, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.

2.1.6 Withdrawal. Other than with respect to a Registration effected pursuant to this Section 2.4, prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the remaining Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Legacy Rubicon Equityholder or the Sponsor elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Legacy Rubicon Equityholders or the Sponsor, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

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2.1.7 New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly and no later than 15 days after receiving such notice from the Commission, (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale of the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.1.8 Effective Registration. Notwithstanding the provisions of Section 2.1.3 or Section 2.1.4 above or any other part of this Agreement, a Registration shall not count as a Registration unless and until (i) the Registration Statement has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company to the extent the Registration was initiated by the Company for its own account and not any Holder pursuant to Section 2.1.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering such Registrable Securities pursuant to Section 2.1.5.

2.2.3 Piggyback Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-Off. In connection with any Underwritten Offering of equity securities of the Company, each Holder that elects to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) a Block Trade or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case with a total offering price reasonably expected to exceed, in the aggregate, either (x) $35 million or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

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2.4.3 Any Registration effected pursuant to this Section 2.4 shall be deemed an Underwritten Shelf Takedown and within the cap on Underwritten Shelf Takedowns provided in the last sentence of Section 2.1.4. Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The majority in interest of the Demanding Holder initiating such Block Trade shall have the right to select the Underwriters and any sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

3. REGISTRATION PROCEDURES

3.1 Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection therewith:

3.1.1 Filing Registration Statement. The Company shall prepare and file with the Commission as soon as practicable a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective for the period required by Section 3.1.3.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Holders of Registrable Securities included in such Registration or legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

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3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain a Misstatement, and promptly make available to the Holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that no less than five (5) days before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall consider such comments in good faith before filing any Registration Statement or Prospectus or amendment or supplement thereto, including documents incorporated by reference.

3.1.5 State Securities Laws Compliance. The Company shall (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement or other sales or distribution agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any such agreement which are made to or for the benefit of any Underwriters or other placement agent or sales agent, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement.

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3.1.7 Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter or placement agent or sales agent participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter or placement agent or sales agent, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply any information reasonably requested by any of them in connection with such Registration Statement; provided, however, that such Underwriter, placement agent, sales agent or other representatives enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

3.1.8 Opinions and Comfort Letters. The Company shall use commercially reasonable efforts to obtain (i) a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or placement agent or sales agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders, and (ii) an opinion and negative assurance letter, to be delivered on the date the Registrable Securities are delivered for sale pursuant to such Registration Statement, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sale agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder.

3.1.9 Earnings Statement. The Company shall use commercially reasonable efforts to make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.10 Listing. The Company shall cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.11 Road Show. The Company shall make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

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3.1.12 Legend Removal. Upon request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Common Stock restricting further transfer (or any similar restriction in book entry positions of such Holder) if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold on a Registration Statement and are no longer held by an affiliate of the Company, (ii) request the Company’s transfer agent to issue in lieu thereof shares of Common Stock without such restrictions to the Holder upon, as applicable, surrender of any stock certificates evidencing such shares of Common Stock, or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s shares of Common Stock transferred into a book-entry position at The Depository Trust Company, in each case, subject to delivery of by the Holder of customary documentation requested by the Company or the Company’s transfer agent, including any documentation required to be provided by the Company by such restrictive legend or book-entry notation or as may be requested by the Company’s transfer agent.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Information. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Article 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide such information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time the Company becomes aware of the Misstatement), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a period of not more than sixty (60) consecutive days after such notice is given to the Holders (any such period, a “Blackout Period”). In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than one-hundred twenty (120) days in the aggregate during any 365-day period.

3.4.3 (a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date three hundred and sixty five (365) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or Section 2.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 145 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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4. INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification by the Company. To the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof , the Company agrees to indemnify and hold harmless each Holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against all losses, judgments, claims, damages, liabilities and out-of-pocket expenses, whether joint or several, arising out of or based upon any Misstatement or alleged Misstatement contained in any Registration Statement or Prospectus; provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and the Company will not be liable in any such case to the extent that any such losses, judgments, claims, damages, liabilities or out-of-pocket expenses arises out of or is based upon any Misstatement or alleged Misstatement made in such Registration Statement or Prospectus in reliance upon and in conformity with information furnished to the Company, in writing, by a Holder Indemnified Party expressly for use therein.

4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which the Holder of Registrable Securities is participating, to the extent permitted by law and subject to the limitations set forth in Section 4.4.3 hereof, each selling Holder of Registrable Securities will, in the event that any Registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its directors and officers, legal counsel and accountants for the Company and each Underwriter or placement agent or sales agent (if any), and each other selling Holder and each other person, if any, who controls the Company, another selling holder or such Underwriter or placement agent or sales agent within the meaning of the Securities Act, against any losses, claims, judgments, damages, liabilities and out-of-pocket expenses, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Misstatement or alleged Misstatement contained in any Registration Statement, if the Misstatement or alleged Misstatement was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and several and shall be limited to the amount of any net proceeds actually received by such selling holder, except in the case of fraud or willful misconduct by such Holder.

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4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or Section 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party provided, that, if (i) the Indemnified Party shall have reasonably concluded that there may be one or more legal or equitable defenses available to it which are additional to or conflict with those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against the Indemnified Party or involves actual or alleged criminal activity, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party without such Indemnified Party’s prior written consent and the Indemnifying Party shall reimburse the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party for that portion of the fees and expenses of any counsel retained by the Indemnified Party which is reasonably related to the matters covered by the indemnity provided hereunder. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, in the reasonable judgment of the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

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4.4 Contribution

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement or alleged Misstatement.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

5. MISCELLANEOUS

5.1 Other Registration Rights. Except as provided in the Subscription Agreements, the Company represents and warrants that no person, other than the holders of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

5.2 Acknowledgment. The Holders hereby agree and acknowledge that their respective Registrable Securities (other than their respective Registrable Securities acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Registrable Securities occurs on or after the closing of the Merger) are subject to the lock-up provisions set forth in (a) with respect to the Sponsor, Section 3 of that certain letter agreement, dated as of December 15, 2021, by and among SPAC, the Sponsor, Legacy Rubicon and the other parties thereto, and (b) with respect to the Rubicon Equityholders, the lock-up agreement, dated as of December 15, 2021, between the Rubicon Equityholders and the Company.

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5.3 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Holders or holder of Registrable Securities or of any assignee of the Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3.

5.4 Modifications, Amendments and Waivers. Prior to the Closing, upon the written consent of Rubicon and the Company, and from and after the Closing, upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification would be adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.5 Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company or Legacy Rubicon granted under any other agreement, including, but not limited to, the Prior Agreement and that certain Amended and Restated Investors’ Rights Agreement, dated as of May 7, 2020, by and among Legacy Rubicon Equityholders and the other parties thereto, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

5.6 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

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5.7 Notices. All notices, requests, claims, demands and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to SPAC (prior to the Closing Date), to:

Founder SPAC

11752 Lake Potomac Drive

Potomac, MD 20854

Attn:   Osman Ahmed

Email: osman@thefounderspac.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn:   Michael Blankenship

           James R. Brown

Email: mblankenship@winston.com

            jrbrown@winston.com

If to the Company (on or after the Closing Date), to:

Rubicon Technologies Inc.

950 E. Paces Ferry Road

Suite 1900

Atlanta, GA 30326

Attn:   William Meyer, General Counsel

Email: bill.meyer@rubicon.com

with copies (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attn:   Saee Muzumdar

            Evan D’Amico

Email: SMuzumdar@gibsondunn.com

            EDAmico@gibsondunn.com

Chamberlain, Hrdlicka, White, Williams & Aughtry, P.C.

191 Peachtree, NE

46th Floor Atlanta, GA 30075

Attention: Scott A. Augustine

                  Erica L. Opitz

Email: scott.augustine@chamberlainlaw.com

            erica.opitz@chamberlainlaw.com

or to such other address as SPAC or the Company, as applicable, may have previously furnished to the others in writing in the manner set forth above. If to any Holder, to such address indicated on (i) prior to the Closing Date, Legacy Rubicon’s or SPAC’s records, as applicable, with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing and (ii) on or after the Closing Date, the Company’s records with respect to such Holder or to such other address or addresses as such Holder may from time to time designate in writing.

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5.8 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

5.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

5.10 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

5.11 Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court sitting in Wilmington, Delaware), for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.11 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address in accordance with Section 5.7 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

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5.12 Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) such parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages and without posting a bond, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.12 shall not be required to provide any bond or other security in connection with any such injunction.

5.13 Entire Agreement. This Agreement and any other documents, instruments and certificates explicitly referred to herein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto or any of their respective subsidiaries with respect to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, with respect to the subject matter contemplated by this Agreement exist between the parties hereto, except as expressly set forth or referenced in this Agreement.

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5.14 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.15 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

5.16 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

5.17 Several Liability. The liability of any Holder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Holder be liable for any other Holder’s breach of such other Holder’s obligations under this Agreement.

5.18 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided, however, that the provisions herein shall not be effective until the consummation of the Merger. In the event the Business Combination Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

FOUNDER SPAC

By:
	Name:	Osman Ahmed
	Title:	Chief Executive Officer

FOUNDER SPAC SPONSOR LLC

By:
	Name:	Matt Higgins
	Title:	President

RUBICON TECHNOLOGIES, LLC

By:
	Name:	Nate Morris
	Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

HOLDERS:

[●]

[Signature Page to Registration Rights Agreement]

SCHEDULE A

Legacy Rubicon Equityholders

•	[●]